Private & Confidential

DATED 2010

CAMZENA HOLDINGS LIMITED	(1)

NULIFE (CYPRUS) LIMITED	(2)

ASHOK SRINIVASAN NARASIMHAN	(3)

PRADIP KHODIDAS DHAMECHA	(4)

CAMBREX CORPORATION	(5)

ZENARA PHARMA LIMITED	(6)

and

ZENARA PHARMA PRIVATE LIMITED	(7)

AGREEMENT

for the sale and purchase of the entire
issued share capital in each of
ZENARA PHARMA LIMITED
AND
ZENARA PHARMA PRIVATE LIMITED

Birmingham London Brussels
Tel +44 (0)870 903 1000   Fax +44 (0)870 904 1099   mail@wragge.com   www.wragge.com

CONTENTS
Clause	Heading	Page

1	Definitions and Interpretation	1
2	Sale of the 2010 Sale Shares	19
3	Sale of the 2015 Sale Shares	19
4	Consideration	21
5	Intentionally blank	29
6	Closing	29
7	Post-Closing Matters and Further Assurances	29
8	Warranties	33
9	Tax	39
10	2010 Covenantors’ Restrictive Covenants	40
11	2015 Covenantors’ Restrictive Covenants	44
12	Announcements and Confidentiality	47
13	Preservation of Rights	47
14	Notices	49
15	Time	50
16	Entire Agreement	51
17	Alterations	51
18	Severability	51
19	Counterparts	52
20	Payment of Costs	52
21	Successors, Assigns and Third Party Rights	52
22	Address for Service	53
23	Applicable Law and Dispute Resolution	54
24	Delivery of Agreement	55
25	Interest on Late Payment	55
26	Obligations in the Schedules	55
27	Guarantee	55
28	Third Party Intellectual Property Right claims	56
Schedule 1	The Seller	58
Schedule 2	Intentionally Blank	59
Schedule 3	The Companies	60
Schedule 4	The Warranties	62
Schedule 5	Seller’s Protections	106
Schedule 6	Closing Provisions	114
Schedule 7	The Properties	119
Schedule 8	Arrangements relating to the Holdback Sum	121
Schedule 9	Tax Covenant	123
Schedule 10	Sale of the 2015 Sale Shares	137
Schedule 11	Closing Accounts	174

Agreed Form documents

2015 Disclosure Letter

Deed of Novation

Disclosure Letter

Forecasts

Management Accounts

Shareholders’ Agreement

Warranted Documents index

THIS AGREEMENT is made on	2010 BETWEEN:

(1)
CAMZENA HOLDINGS LIMITED (incorporated in Mauritius with company number 097993 C1/GBL) having its registered office c/o Appleby Management (Mauritius) Limited, 8th Floor, Medine Mews, La Chaussee Street, Port Louis, Mauritius (the “Buyer”);

(2)	THE PARTY in part 1 of Schedule 1 (the “Seller”);

(3)	ASHOK NARASIMHAN xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx (“Mr Narasimhan”);

(4)	PRADIP KHODIDAS DHAMECHA xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx (“Mr Dhamecha”);

(5)
CAMBREX CORPORATION (registered in the State of Delaware with file number 2018808) having its principal office at One Meadowlands Plaza, East Rutherford, New Jersey 07073, United States of America (“Cambrex”);

(6)	ZENARA PHARMA LIMITED (registered in England and Wales with number 04982886) having its registered office at Russell Bedford House City Forum, 250 City Road, London EC1V 2QQ (“Zenara UK”); and

(7)
ZENARA PHARMA PRIVATE LIMITED (registered in Hyderabad, India with company number U24239AP2004PTC042894) having its registered office at Plot No 87-95, Phase III, IDA Cherlapally, Hyderabad 50005 (“Zenara India”).

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement unless the context otherwise requires:

“2010 Covenantors” means the Warrantors and Mr Dhamecha and accordingly each shall be a “2010 Covenantor”;

“2010 Sale Shares” means the 2010 Zenara UK Shares and the 2010 Zenara India Shares;

“2010 Zenara India Shares” means  16,518,963 shares of Rs10 each comprising 50.99997% of the issued share capital of Zenara India;

“2010 Zenara UK Shares” means 82,621 ordinary shares of €1 each comprising 51% of the issued share capital of Zenara UK;

“2015 Closing” means completion of the sale and purchase of the 2015 Sale Shares by the performance by the parties of their respective obligations under clause 3 and Schedule 10;

“2015 Closing Date” means the date of the 2015 Closing in accordance with the provisions of Schedule 10;

“2015 Closing Restricted Products” means all products which are Restricted Products at the 2015 Closing Date;

“2015 Closing Restricted Services” means all services which are Restricted Services at the 2015 Closing Date;

“2015 Covenantors” means the Warrantors and Mr Dhamecha;

“2015 Disclosure Letter” means the letter containing general disclosures in the Agreed Form from the Seller to Cambrex, to which shall be added any facts, matters or circumstances, which render the Warranties untrue, inaccurate or misleading as at 31 December 2015, which shall be delivered to Cambrex no later than 20 December 2015;

“2015 Sale Shares” means the 2015 Zenara UK Shares and the 2015 Zenara India Shares;

“2015 Sale Shares Purchase Price” means an amount calculated and paid in accordance with clause 4 and Schedule 10;

 “2015 Tax Holdback Date” means the date falling 30 days after the 2015 Closing Date;

“2015 Tax Holdback Sum” means the lower of (i) a sum equal to the maximum possible Tax liability (including penalties and interest) that could be levied by the relevant Indian tax authority in respect of the sale of the 2015 Sale Shares in accordance with this Agreement, and, (ii) if the 2015 Tax Opinion is provided in accordance with Schedule 10 the sum, (if any) that is stated in the 2015 Tax Opinion as being the sum payable by the Buyer by way of withholding tax to the relevant Indian tax authority;

“2015 Tax Opinion” means a signed opinion from Pravin P Shah & Company (or another firm of chartered accountants qualified to practice in India or other suitably qualified professional nominated by the Seller and acceptable to the Buyer (whose acceptance shall not be unreasonably withheld or delayed)) in a form reasonably satisfactory to the Buyer stating the quantum (if any) of the 2015 Tax Holdback Sum such quantum to be approved by the Buyer (whose approval shall not be unreasonably withheld or delayed). Such opinion shall have appended to it a certificate (which shall be valid as at the 2015 Closing Date) issued by the relevant Cypriot tax authorities confirming that the Seller has been resident in Cyprus for tax purposes at all times since its formation;

 “2015 Zenara India Shares” means such shares in Zenara India as are held by the Seller at 2015 Closing;

“2015 Zenara UK Shares” means such shares in Zenara UK as are held by the Seller at 2015 Closing;

“Accounting Standards” means:

(a)	any relevant Indian accounting standards;

(b)	Statements of Standard Accounting Practice adopted by the Accounting Standards Board;

(c)	Financial Reporting Standards issued by the Accounting Standards Board; and

(d)	Abstracts issued by the Urgent Issues Task Force of the Accounting Standards Board; or, if applicable

(e)	International Financial Reporting Standards issued by and International Accounting Standards adopted or issued by the International Accounting Standards Board;

“Accounts” means Zenara India’s audited annual accounts  and Zenara UK’s certified but unaudited accounts(as defined in section 471 CA 2006), in each case for the accounting reference period ended on the Accounts Date, including (where applicable) the notes to those accounts and any associated directors’ and auditors’ reports and any profit and loss account omitted in reliance on section 408(3) CA 2006;

“Accounts Date” means 31 March 2010;

“Accounts Relief” means any Relief where the availability of the Relief has been shown or treated as an asset in the Closing Accounts;

“Affiliate” means in relation to a body corporate, any subsidiary, subsidiary undertaking or holding company of such body corporate, and any subsidiary or subsidiary undertaking of any such holding company for the time being;

“Agreed Documents” means this Agreement and all documents in the Agreed Form;

“Agreed Form” means in a form which has been agreed by the parties and which has been duly executed or initialled for identification by them or on their behalf;

“Appropriate Sum” shall have the meaning ascribed to it in clause 8.21;

“Auditors” means the auditors from time to time of each Group Company;

“Business Day” means any day other than a Saturday, Sunday or public holiday in England and Wales;

“Business Information” means confidential information relating to or used in the activities of any Group Company;

“Buyer appointor” shall have the meaning ascribed to it at clause 22.3;

“Buyer’s Nominated Account” means the Wragge & Co LLP client account, xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx;

“Buyer’s Solicitors” means Wragge & Co LLP of 55 Colmore Row, Birmingham B3 2AS, England;

“CA 2006” means the Companies Act 2006;

“Cambrex's Borrowing Rate” means the rate which is equivalent to the average rate at which Cambrex has borrowed (or would have been able to borrow) from commercial lenders during that time in relation to the relevant amounts and for the relevant period;

“Cambrex’s Group” means Cambrex, any Subsidiary of Cambrex, any Holding Company of Cambrex and any Subsidiary of any such Holding Company (but excluding the Companies);

“Cambrex Indemnitees” shall have the meaning ascribed to it at clause 28.1;

“Claim” shall have the meaning ascribed to it at Schedule 5;

“Closing” means completion of the sale and purchase of the 2010 Sale Shares by the performance by the parties of their respective obligations under clause 6 and Schedule 6;

“Closing Accounts” means the consolidated profit and loss account of the Group Companies for the period commencing on the day after the Accounts Date and ending on the Closing Date and the consolidated balance sheet of the Group Companies as at the Closing Date and the statement of the Target Working Capital and the Net Working Capital Amount to be prepared in accordance with clause 4 and Schedule 11;

“Closing Date” means the date of this Agreement;

“Closing Restricted Products” means all products which are Restricted Products at the Closing Date;

“Closing Restricted Services” means all services which are Restricted Services at the Closing Date;

“Companies” means Zenara UK and Zenara India;

“Connected Persons” means, in respect of any person:

(a)	any person connected with that person (and “connected with” has the meaning set out in sections 1122 and 1123 CTA); and/or

(b)	any company under the Control of that person; and/or

any associated company of that person (and “associated company” has the meaning set out in section 449 CTA;

“Contracts Act” means the Contracts (Rights of Third Parties) Act 1999;

“Control” means as defined in section 1124 CTA;

“CTA” means Corporation Tax Act 2010;

“Current Assets” means the current assets of the relevant Company as calculated consistently with the spreadsheet entitled "Management Estimate as at 30 Sept 2010" (in the Agreed Form) for the Companies;

“Current Liabilities” means the current liabilities of the relevant Company as calculated consistently with the spreadsheet entitled "Management Estimate as at 30 Sept 2010" (in the Agreed Form) for the Companies;

“Cyprus Opinion” means an opinion from an independent chartered accountant that no Indian capital gains tax will be due on the sale of the 2010 Shares;

“Data Protection Laws” means the Data Protection Act 1998 and/or the Privacy and Electronic Communications (EC Directive) Regulations 2003 and all associated Official Requirements;

“Data Subject” has the meaning given in the Data Protection Laws;

“Deed of Novation” means a deed in the Agreed Form under which a third party agrees to assume and perform the Buyer’s rights and obligations under this Agreement;

“Developed Software” means any software developed by or on behalf of any Group Company;

“Disclosure Letter” means the Agreed Form letter of the same date as this Agreement from the Warrantors to the Buyer disclosing certain matters in relation to the Warranties which has been delivered to the Buyer prior to the execution of this Agreement;

“Enactment” means any statute or statutory provision (whether of the United Kingdom, India or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision, orders, decrees, injunctions, as may be prescribed by any Relevant Authority;

“Encumbrance” means any option, trust, power of sale, title retention, pre-emption right, right of first refusal, Security Interest or other right, claim or interest, whether legal or equitable, of any third party (or  a legally binding agreement or commitment to create any of them);

“Environment” means the environment as defined in:

(a)
section 1(2) Environmental Protection Act 1990 or any part of it and includes ambient air, land surface or subsurface strata, any surface water (whether inland or maritime) and any ground water; and/or

(b)
section 2(a) of the (Indian) Environment Protection Act 1986 and any rules prescribed thereunder and includes water, air and land and the inter-relationship which exists among and between water, air and land, and human beings, other living creatures, plants, micro-organism and property;

“Environmental Claim” means any claim, notice of violation, prosecution, demand, action, official warning, abatement or other order or notice (conditional or otherwise) relating to any Environmental Matters or Environmental Liabilities or requiring compliance with the terms of any Environmental Licence or Environmental Law;

“Environmental Damage” means any pollution, contamination, degradation, damage or injury caused by, related to or arising from or in connection with the presence, generation, use, handling, processing, treatment, storage, transportation, release, spillage, emission, leaking, pumping, injection, deposit, disposal, discharge, leaching, migration or any other form of movement into or through the Environment or into or out of any property, of any Relevant Substance;

“Environmental Laws” means any Official Requirements relating to the protection of the Environment or the control or prevention or remedying of Environmental Damage;

“Environmental Liabilities” means any liabilities, responsibilities, claims, losses, costs (including remedial, removal, response, abatement, clean-up, investigative and monitoring costs), damages, expenses, charges, assessments, liens, penalties and fines which are incurred by, asserted against or imposed on a person as a result of or in connection with:

(a)	any violation of or non-compliance with Environmental Laws (including the failure to procure or violation of any Environmental Licence required by Environmental Laws); or

(b)	any Environmental Damage;

“Environmental Licence” means any permit, licence, authorisation, consent or other approval obtained or which ought to have been obtained under any Environmental Law at any time by any Group Company or in relation to the business carried on by any Group Company;

“Environmental Matters” includes:

(a)	any generation, emission, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any Relevant Substance;

(b)	nuisance, noise, defective premises, health and safety at work or elsewhere;

(c)	the carrying out of a development (as defined in section 55(1) Town and Country Planning Act 1990);

(d)	the pollution, conservation or protection of the Environment whether relating to man or any living organism supported by the Environment or any other matter affecting the Environment; and

(e)	the recycling of packaging or other materials or waste (as defined in the Environmental Protection Act 1990);

“Event” means any event act transaction action or omission (whether or not a Group Company is a party thereto) and includes (without limitation) the sale of the Sale Shares pursuant to this Agreement, any change in the residence of any person for the purposes of Tax, the death of any person, the receipt or accrual of any Income Profits or Gains, any distribution, any transfer payment loan or advance, and any event which is deemed to have occurred or is treated or regarded as having occurred for the purposes of Tax Legislation;

“Fairly Disclosed” means disclosed in such manner and in such detail as to enable a reasonable buyer to make an informed assessment of the matter concerned;

“Forecasts” means the spreadsheet titled “projected cash flow Zenara Oct 2010 – Mar 2011 (consolidated)” in the Agreed Form;

“Group” means the Companies;

“Group Company” means each and any body corporate in the Group;

“Guarantee” means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken directly or by way of counter-indemnity by a person to secure or support the obligations (actual or contingent) of any third party;

“Holdback Sum” means the sum of US$500,000 (five hundred thousand US Dollars US Dollars);

“Holding Company” means a holding company as defined by section 1159 CA 2006;

“Income Profits or Gains” means income profits or gains (including capital gains) of any description or from any source and income profits or gains which are deemed to be earned accrued or received for the purposes of any Tax;

“Indemnified Parties” shall have the meaning ascribed to it at clause 9.2;

“Indemnitees” shall have the meaning ascribed to it at clause 28.1;

“Independent Accountants” shall have the meaning ascribed to it for the purposes of clause 4, in clause 4.12, and for the purposes of Schedule 10, in paragraph 2 of Part 1 of Schedule 10;

“India GAAP” means accounting principles and practices generally accepted in India which are in force from time to time, including all applicable Accounting Standards issued by the Institute of Chartered Accountants in India;

“Indian Tax Indemnity” means the indemnity set out in clause 9.2;

“Intellectual Property” means all the Intellectual Property Rights owned and/or used by any Group Company prior to the date of this Agreement;

“Intellectual Property Rights” means design rights, trade marks and service marks (in each case whether registered or not), patents, registered designs, copyright, moral rights, rights in databases, utility models and all similar property rights, whether registrable or not, including those subsisting (in any part of the world) in inventions, designs, drawings, performances, computer programs, Business Information, business or brand names, domain names, metatags, goodwill or the style of presentation of goods or services including applications for protection of any such rights;

“IP Claim” shall have the meaning ascribed to it at clause 28.1;

“IT Systems” means any computer hardware, software, operating systems, firmware, networking equipment or other equipment which is reliant on microchip technology used by any Group Company for any purpose;

“Liability Claim” shall have the meaning ascribed to it in clause 4.18;

“Liability Claim Appropriate Sum” shall have the meaning ascribed to it at clause 4.21;

“Loss” and “loss” means in relation to an Accounts Relief, the reduction modification claw-back counter-action disallowance or cancellation of or failure to obtain such Accounts Relief and “lost” shall be construed accordingly;

“Management Accounts” means the unaudited balance sheet of each Group Company as at 31 August 2010 and the unaudited profit and loss account of each Group Company for the period from 1 April 2010 to 31 August 2010 (both dates inclusive), in each case in the Agreed Form;

“Net Working Capital Amount” means Current Assets less Current Liabilities calculated as at the Closing Date in accordance with Schedule 11 and as shown in the Closing Accounts for each of Zenara India and Zenara UK (when added together).  This number will be expressed as a positive amount when Current Assets exceed Current Liabilities and as a negative amount when Current Liabilities exceed Current Assets;

“New Relief” means:

(a)	any relief of the Buyer and/or any member of Cambrex’s Group; and

(b)	any Relief of a Group Company which arises:

(i)	as a result of any Event occurring after Closing; or

(ii)	in respect of any period commencing on or after Closing;

“Nominated Account” means account name Nulife (Cyprus) Limited, xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx;

“Official Requirement” means any Enactment, ordinance, pact, decree, treaty, code, directive, order, notice or official published plan or policy, licences, permits, approvals, authorisations, consents, waivers with legal or actual force in any geographical area and/or over any class of persons as prescribed by any Relevant Authority having jurisdiction;

“Personal Data” means any data held by any Group Company or sold or otherwise transferred or disclosed to the Buyer under or in contemplation of this Agreement which falls within the definition of “personal data” or “sensitive personal data” given in the Data Protection Laws;

“Prime Rate” means the United States prime rate, as published from time to time by Bloomberg L.P.;

“Processing” has the meaning given in the Data Protection Laws and “Processes” and “Processed” shall be construed accordingly;

“Properties” means the freehold properties and the leasehold properties details of which are respectively set out in parts 1 and 2 of Schedule 6;

“Purchase Price” means US$18,852,500 (eighteen million eight hundred and fifty two thousand five hundred US Dollars);

“RBI” shall have the meaning ascribed to it at clause 7.13;

“Related Company” in relation to a company means any company which at the relevant time is a subsidiary or Holding Company of that company or any subsidiary of any such Holding Company;

“Relevant Authority” means any person or authority (including any nation, national or local governmental or international organisation and any subdivision or agency or executive arm of any of them, any court or quasi-judicial, judicial authority or officer or any securities exchange) with legal or de facto power to impose and/or enforce compliance with any Official Requirement;

“Relevant Breach” means any thing which is inconsistent with, contrary to or otherwise a breach of any of the Warranties;

“Relevant Person” means:

(a)	a Warrantor;

(b)	any person (other than the Buyer, a member of Cambrex’s Group or the Group Companies):

(i)	who was in any way, directly or indirectly, related to or connected or associated with any Group Company at any time before Closing; and

(ii)
whose relationship, connection or association may in any circumstances result in a Tax Liability which is or was the primary liability of such person becoming a liability of, being  demanded by a Tax Authority from, or being assessed (or self-assessed) on, a Group Company;

“Relevant Substance” means any substance (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste (as defined in the Environmental Protection Act 1990) or environmental pollutant (as defined in the (Indian) Environmental Protection Act 1986) hazardous material or hazardous substance (as defined by any relevant Official Requirement) which is capable of causing harm to man or any other living organism supported by the Environment or damaging the Environment or public health or welfare;

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, credit, right to repayment, or other relief available in relation to Tax or to the computation of Income Profits or Gains for the purposes of Tax pursuant to Tax Legislation or otherwise;

“Resolved” has the meaning given to it in paragraph 4(b) of Schedule 8;

“Restricted Products” means:

(a)	the products which are manufactured, produced, distributed or sold by any Group Company (including nicotine replacement therapy products); and

(b)	any other products which are of a type similar to and directly competing with any of the products referred to in paragraph (a) above,

excluding, however, any products which may be supplied in or to any territory by two or more companies (other than any company in Cambrex’s Group) in that territory, with the exception of nicotine replacement therapy products;

“Restricted Services” means all services which are supplied by any Group Company (including importing and distributing of pharmaceuticals) but excluding any services which may be supplied in or to any territory by two or more companies (other than any company in Cambrex’s Group) in that territory;

“Review Period” shall have the meaning ascribed to it at clause 4.7;

“Sale Shares” means the 2010 Sale Shares and the 2015 Sale Shares;

“Security Interest” means a mortgage, lien, pledge, charge (fixed or floating), assignment by way of security, hypothecation or other security interest (or a legally binding agreement or commitment to create any of them);

“Seller appointer” shall have the meaning ascribed to it at clause 22.1

“Seller Indemnitees” shall have the meaning ascribed to it at clause 28.1;

“Seller’s Representative” means Mr Narasimhan and such other persons referred to in the definition “Seller’s Representative” contained in the Shareholders’ Agreement;

“Seller’s Solicitors” means Matthew Arnold & Baldwin LLP of 85 Fleet Street, London EC4Y 1AE;

“Seller’s Cyprus Solicitors” means Eliades & Partners of Frosia House, 4th Floor, Corner Evagorou and Menandrou Street 1, 1066 Nicosia, Cyprus;

“Seller’s Warranties” the warranties in paragraph 2 of Part 1 of Schedule 4;

“Settled” has the meaning given to it in paragraph 4(a) of Schedule 8;

“Shareholders’ Agreement” means the Agreed Form of shareholders’ agreement to be entered into between the Buyer (1), the Seller (2), Zenara UK (3), Zenara India (4) and Mr Narasimhan (5);

“Subsidiary” means a subsidiary as defined by section 1159 CA 2006 or a subsidiary undertaking as defined by section 1162 CA 2006;

“Target Working Capital” has the meaning ascribed to it in the Shareholders’ Agreement;

“Tax” means:

(a)
all forms of taxes, duties, imposts and levies in the nature of taxes created or imposed anywhere in the world at any time, including but not limited to, all federal, state, regional, local or foreign taxes, charges, fees, imposts, levies, assessments, or other similar charges, whether imposed on, in relation or with reference to net income, profits, gross receipts, capital, franchise, license, stock, securities transactions, stamp duties, dividend distributions, capital gains, surtax, cess, minimum alternative taxes, special defence contributions, sales, use, ad valorem, value added or central value added, transfer, withholding, payroll, employment, bonuses, social security, national insurance contributions, fringe benefits, unemployment, excise, severance, occupation, property, customs duties, inheritance, net worth, wealth, or other; and

(b)	all penalties fines charges surcharges and interest in relation to any tax within paragraph (a) or to any return or information required to be provided for any tax purpose;

“Tax Authority” means any governmental statutory state provincial or local government authority, body or official involved in the assessment, collection or administration of Tax;

“Tax Claim” means any notice demand assessment letter, intimation or other document issued or action taken by or on behalf of any Tax Authority  (whether before, on or after the date of this Agreement) from which it appears that a Tax Liability is to be or may come to be imposed on a Group Company or that a Group Company is liable or is sought to be made liable to make any payment or increased or further payment to such Tax Authority or is denied or is sought to be denied any Relief (in whole or in part);

“Tax Covenant” means the covenant by the Warrantors contained in Schedule 9;

“Tax Holdback Sum” means the a sum equal to the maximum possible Tax liability (including penalties and interest) that could be levied by the relevant Indian tax authority in respect of the sale of the 2015 Sale Shares in accordance with this Agreement;

“Tax Legislation” means any statute, Enactment, law or regulation providing for the imposition of Tax;

“Tax Liability” means a liability to make an actual payment of, or of an amount in respect of, Tax or any obligation to make a withholding of or in respect of Tax whether or not such liability is also or alternatively a liability of or chargeable against or attributable to any other person and whether or not a Group Company shall or may have a right of recovery from or reimbursement against any other person;

“Tax Payment” shall have the meaning ascribed to it at clause 1.5(a);

“Tax Warranties” means the Warranties contained in part 2 of Schedule 4;

“Territory 1” means all territories in which Group Companies are making or have contracted to make sales of Restricted Products or are providing or have contracted to provide Restricted Services as at the Closing Date;

“Territory 2” means all territories in which Group Companies are making or have contracted to make sales of Restricted Products or are providing or have contracted to provide Restrictive Services as at the date of an alleged breach of a covenant in clause 10 or (as the case may be) clause 11;

“Territory 3” means all territories in which Group Companies are making or have contracted to make sales of 2015 Closing Restricted Products or are providing or have contracted to provide 2015 Closing Restricted Services as at the 2015 Closing Date;

“Third Party” means any party other than:

(a)	a party to this Agreement; or

(b)	any Subsidiary of any party to this Agreement;

“Third Party Intellectual Property Right” means any Intellectual Property Right owned or controlled by a Third Party;

“Third Party Software” means any software used by any Group Company the Intellectual Property Rights in which are owned by a third party;

“Trust Deed” means the declaration of trust between Mr Dhamecha and Mr Narasimhan in the Agreed Form and relating to the 13.27% of the entire issued share capital of the Seller that is legally and beneficially owned by Mr Dhamecha on Closing;

“Warranted Documents” means the bundle of documents entitled “Warranted Documents” the index of which is in the Agreed Form;

“Warranties” means the warranties contained in clause 8 and Schedule 4;

“Warrantors” means Mr Narasimhan and the Seller;

“Zenara Dormant” means Zenara Pharma (India) Private Limited; and

“Zenara India Account” means the bank account of Zenara India xxxxxxxxxxxxxxx; Xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx:
Xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx;

“Zenara UK Account” means the bank account of Zenara UK xxxxxxxxxxxxxxxxxxx, xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx:
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx;
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx;
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx;
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx; and
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx.

1.2	In this Agreement, unless otherwise expressly stated:

(a)	references to this Agreement include its Schedules, and any reference in a Schedule to a paragraph is to a paragraph of that Schedule;

(b)	the words "include", "including" and "in particular" shall not in any way limit the generality of any preceding words;

(c)	a person is connected with another person if he is so connected within the meaning of sections 1122 and 1123 CTA 2010 or section 993 Income Tax Act 2007;

(d)	references to persons includes corporations, partnerships and other unincorporated associations or bodies of persons;

(e)
a reference to any Enactment shall include that Enactment as amended, re-enacted or otherwise modified from time to time, but any such changes which take effect after the date of this Agreement shall not impose additional liabilities or obligations on any of the parties or deprive them of any right under this Agreement;

(f)	references to the provisions of this Agreement or any other document are to the provisions of this Agreement or that document as in force for the time being, and as lawfully amended from time to time;

(g)
where any party gives an indemnity in favour of any other party, the obligation of the indemnifying party shall be to make the relevant payment forthwith on demand in full and without any set-off, counterclaim or other deduction;

(h)
references in this Agreement to any English legal terms for any statute, law, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include whatever most closely approximates in that jurisdiction to the English legal term;

(i)	all agreements, obligations and liabilities given on the part of any two or more of the parties are several and not joint and several (unless expressly stated to be otherwise); and

(j)	where the context so admits the singular shall include the plural and vice versa and any gender shall include any other gender.

1.3	Reference to an Event occurring on or before Closing shall be deemed to include:

(a)	any combination of two or more Events all of which shall have occurred on or before Closing;

(b)
any combination of two or more Events only the first or some of which shall have occurred on or before Closing provided that, for the purposes of this clause 1.3(b), there shall be disregarded any Event which shall have occurred before Closing in the ordinary course of business of a Group Company; and

(c)	any Event which is treated or deemed to occur on or before Closing for the purposes of any Tax.

1.4
If a combination of two or more Events occurring at any time gives rise to a Tax Liability in respect of or by reference to section 222 Income Tax (Earnings and Pensions) Act 2003 and the notional payment relates directly or indirectly to any remuneration or benefit:

(a)	provided or which was due on or before the Closing Date; or

(b)	provided or to be provided to the Warrantors (including the payment or satisfaction of any part of the Consideration)

then, in either case, for the purposes of this Schedule, all those Events shall be treated as having occurred on or before Closing.

1.5
If before Closing a Group Company has, or for Tax purposes is deemed to have provided or made available a sum of money or a benefit of any kind to a past or present director or employee of any Group Company which has not been properly included in a return (including Forms P9D, P11D, P14, P35 and P38A) required to be made before Closing, then:

(a)
the relevant Group Company may at any time pay (including by way of set off against amounts due to it) to the relevant Tax Authority such amount of Tax (“Tax Payment”) as discharges (i) the total liability to the Tax Authority in respect of that sum or benefit and (ii) any further liability which may arise in consequence of the making of such payment; and

(b)
notwithstanding that the relevant Group Company may not be under a legal obligation to make it, the Tax Payment shall for the purposes of this Agreement be treated as a Tax Liability of the relevant Group Company arising in consequence solely of the failure to make complete and accurate return(s) before Closing.

2	Sale of the 2010 Sale Shares

2.1
The Seller shall sell to the Buyer, and the Buyer (relying, as each of the Warrantors acknowledge, on the warranties, undertakings, covenants and indemnities of the Warrantors and the 2010 Covenantors contained in this Agreement) shall purchase from the Seller, the 2010 Sale Shares.

2.2	The Warrantors covenant with the Buyer and Cambrex that:

(a)	the Seller has the right to dispose of the 2010 Sale Shares on the terms set out in this Agreement;

(b)	the Seller shall at its own cost do everything possible to give the Buyer full and unrestricted legal and beneficial title to the 2010 Sale Shares; and

(c)	the 2010 Sale Shares shall be sold and transferred free from Encumbrances including any which:

(i)	the Seller does not know or could not reasonably be expected to know about; or

(ii)	at the time of transfer is within the actual knowledge, or is a necessary consequence of facts then within the actual knowledge, of the Buyer,

and the transfer of the 2010 Sale Shares to the Buyer shall be deemed to include expressly and be made subject to all the above provisions of this clause 2.2.

2.3
Title to, beneficial ownership of, and any risk attaching to, the 2010 Sale Shares shall pass on Closing and the 2010 Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Closing (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Companies on or after Closing).

2.4	The Buyer shall not be obliged to complete the purchase of any of the 2010 Sale Shares unless the purchase of all the 2010 Sale Shares is completed simultaneously.

3	Sale of the 2015 Sale Shares

3.1
The Seller shall sell to the Buyer, and the Buyer shall (relying, as each of the Warrantors acknowledge, on the warranties, undertakings, covenants and indemnities of the Warrantors contained in this Agreement and the Shareholder’s Agreement) purchase from the Seller, the 2015 Sale Shares (subject to clause 3.4) on the terms set out in Schedule 10.

3.2	The Seller covenants with the Buyer that:

(a)	the Seller will at 2015 Closing have the right to dispose of the 2015 Sale Shares on the terms set out in this Agreement;

(b)
the Seller shall at its own cost do everything possible to give the Buyer full and unrestricted legal and beneficial title to the 2015 Sale Shares with the exception of the payment of any stamp duties or similar taxes which shall be the responsibility of the Buyer; and

(c)	the Sale Shares shall be sold and transferred free from Encumbrances including any which:

(i)	the Seller does not know or could not reasonably be expected to know about; or

(ii)	at the time of transfer is within the actual knowledge or is a necessary consequence of facts then within the actual knowledge of the Buyer,

and the transfer of the 2015 Sale Shares to the Buyer (or any company in Cambrex’s Group as the Buyer may direct) shall be deemed to include expressly and be made subject to all the above provisions of this clause 3.2.

3.3
Subject to clause 3.4, title to, beneficial ownership of, and any risk attaching to the 2015 Sale Shares shall pass on the 2015 Closing Date and the 2015 Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them (including the right to receive any dividends distributions or returns of capital declared paid or made by the companies on or after the 2015 Closing Date).

3.4
Subject to the prior written agreement of the Seller’s Representative, the Buyer may acquire the 2015 Sale Shares earlier than 31 December 2015 and at such price and on such terms to be such all the Seller’s Representative has agreed with the Buyer in writing in which case:

(a)	parts 1, 2, 3, 4, 5, 7 and 8 of Schedule 10 shall cease to apply as from the date of acquisition of the 2015 Sale Shares by the Buyer;

(b)	clause 3.3 shall apply as if the 2015 Closing Date were the actual date of acquisition of the 2015 Sale Shares by the Buyer; and

(c)	unless otherwise agreed between the Buyer and the Seller, part 6 of Schedule 10 shall apply to the completion of the acquisition of the 2015 Sale Shares.

3.5
The acquisition of the 2015 Sale Shares shall (subject to clause 3.4) be governed by the terms set out in Schedule 10. Irrespective of any other provision of this Agreement, the Seller hereby agrees to use its reasonable endeavours to deliver to the Buyer a signed 2015 Tax Opinion at least three months prior to the proposed date for the acquisition of the 2015 Sale Shares and in the event that such opinion has not been delivered to the Buyer at least two Business Days prior to the 2015 Closing Date, the Buyer shall have the right to withhold the Tax Holdback Sum and deal with such amount in accordance with paragraphs 17.1 to 17.4 of part 1 of Schedule 10

3.6	Subject to clause 3.4 above, the Buyer and the Seller undertake to one another in the terms set out in part 5 of Schedule 10.

4	Consideration

4.1	The consideration for the sale of the 2010 Sale Shares shall be:

(a)
the payment on Closing by the Buyer to the Seller in cash of the sum of US$18,352,500 (eighteen million three hundred and fifty two thousand five hundred US Dollars) (being the amount of the Purchase Price less the Holdback Sum); and

(b)	the payment to the Seller of so much of the Holdback Sum (if any) as shall be payable in accordance with Schedule 8.

4.2	The 2015 Sale Shares Purchase Price shall, (subject to clauses 3.4 and 4.18), be payable on the terms set out in Schedule 10.

4.3	If the Net Working Capital Amount is:

(a)
a sum which is more than US$225,000 greater than Target Working Capital the Buyer shall pay to the Seller in accordance with clause 4.4 a sum equal to 51% of the difference between (1) Target Working Capital plus US$ 225,000 and (2) the Net Working Capital Amount;

(b)
a sum which is more than US$225,000 below Target Working Capital, the Seller shall pay to the Buyer in accordance with clause 4.4 a sum equal to the difference between (1) Target Working Capital minus US$225,000 and (2) the Net Working Capital Amount out of the Holdback Sum or, if that is insufficient, from the 2015 Sale Shares Purchase Price; or

(c)	within US$225,000 above or below Target Working Capital, no payment or further payment shall be made by any party under this clause 4.3.

4.4	Every sum payable under clause 4.3 shall be paid:

(a)	within 28 days of the date of agreement or determination (as the case may be) of the Net Working Capital Amount or as soon as practicable thereafter; and

(b)           by electronic funds transfer:

(i)	(where that sum is expressed to be payable to the Seller) to the Nominated Account; or

(ii)	(where that sum is expressed to be payable to the Buyer) to the Buyer’s Nominated Account.

4.5	The draft Closing Accounts shall be prepared by the Seller and delivered to the Buyer within 30 Business Days of Closing and:

(a)	will contain a balance sheet in the format set out in Schedule 11;

(b)	shall be prepared on a historical cost basis and on a going concern basis in accordance with India GAAP; and

(c)	subject to clauses 4.5(a) and 4.5(b), shall be prepared using the same accounting principles, policies, bases and practices as were used in the preparation of the Accounts.

4.6
Without prejudice to any of the provisions of this clause 4, the Buyer and the Seller may agree to make payments to one another, or may procure payments to be made, in order to settle inter-company loan or trading accounts (as between any Group Company on the one hand and the Seller on the other) which are ascertained before the Closing Accounts are agreed or determined and any such payment shall (if and to the extent required) be reflected by a corresponding adjustment to the Closing Accounts and, where necessary, the Net Working Capital Amount.

4.7
As soon as practicable after delivery of the draft Closing Accounts in accordance with clause 4.5, and in any event within 30 Business Days after their delivery (the “Review Period”), the Buyer and the Seller’s Representative shall review the draft Closing Accounts and endeavour to agree by negotiation what adjustments (if any) need to be made to them in order for them to comply with clauses 4.5 and 4.6.

4.8	If:

(a)	the Seller’s Representative and the Buyer agree that no adjustments need to be made to the draft Closing Accounts; or

(b)
the Seller’s Representative or the Buyer notifies the other in writing that adjustments are required to the draft Closing Accounts (specifying those adjustments in reasonable detail, but without limiting the right of any party to amplify or amend its argument in negotiation), and they have agreed on all the adjustments to be made to the draft Closing Accounts, in order for them to comply with clauses 4.6 and 4.7 (“agreed adjustments”), the Seller’s Representative and the Buyer shall:

(i)	(in the circumstances mentioned in clause 4.8(b) above) jointly incorporate into, and reflect any agreed adjustments in, the draft Closing Accounts;

(ii)
confirm in writing that they have carried out such work as they consider necessary under clause 4.7 and that in their opinion the draft Closing Accounts (incorporating any agreed adjustments) have been drawn up in accordance with the provisions of clauses 4.5 and 4.6 and comply with those provisions; and

(iii)	confirm in writing the amount of the Net Working Capital Amount as defined in this Agreement on the basis of the draft Closing Accounts (incorporating any agreed adjustments),

and the Closing Accounts and the Net Working Capital Amount as so confirmed in writing shall be the Closing Accounts and the Net Working Capital Amount respectively for all purposes of this Agreement, shall in the absence of manifest error be final and binding on the parties (but shall be without prejudice to the Buyer’s right to claim under any other provision of this Agreement) and shall not be subject to question on any ground whatsoever and the date of that written confirmation shall for all purposes of this Agreement be the date of determination of the Net Working Capital Amount.

4.9
Subject to clause 4.10 if by the expiry of the Review Period neither the Seller’s Representative nor the Buyer has given written notice in accordance with clause 4.8(b) then, unless clause 4.8(a) applies and the provisions of paragraphs (ii) and (iii) of clause 4.8(b) have been observed:

(a)	the Buyer and the Seller’s Representative shall be deemed to have agreed the draft Closing Accounts as delivered to them;

(b)	with effect from the day following the last day of the Review Period the draft Closing Accounts shall be deemed to be the Closing Accounts; and

(c)
the amount of the Net Working Capital Amount as stated in the draft Closing Accounts shall, in the absence of manifest error, be final and binding on the parties (but shall be without prejudice to the Buyer’s right to claim under any other provision of this Agreement) and shall not be subject to question on any ground whatsoever and the day after the last day of the Review Period shall for all purposes of this Agreement be the date of the determination of the Net Working Capital Amount.

4.10	If by the expiry of the Review Period none of clauses 4.8(a), 4.8(b) or 4.9 apply and if by the expiry of the Review Period the Seller’s Representative and the Buyer are unable to agree:

(a)	whether or not any adjustment is required to the draft Closing Accounts;

(b)	all adjustments requested by any party to the draft Closing Accounts; or

(c)	the amount of the Net Working Capital Amount,

or if the parties have not provided the confirmations required by clause 4.8 in respect of that agreement, the parties shall use all reasonable endeavours to agree within a further five Business Days:

(d)	a comprehensive list specifying in reasonable detail all those matters relating to the Closing Accounts which are in dispute between them;

(e)	terms of reference for an independent accountant to determine each disputed matter; and

(f)	which independent firm of accountants is to be instructed to determine the disputed matters.

4.11
As soon as the matters referred to in clause 4.10(d) to (f) inclusive are agreed (or, failing agreement on any of those matters, at the end of the five Business Days referred to in that clause), the relevant disputed matter(s) (but no other matters) shall immediately be referred to the agreed independent firm of accountants on the agreed terms of reference (if any) as established in accordance with clause 4.10 or otherwise in accordance with clause 4.12.

4.12
In the absence of agreement on any of the matters referred to in clause 4.10 within that period of ten Business Days, each matter remaining in dispute (including any referred to in clause 4.10) shall be resolved by the agreed independent firm, or (in the absence of agreement within that period by an independent firm) by a firm of independent chartered accountants (registered with the Institute of Chartered Accountants in India) nominated by the President for the time being of the Institute of Chartered Accountants in India (or any person for the time being performing the functions of that official) on the application of the Seller’s Representative or the Buyer (the “Independent Accountants”) on the following basis:

(a)
the Independent Accountants shall be instructed to notify the Seller’s Representative and the Buyer of their determination of any such matter within 30 days of that referral that determination to be made strictly in accordance with this clause 4;

(b)
the Seller’s Representative and the Buyer shall be entitled to make written submissions to the Independent Accountants, but subject to those rights the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

(c)	in making any such submissions the Seller’s Representative and the Buyer shall state their respective best estimates of any monetary amounts referred for determination;

(d)
in making their determination the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall in the absence of manifest error be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever;

(e)
the Independent Accountants may instruct counsel or any other independent expert to determine any matter outside the scope of their own expertise and the costs of so doing shall be borne as stated in clause 4.12(f); and

(f)	the fees and expenses of the Independent Accountants (including any costs referred to in clause 4.12(e)) shall be borne and paid as to half by the Seller and as to half by the Buyer).

4.13
Following any agreement between the Seller’s Representative and the Buyer in accordance with clause 4.8 or any determination by the Independent Accountants in accordance with clause 4.12, the parties shall:

(a)	jointly incorporate into and reflect in the draft Closing Accounts the matters agreed between the Seller’s Representative and the Buyer and/or determined by the Independent Accountants; and

(b)	provide written confirmation of those adjusted accounts in the terms set out in paragraphs (ii) and (iii) of clause 4.8,

and the Closing Accounts and the Net Working Capital Amount as so confirmed in writing shall be the Closing Accounts and the Net Working Capital Amount respectively for all purposes of this Agreement and shall in the absence of manifest error be final and binding on the parties (but shall be without prejudice to the Buyer’s right to claim under any other provision of this Agreement) and shall not be subject to question on any ground whatsoever and the date of that written confirmation shall for all purposes of this Agreement be the date of determination of the Net Working Capital Amount.

4.14	Until the Net Working Capital Amount shall have been agreed or determined the Seller and the Buyer shall respectively:

(a)
give or procure that the Seller’s Representative or the Buyer and the Independent Accountants (as the case may require) are given access at all reasonable times on prior appointment during normal working hours on Business Days to all relevant books and records which are in the possession or under the control of the Seller, any Group Company, the Buyer or Cambrex (as the case may be); and

(b)
generally provide the Seller’s Representative or the Buyer and the Independent Accountants (as the case may require) with such other information and assistance as they may reasonably require (including access to and assistance at reasonable times on prior appointment during normal working hours on Business Days from personnel employed by any Group Company, the Buyer or Cambrex or any company in Cambrex’s Group, as the case may be), in relation to the review, agreement or determination of the Closing Accounts and the determination of the Net Working Capital Amount.

4.15
The Buyer and the Seller shall execute any documents (including any terms of engagement or limitations on liability), provide any information and take any steps which, in each case, may reasonably be required by the Independent Accountants in order to enable them to complete any work required of them by this clause 4.

4.16
Nothing in this Agreement shall prevent the Buyer or any Seller from obtaining, at their own expense, professional advice in relation to any matter arising in connection with the agreement or determination of the Closing Accounts and the Net Working Capital Amount.

4.17	Any payment to be made to the Seller in accordance with this Agreement may be made to the Nominated Account save as otherwise specifically notified by the Seller to the Buyer in writing.

4.18
If the liabilities of the Warrantors, Mr Dhamecha or any Management Team Member (as the same is defined in the Shareholders’ Agreement) pursuant to any indemnities or covenants to pay under this Agreement or the Shareholders’ Agreement (“Liability Claim”) have not been paid in full or if the liabilities of the Warrantors in respect of a Claim or Claims or any other breach of this Agreement are not entirely covered by the Holdback Sum the Buyer may withhold a sum equal to the Buyer’s genuine estimate or the pre-estimate of the pound for pound loss suffered by the Buyer, the Liability Claim Appropriate Sum or the amount of the liability pursuant to the relevant covenant to pay or indemnity or the relevant amount referred to in paragraph 16.1 of Schedule 10 (as the case may be) from any unpaid 2015 Share Sale Purchase Price (the Buyer acting fairly and reasonably in all the circumstances) and the provisions of clauses 4.19 and 4.20 shall apply.

4.19
The Buyer shall retain any sums held back by it in respect of a Liability Claim pursuant to clause 4.18 above until that Liability Claim is either Settled or Resolved.  The expression “Settled” shall have the meaning set out in paragraph 4(a) of Schedule 8 save that the expression “Liability Claim” shall be substituted for “Relevant Claim”.  The expression “Resolved” shall have the meaning set out in paragraph 4(b) of Schedule 8 save that the expression “Liability Claim” shall be substituted for “Relevant Claim”.

4.20
Immediately upon a Liability Claim (for which a retention has been made pursuant to clause 4.18 above) being Settled or Resolved (as the case may be) the Buyer shall pay to the Seller an amount equal to the excess (if any) of the sum held by the Buyer in respect of the Liability Claim over the amount actually due by reason of that Liability Claim being Settled or Resolved.

4.21	For the purposes of clause 4.18 (but not clause 8.20) the “Liability Claim Appropriate Sum” means:

(a)
if the effect of the non-payment of any liabilities or non-coverage of the liability of the Warrantors in respect of any Claim or Claims or any other breach of this Agreement is such that any asset of any Group Company is extinguished or is worth less than its value would have been if the same had not occurred, the amount by which the value of the assets of the relevant Group Company falls short of the value they otherwise would have; or

(b)
if the effect of the non-payment of any liabilities or non-coverage of the liability of the Warrantors in respect of any Claim or Claims or any other breach of this Agreement is such that any Group Company is or will be under a liability or an increased or substituted liability which would not have existed if the same had not occurred,  the amount by which the liabilities of the relevant Group Company exceed what would otherwise have been their amount.

5	Intentionally blank

6	Closing

6.1
Closing shall take place at the offices of the Buyer’s Solicitors in London (or at such other place as the parties may agree) on the Closing Date when all (but not part only unless the parties shall so agree) of the business set out in Schedule 6 shall be transacted and the parties agree the matters contained in Schedule 6.

6.2
Following compliance with the provisions of Schedule 6, the Buyer shall pay by electronic funds transfer to the Nominated Account the sum of US$18,352,500 (eighteen million three hundred and fifty two thousand five hundred US Dollars) (being the amount of the Purchase Price less the Holdback Sum) to such accounts as the Seller may direct in writing to either the Buyer or the Buyer’s  Solicitors or in the absence of such directions to the Nominated Account.

7	Post-Closing Matters and Further Assurances

7.1	The Seller declares that for so long as it remains the registered holder of any of the 2010 Sale Shares after Closing it shall:

(a)
hold the 2010 Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Closing and all rights arising out of or in connection with them in trust for the Buyer and any successors in title to the Buyer; and

(b)
deal with and dispose of the 2010 Sale Shares and all such dividends, distributions and rights as are described in clause  7.1(a) as the Buyer or any such successor may reasonably direct subject to the provisions of this Agreement and the Shareholders’ Agreement. Provided that if the Seller has to incur any expenses in complying with such request, the Buyer shall pay such costs to the Seller in advance of them being incurred.

7.2
The Seller appoints the Buyer as its lawful attorney for the purpose of signing any written resolution (or receiving notices of and attending and voting at all meetings) of the members of each Group Company from Closing to the day on which the Buyer or its nominee is entered in the register of members of that Group  Company as the holder of the 2010 Sale Shares in that Group Company and for that purpose the Seller authorises:

(a)	each Group Company to send any written resolutions, notices or other communications in respect of the Seller’s holding of 2010 Sale Shares in that Group Company to the Buyer; and

(b)
the Buyer to complete in such manner as it thinks fit and to return written resolutions, proxy forms, consents to short notice and any other document required to be signed by them in their capacity as a member of the relevant Group Company, and this power of attorney (which is given by way of security to secure the performance of obligations owed by the Seller to the Buyer under this Agreement) shall be irrevocable but shall expire on the date on which the Buyer is entered in the register of members of the relevant Group Company as holder of the 2010 Shares in that Group Company previously held by the Seller.

7.3	Zenara India shall no later than 30 days following Closing, make requisite filings with the jurisdictional Registrar of Companies, to record the reconstitution of the board of directors.

7.4
As soon as reasonably practicable following Closing the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) send to the Buyer at its registered office for the time being all documents, correspondence, memoranda, files and other records to which any Group Company is entitled and which are not located at the Properties or under the control of a Group Company or delivered at Closing (whether or not referred to in Schedule 6).

7.5
The Seller covenants with the Buyer that the Seller shall pay to the relevant Group Company an amount equal to the aggregate amount of all claims (if any) made against that Group Company by any director or secretary of any Group Company resigning on Closing or otherwise by reason of this Agreement and arising from that resignation or from the termination of the employment of any such person by reason of this Agreement together with an amount equal to the aggregate of all costs, charges and expenses incurred by any Group Company arising from any such claim.

7.6
The Warrantors covenant with the Buyer that they shall indemnify the Buyer against any liability of any Group Company arising at any time or existing under any Guarantee given by that Group Company at any time prior to Closing in relation to any obligation of, or under any other agreement with:

(a)	any company which is or at any time was a Holding Company or subsidiary of that Group Company or a subsidiary of any such Holding Company; or

(b)	any person who is or at any time was a shareholder of that Group Company or of a company which was the Holding Company of that Group Company or who was connected with any such person,

except in each case to the extent (if any) that the relevant Guarantee or agreement has been wholly, validly and irrevocably released or terminated prior to Closing and except for Guarantees given in the ordinary course of business by one Group Company in relation to obligations of another Group Company or agreements which (in either case) have been Fairly Disclosed to the Buyer.

7.7
The Seller shall execute or, so far as is within its power, procure that any relevant third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Buyer shall after Closing reasonably require in order to give effect to the sale of the 2010 Sale Shares by the Seller to the Buyer.

7.8
The Seller shall execute or, so far as is within its power, procure that any relevant third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Buyer shall after the 2015 Closing reasonably require in order to give effect to the sale of the 2015 Shares by the Seller to the Buyer.

7.9	The Buyer shall:

(a)
subscribe (by payment to the Zenara India Account) US$637,500 for  shares of Rs10 each in the capital of Zenara India at a price of Rs50 per share as soon as reasonably practicable after Closing.  In such event, Zenara India shall and deliver copies to the Buyer:

(i)
upon receipt of such remittances, make requisite filings with the authorised dealers for onward filing with the Reserve Bank of India within the time limits specified in the Foreign Exchange Management Act, 1999 and/or any regulations or notifications stipulated thereunder (the “FEMA Regulations”);

(ii)	upon allotment of such shares, shall make requisite filings with the Reserve Bank of India and the jurisdictional Registrar of Companies to record the said allotment to the Buyer;

(iii)	make requisite entries in its register of members recording the Buyer as the owner of such shares; and

(iv)	deliver duly stamped share certificates to the Buyer evidencing ownership of such shares.

(b)
subscribe (by payment to the Zenara UK Account) US$510,000 for 82,621 ordinary shares of €1 each in the capital of Zenara UK immediately after Closing.  In such event, Zenara UK shall deliver copies to the Buyer:

(i)	upon allotment of such shares, shall make requisite filings with the Registrar of Companies to record the said allotment to the Buyer;

(ii)	make requisite entries in its register of members recording the Buyer as the owner of such shares; and

(iii)	deliver share certificates to the Buyer evidencing ownership of such shares.

7.10	The Seller shall:

(a)
subscribe (by payment to the Zenara India Account) US$612,500 for  shares of Rs10 each in the capital of Zenara India at a price of Rs50 per share as soon as reasonably practicable after Closing.  In such event, Zenara India shall and deliver copies to the Seller:

(i)	upon receipt of such remittances, make requisite filings with the authorised dealers for onward filing with the Reserve Bank of India within the time limits specified in the FEMA Regulations;

(ii)	upon allotment of such shares, shall make requisite filings with the Reserve Bank of India and the jurisdictional Registrar of Companies to record the said allotment to the Seller;

(iii)	make requisite entries in its register of members recording the Seller as the owner of such shares; and

(iv)	deliver duly stamped share certificates to the Seller evidencing ownership of such shares.

(b)
subscribe (by payment to the Zenara UK Account) US$490,000 for 79,380 ordinary shares of €1 each in the capital of Zenara UK immediately after Closing.  In such event, Zenara UK shall deliver copies to the Seller:

(i)	upon allotment of such shares, shall make requisite filings with the Registrar of Companies to record the said allotment to the Buyer;

(ii)	make requisite entries in its register of members recording the Buyer as the owner of such shares; and

(iii)	deliver share certificates to the Buyer evidencing ownership of such shares.

7.11
The Buyer covenants with the Seller that it will attend to all stamping of the transfers of the 2010 Sale Shares to the Buyer as soon as reasonably possible after Closing and will do all necessary acts and things required by a buyer of shares in the Companies to procure that the 2010 Shares are registered in the name of the Buyer by the Companies.

7.12	Mr Dhamecha and Mr Narasimhan agree to execute and deliver the Trust Deed within 7 days of Closing.

7.13	The Seller shall procure that all such things are done in order to perfect the transfer of all shares it holds (or has held) in the capital of Zenara Dormant to the Seller.

8	Warranties

2010 Warranties

8.1	In consideration of the Buyer agreeing to purchase the 2010 Sale Shares on the terms of this Agreement, the Seller:

(a)	warrants to the Buyer as at the Closing Date in the terms of the Seller’s Warranties;

(b)
warrants that neither it nor any person connected with it  has at Closing any claim of any kind (actual or contingent) against any Group Company on any account except in respect of amounts due and payable for services supplied by way of trading in the ordinary course of business; and

(c)
save in relation to the expenses which are Fairly Disclosed in the Disclosure Letter against Warranty 14.15 and Warranty 23.2 under tab titled “Salaries due to Management Team as at 30 Sept 2010”, irrevocably and unconditionally waives and undertakes to procure that  each person connected with it shall waive with effect from Closing any claim (actual or contingent) which such person has against any Group Company.

8.2
In consideration of the Buyer agreeing to purchase the 2010 Sale Shares on the terms of this Agreement, the Warrantors jointly and severally warrant to the Buyer as at the Closing Date in the terms set out in Schedule 4.

8.3
Any statement in Schedule 4 which is qualified as being made “so far as the Warrantors are aware” or “to the best of the knowledge, information and belief of the Warrantors” or any similar expression has been so qualified for the purposes of the warranties given under clause 8.2 above after due diligent and careful enquiries by the Warrantors (including enquiry of the executive directors, company secretary, general managers, financial controller, taxation manager and personnel manager of each Group Company and the accountants, solicitors, tax advisers and insurance brokers who act, or at the relevant time acted, for each Group Company) and that the Warrantors have used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate in all material respects.

8.4	Claims by the Buyer against the Seller under clause 8.1 in respect of the Seller’s Warranties, shall not be subject to the provisions of Schedule 5.

8.5	All Claims by the Buyer against the Warrantors under clause 8.2 shall be subject to the provisions for the protection of the Warrantors in Schedule 5.

2015 Warranties

8.6
In consideration of the Buyer agreeing to purchase the 2015 Sale Shares on the terms of this Agreement the Seller warrants to the Buyer as at the 2015 Closing Date in the terms set out in Schedule 4 and for the purpose of such warranties:

(a)
references to the date of this Agreement, or Closing, or the Closing Date in Schedule 4 shall be deemed to be made by the Seller in relation to the 2015 Closing and 2015 Closing Date, and for such purposes references to the date of this Agreement in Schedule 4 shall be deemed to be references to the 2015 Closing Date;

(b)
the Accounts warranties (being any Warranties in which reference is made to the Accounts) shall be deemed to be made by the Seller in relation to the latest audited accounts of the Group Companies available prior to the 2015 Closing Date;

(c)
the Accounts Date warranties (being any Warranties in which reference is made to the date of the Accounts) shall be deemed to be made by the Seller in relation to the date (or the relevant period before or since the date) of the latest audited accounts of the Group Companies available prior to the 2015 Closing Date; and

(d)	Warranties 8.4, 9.1, 9.2, 9.3, 9.4, 9.5 and 9.6 shall be deemed to be made so far as the Warrantors are aware.

8.7
Any statement in Schedule 4 which is qualified as being made “so far as the Warrantors are aware” or “to the best of the knowledge, information and belief of the Warrantors” or any similar expression (including any references to the Seller’s awareness) has been so qualified for the purposes of the warranties given under clause 8.6 above after due diligent and careful enquiries by the Warrantors (including enquiry of the executive directors, company secretary, general managers, financial controller, taxation manager and personnel manager of each Group Company and the accountants, solicitors, tax advisers and insurance brokers who act, or at the relevant time acted, for each Group Company) and that the Seller has used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate in all material respects.

8.8	All Claims by the Buyer against the Seller under clause 8.6 shall be subject to the provisions of Schedule 10.

Buyer Warranties and Undertaking

8.9	In consideration of the Warrantors entering into their respective obligations under this Agreement:

(a)	Cambrex and the Buyer warrant to the Warrantors respectively as follows:

(i)	the Buyer has full power to enter into and perform this Agreement which constitutes binding obligations on the Buyer in accordance with its terms; and

(ii)	neither the Buyer nor Cambrex is aware of a Claim; and

(b)
the Buyer undertakes to the Seller that it shall not dispose of part only of its shareholding in either of the Companies until such time as the Seller has been paid all amounts that are due to be paid to the Seller pursuant to this Agreement.

Miscellaneous

8.10	In consideration of the Buyer entering into this Agreement the Seller:

(a)
warrants that neither it nor any person connected with it has at Closing any claim of any kind (actual or contingent) against any Group Company on any account except in respect of amounts due and payable for services supplied by way of trading in the ordinary course of business; and

(b)
irrevocably and unconditionally waives and undertakes to procure that  each person connected with it shall waive with effect from Closing any claim (actual or contingent) which such person has against any Group Company except for those identified in clause 8.10(a) or which have been fairly disclosed to the Buyer in the Disclosure Letter.

8.11
The Seller shall indemnify the Buyer against any liability, loss, claim, cost, expense or demand arising from breach of the Warranties in relation to the 2010 Sale Shares in paragraphs 2.1 and 2.2 of part 1 of Schedule 4 or of the covenants in clause 2.2 only.

8.12
The Seller shall indemnify the Buyer against any liability, loss, claim, cost, expense or demand arising from breach of the Warranties in relation to the 2015 Sale Shares in paragraphs 2.1 and 2.2 of part 1 of Schedule 4 or of the covenants in clause 3.2 only.

8.13	The indemnities set out in clauses 8.11, 8.12, and 9.2 shall not be qualified by anything contained in or referred to in the Disclosure Letter or the 2015 Disclosure Letter.

8.14
Except as provided in clause 8.13, the Warranties given as at the Closing Date are qualified to the extent, but only to the extent, of those matters Fairly Disclosed in the Disclosure Letter and the Warranties given as at the 2015 Closing Date are qualified to the extent, but only to the extent, of those matters Fairly Disclosed in the 2015 Disclosure Letter.

8.15	Each of the paragraphs in Schedule 4:

(a)	shall be construed as a separate and independent warranty; and

(b)	except as expressly provided otherwise in this Agreement, shall not be limited by reference to any other paragraph in Schedule 4 or by any other provision of any Agreed Document,

and the Buyer shall have a separate claim and right of action in respect of every Relevant Breach.

8.16	The rights and remedies conferred on the Buyer under this Agreement:

(a)
are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Buyer in respect of any Relevant Breach (including the right to damages for any loss or additional loss suffered by the Buyer);

(b)
shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Buyer may before Closing have had actual, constructive or imputed knowledge of the matter giving rise to the claim (subject to clause 8.3, other than by way of that matter being Fairly Disclosed in the Disclosure Letter); and

(c)
shall not be affected or limited by any investigation made by or on behalf of the Buyer into the Group or any report on the Group prepared at the instance of or made available to the Buyer (other than by being Fairly Disclosed in the Disclosure Letter).

8.17
The Warranties given by the Warrantors in relation to the 2010 Sale Shares shall not in any respect be extinguished or affected by Closing  and the Warranties given by the Seller in relation to the 2015 Sale Shares shall not in any respect be extinguished or affected by 2015 Closing.

8.18	The Warrantors agree with the Buyer:

(a)
that the giving by any Group Company and/or any of its directors, employees, agents or advisers to the Warrantors or their respective agents or advisers of any information or opinion in connection with the Warranties or the Agreed Documents or otherwise in relation to the business or affairs of any Group Company or in connection with the negotiation and preparation of the Agreed Documents shall not be deemed a representation, warranty or guarantee to any party of the accuracy of any such information or opinion;

(b)
to waive any right or claim which they may have against any Group Company and/or any of its directors, employees agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

(c)	that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to the Agreed Documents (including the Warranties).

8.19
Any amount which, but for this clause 8.19, would be payable to the Buyer by the Warrantors arising from any Relevant Breach or from any other breach or under any covenant or indemnity contained in this Agreement or any other Agreed Document (a “Relevant Amount”) shall be increased so that the net amount received by the Buyer after any deduction or withholding of, or any liability for, Tax shall be equal to that Relevant Amount.

Effect of breach of 2010 Warranties

8.20	If the effect of a Relevant Breach of the 2010 Warranties pursuant to clause 8.1 or clause 8.2 is that:

(a)	any asset of any Group Company is extinguished or is worth less than its value would have been if the Relevant Breach had not occurred; or

(b)	any Group Company is or will be under a liability or an increased or substituted liability which would not have existed if the Relevant Breach had not occurred;

the Buyer may by notice in writing given to the Warrantors at any time after Closing require the Warrantors to make good the resultant loss to the Buyer or the relevant Group Company by the payment in cash to the Buyer of the Appropriate Sum, such sum to be payable to the Buyer from the Holdback Sum or in the event the Holdback Sum has been released or is not sufficient, to be satisfied by way of holdback from the 2015 Sale Share Purchase Price.

8.21	For the purposes of clause 8.20 (but not clause 4.18) the “Appropriate Sum” means:

(a)
if the effect of the Relevant Breach is as stated in clause 8.20(a), the amount by which the value of the assets of the relevant Group Company falls short of the value they would have had if the Relevant Breach had not occurred; or

(b)
if the effect of the Relevant Breach is as stated in clause 8.20(b),  the amount by which the liabilities of the relevant Group Company exceed what would have been their amount if the Relevant Breach had not occurred.

Effect of breach of 2015 Warranties

8.22	In the event of a Relevant Breach pursuant to clause 8.6, the provisions of paragraph 16 of part 1 of Schedule 10 shall apply.

9	Tax

9.1
The Warrantors covenant with the Buyer in the terms of the Tax Covenant, which shall take effect from Closing. For the avoidance of doubt, the Seller shall not covenant with Cambrex in terms of the Tax Covenant with effect from the 2015 Closing date or otherwise.

9.2
Without prejudice to any other rights available to the Buyer in law or under equity, effective at and after the Closing, the Warrantors and Mr Dhamecha hereby jointly and severally agree to indemnify, defend and hold harmless, Cambrex, the Buyer, or the Group Companies and their permitted assignees (collectively referred to as the “Indemnified Parties”) against any and all demands of Tax, arising on account of tax amounts that should have been withheld from the payments made to the Seller in respect of the sale of the 2010 Zenara India Shares and the 2015 Zenara India Shares by the Seller to the Buyer under this Agreement, whether disputed by the Indemnified Parties or the Seller or not and whether or not such a liability is also or alternatively a liability of or chargeable against or attributable to the Seller, raised by the Indian Income-tax authorities at any time after Closing on one or more of the Indemnified Parties including, without limitation, the amount of the Tax demanded, interest and penalties levied on such Tax and all expenses incurred in defending such an action before the Indian income-tax authorities or the relevant appellate authorities in India.

9.3	Clause 9.2 shall not apply to any liability paid to the Indian tax authorities by the Buyer pursuant to the provisions of paragraphs 17.1 to 17.4 of part 1 of Schedule 10.

10	2010 Covenantors’ Restrictive Covenants

10.1
In recognition that under the terms of this Agreement and the Shareholders’ Agreement the Buyer is committed to making a very substantial long-term investment in the Companies in order to facilitate profitable increase in the Group’s business in every available market, and in order to protect the value of the 2010 Sale Shares and the Business Information, each of the 2010 Covenantors covenants with each Group Company and the Buyer that without the prior consent in writing of the Buyer (which consent shall not be unreasonably withheld or delayed) they shall not directly or indirectly, whether itself, or by its employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise, for a period of three years from Closing:

(a)
take any steps, including making any investments, which are preparatory to setting up or facilitating any business which does or will engage in the manufacture, production, sale, distribution or supply of Restricted Products and/or the supply of Restricted Services;

(b)
carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether or not for reward) in, provide any technical, commercial or professional advice to, or in any way assist any business which is or is about to be involved in:

(i)
the manufacture, production, distribution or sale of the Closing Restricted Products or any of them or the supply of the Closing Restricted Services or any of them in Territory 1 in competition with any Group Company; or

(ii)
the manufacture, production, distribution or sale of items which are at the relevant time Restricted Products or the supply of services which are at the relevant time Restricted Services in Territory 2 in competition with any Group Company; or

(iii)
the manufacture, production, distribution or sale of items which are at the relevant time Restricted Products or the supply of services which are at the relevant time Restricted Services in competition with any Group Company anywhere in the World;

(c)	solicit or canvass or accept orders for Closing Restricted Products or any of them or the Closing Restricted Services or any of them from any person who:

(i)	was a customer of any Group Company at any time during the twelve months preceding the relevant dealing or other action; or

(ii)	at the date of the relevant dealing or other action was in the process of negotiating to be or contemplating being a customer of any Group Company,

and with whom that 2010 Covenantor had personal dealings in the course of any Group Company’s business;

(d)	solicit or canvass or accept orders for Restricted Products or any of them or Restricted Services or any of them in a restricted territory, solicit or canvass or accept orders from any person who:

(i)	was a customer of any Group Company at any time during the twelve months prior to the relevant dealing or other action; or

(ii)	at the date of the relevant dealing or other action was in the process of negotiating to be, or contemplating being, a customer of any Group Company,

and with whom that Seller or any of the 2010 Covenantors had personal dealings in the course of any Group Company’s business;

(e)
solicit or entice away or attempt to solicit or entice away from any Group Company any director, manager or senior employee or consultant employed or otherwise engaged by that Group Company on the Closing Date, whether or not that person would commit any breach of any employment contract by leaving the employment of that Group Company; or

(f)
employ or otherwise engage any person who at the Closing Date or during the preceding twelve months was employed by any Group Company and who as a result is or is reasonably likely to be in possession of any Business Information.

10.2
Each of the 2010 Covenantors covenants for himself only with the Buyer that it shall not at any time after the Closing Date directly or indirectly, whether itself, or by its employees or agents or otherwise:

(a)
carry on any trade or business or be associated with any person involved in any trade or business using the names “Nulife”, “Danmed” or “Zenara” or any name incorporating the words in those trading names or any confusingly similar name;

(b)
in the course of carrying on any trade or business, claim, represent or otherwise indicate any ongoing association with any Group Company or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with any Group Company;

(c)	unlawfully interfere or unlawfully seek to interfere with, or with the continuance of, the supply of goods or services to or by any Group Company (or the terms of any such supply); or

(d)	(subject to clause 10.5) without the consent of the Company or the Buyer use, whether on their own behalf or on behalf of any third party, or disclose to any third party, any Business Information.

10.3
Subject to clause 10.5, each of the 2010 Covenantors covenants with each Group Company and (as a separate and independent covenant) the Buyer that, if any Group Company shall have obtained any Business Information from any third party under an agreement including any restriction on disclosure known to it, it shall not and shall procure that none of its Related Companies shall at any time without the consent of the relevant Group Company or the Buyer infringe that restriction.

10.4
The restriction in clause 10.2(b) shall not prevent any 2010 Covenantor who continues in the employment of any Group Company after Closing from claiming, representing or indicating his association in that capacity with that Group Company so long as that employment continues and in accordance with the terms of the relevant service agreement.

10.5	The restrictions in clauses 10.2(d) and 10.3 shall not apply:

(a)
to any Business Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement by the relevant 2010 Covenantor; or

(b)
to any 2010 Covenantor to the extent that it, he or she is required to disclose Business Information by any Official Requirement (including the regulations of any securities exchange or other Relevant Authority to which they are subject).

10.6	The 2010 Covenantors agree with the Buyer that the covenants in clauses 10.1 to 10.3 inclusive (on which the 2010 Covenantors confirm that they have received independent legal advice):

(a)
are reasonable and necessary for the protection of the value of the 2010 Sale Shares, the Buyer’s investment in the Company in accordance with this Agreement and the Shareholders’ Agreement and the Group and that having regard to that fact those covenants do not work harshly on them; and

(b)	are given to induce the Buyer to enter into this Agreement and in consideration of it doing so.

10.7	The restrictions in clauses 10.1 to 10.3 (inclusive) shall not apply:

(a)
so as to prevent any 2010 Covenantor who is an employee of any company in Cambrex’s Group or of either of the Companies from complying with the terms of his contract of employment with any company in Cambrex’s Group or either of the Companies (as the case may be from time to time); or

(b)
so as to prevent any 2010 Covenantor from owning as a passive investor up to 5% of the issued share capital of any company whose shares are traded on an internationally recognised exchange and which manufactures, produces, sells, distributes or supplies Restricted Products or Restricted Services; or

(c)	so as to prevent the ownership of any shares in Cambrex or any company in Cambrex’s Group or in either of the Companies as a result of the sale of the 2015 Sale Shares.

11	2015 Covenantors’ Restrictive Covenants

11.1
In recognition that under the terms of this Agreement and the Shareholders’ Agreement the Buyer is committed to making a very substantial long-term investment in the Companies in order to facilitate profitable increase in the Group’s business in every available market, for the mutual benefit of the Buyer, the Seller and the 2015 Covenantors, and in order to protect the value of the 2015 Sale Shares and the Business Information, each of the 2015 Covenantors covenants for himself only with each Group Company and the Buyer that without the prior consent in writing of the Buyer (which consent shall not be unreasonably withheld or delayed) they shall not directly or indirectly, whether itself, or by its employees or agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise, for a period of three years from the 2015 Closing Date:

(a)
take any steps, including making any investments, which are preparatory to setting up or facilitating any business which does or will engage in the manufacture, production, sale, distribution or supply of Restricted Products and/or the supply of Restricted Services;

(b)
carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether or not for reward) in, provide any technical, commercial or professional advice to, or in any way assist any business which is or is about to be involved in:

(i)
the manufacture, production, distribution or sale of the 2015 Closing Restricted Products or any of them or the supply of the 2015 Closing Restricted Services or any of them in Territory 3 in competition with any Group Company;

(ii)
the manufacture, production, distribution or sale of items which are at the relevant time Restricted Products or the supply of services which are at the relevant time Restricted Services in Territory 2 in competition with any Group Company; or

(iii)
the manufacture, production, distribution or sale of items which are at the relevant time Restricted Products or the supply of services which are at the relevant time Restricted Services in competition with any Group Company anywhere in the World;

(c)	solicit or canvass or accept orders for Restricted Products or any of them or the Restricted Services or any of them, from any person who:

(i)	was a customer of any Group Company at any time during the twelve months preceding the relevant dealing or other action or

(ii)	at the date of the relevant dealing or other action was in the process of negotiating to be, or contemplating being, a customer of any Group Company,

and with whom that 2015 Covenantor had personal dealings in the course of any Group Company’s business;

(d)	solicit or canvass orders for Restricted Products or any of them or Restricted Services or any of them in a restricted territory from any person who:

(i)	was a customer of any Group Company at any time during the twelve months prior to the relevant dealing or other action; or

(ii)	at the date of the relevant dealing or other action was in the process of negotiating to be, or contemplating being, a customer of any Group Company,

and with whom that 2015 Covenantor had personal dealings in the course of any Group Company’s business;

(e)
solicit or entice away or attempt to solicit or entice away from any Group Company any director, manager or senior employee or consultant employed or otherwise engaged by that Group Company on the 2015 Closing Date, whether or not that person would commit any breach of any employment contract by leaving the employment of that Group Company; or

(f)
employ or otherwise engage any person who at the 2015 Closing Date or during the preceding twelve months was employed by any Group Company and who as a result is or is reasonably likely to be in possession of any Business Information.

11.2
Each of the 2015 Covenantors covenants for himself only with the Buyer that it shall not at any time after the 2015 Closing Date directly or indirectly, whether themselves, or by their employees or agents or otherwise:

(a)
carry on any trade or business or be associated with any person involved in any trade or business using the names “Nulife”, “Danmed” or “Zenara” or any name incorporating the words in those trading names or any confusingly similar name;

(b)
in the course of carrying on any trade or business, claim, represent or otherwise indicate any ongoing association with any Group Company or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with any Group Company;

(c)	unlawfully interfere or unlawfully seek to interfere with, or with the continuance of, the supply of goods or services to or by any Group Company (or the terms of any such supply); or

(d)	(subject to clause 11.5) without the consent of the Company or Cambrex use, whether on their own behalf or on behalf of any third party, or disclose to any third party, any Business Information.

11.3
Subject to clause 11.5, each of the 2015 Covenantors covenants for himself only with each Group Company and (as a separate and independent covenant) the Buyer that, if any Group Company shall have obtained any Business Information from any third party under an agreement including any restriction on disclosure known to them, they shall not at any time without the consent of the relevant Group Company or the Buyer infringe that restriction.

11.4
The restriction in clause 11.2(b) shall not prevent any 2015 Covenantor who continues in the employment of any Group Company or any company in Cambrex’s Group after the 2015 Closing Date from claiming, representing or indicating his association in that capacity with the relevant Group Company or Group Companies so long as that employment continues and in accordance with the terms of the relevant service agreement.

11.5	The restrictions in clauses 11.2(d) and 11.3 shall not apply:

(a)	to any Business Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement; or

(b)
to any 2015 Covenantors to the extent that it, he or she is required to disclose Business Information by any Official Requirement (including the regulations of any securities exchange or other Relevant Authority to which they are subject).

11.6	The 2015 Covenantors agree with Cambrex that the covenants in clauses 11.1 to 11.3 inclusive (on which the 2015 Covenantors confirm that they have received independent legal advice):

(a)
are reasonable and necessary for the protection of the value of the 2015 Sale Shares, the Buyer’s investment in the Companies in accordance with this Agreement and the Shareholders’ Agreement and the Group and that having regard to that fact those covenants do not work harshly on them; and

(b)	are given to induce the Buyer to enter into this Agreement and in consideration of it doing so.

11.7	The restrictions in clauses 11.1 to 11.3 (inclusive) shall not apply:

(a)
so as to prevent any 2015 Covenantors who is an employee of a company in Cambrex’s Group or of either of the Companies from complying with the terms of his contract of employment with the company in Cambrex’s Group or either of the Companies (as the case may be from time to time);

(b)
so as to prevent any 2015 Covenantor from owning as a passive investor up to 5% of the issued shared capital of any company whose shares are traded on an internationally recognised exchange and which manufactures, produces, sells, distributes or supplied Restricted Products or Restricted Services; or

(c)	so as to prevent the ownership of any shares in any company in Cambrex’s Group or in either of the Companies as a result of the sale of the 2015 Sale Shares.

12	Announcements and Confidentiality

12.1
Except as expressly required by any Official Requirement or by any Relevant Authority, all announcements or circulars by, for or on behalf of any of the parties and relating to any matter provided for in any Agreed Document shall be in a form approved in writing by the parties in advance of issue.

13	Preservation of Rights

13.1
The Buyer, Cambrex or the Warrantors may, in their discretion, in whole or in part release, compound or compromise, or waive their rights or grant time or indulgence in respect of, any liability to it under any Agreed Document and may do so as regards any one or more of the parties under that liability without affecting the liability of or its rights against any other party in respect of the same or any other liability, whether joint and several or otherwise.

13.2	If the Buyer, Cambrex or the Warrantors:

(a)	grants any other party any indulgence, forbearance or extension of time; or

(b)	does not ascertain or exercise any of its rights or remedies, or delays in doing so,

the rights and remedies of the Buyer, Cambrex or the Warrantors (as the case may be) in respect of this Agreement are not diminished, waived or extinguished.

13.3
Any waiver of any right, obligation or remedy under, or compliance with or breach of any provision of, this Agreement must be expressly stated in writing to be such a waiver, must specify the right, remedy, obligation, provision or breach to which it applies and must be signed by an authorised signatory of the Buyer, Cambrex or the Warrantors (as the case may be).

13.4
If the Buyer, Cambrex or the Warrantors (as the case may be) waives any right, obligation or remedy under, or compliance with or breach of any provision of this Agreement, it can still enforce that right, obligation or provision or claim that remedy subsequently and that waiver shall not be deemed to be a waiver of any subsequent breach of that or any other provision or of any other right, obligation or remedy.

13.5
The discontinuance, abandonment or adverse determination of any proceedings taken by the Buyer to enforce any right or any provision of this Agreement shall not operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by the Buyer, Cambrex or the Warrantors (as the case may be) of, that or any other right or provision.

13.6	All references in clauses 13.2 to 13.5 to:

(a)
any right or remedy shall include any power, right or remedy conferred by this Agreement on, or provided by law or otherwise available to, the Buyer, Cambrex or the Warrantors (as the case may be); and

(b)
any right not being exercised shall include any partial exercise of that right and any circumstances in which the Buyer, Cambrex or the Warrantors (as the case may be) does not insist on the strict performance of any provision of this Agreement.

13.7
The giving by the Buyer, Cambrex or the Warrantors (as the case may be) of any consent to any act which by the terms of this Agreement requires that consent shall not prejudice the right of the Buyer, Cambrex or the Warrantors (as the case may be) to withhold or give consent to any similar act.

13.8	Clauses 13.1 to 13.6 inclusive shall apply (with the appropriate changes) to any rights under this Agreement enforceable under the Contracts Act by any person who is not party to it.

13.9
All of the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue to be effective notwithstanding Closing except in respect of those matters then already performed and Closing shall not constitute a waiver of any of the rights of the Buyer, Cambrex or the Warrantors (as the case may be) in relation to this Agreement.

14	Notices

14.1
Except as otherwise provided in this Agreement, every notice under this Agreement shall be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the intended recipient as the addressee and:

(a)	it is delivered by being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary);

(b)	it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee’s authorised address (as defined below);

(c)	is given to an international courier to deliver; or

(d)
the envelope containing the notice is properly addressed to the addressee at the addressee’s authorised address and duly posted by the recorded delivery service (or by international recorded post if overseas) or the notice is duly transmitted to that address by facsimile transmission.

and, in proving the service of any such notice, it shall be conclusive evidence to prove that the notice was duly given within the meaning of this clause 14.1.

14.2
A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of clause 14.1(d) unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.

14.3
For the purposes of this clause 14 the authorised address of each party shall be the address the parties’ registered address (or the address shown in Schedule 1 in the case of individuals) or (in the case of notices transmitted by facsimile transmission) its facsimile number at that address.

14.4	Any notice duly given within the meaning of clause 14.1 shall be deemed to have been both given and received:

(a)	if it is delivered in accordance with clauses 14.1(a) or 14.1(b), on that delivery; and

(b)
if it is duly posted, sent by international courier or transmitted in accordance with clause 14.1(c) or 14.1(d) by any of the methods specified in that clause, on the fifth (or, when sent by airmail, tenth) Business Day after the day of posting or (in the case of a notice transmitted by facsimile transmission) on receipt by the sender of a transmission report showing the successful transmission of the whole of the relevant notice or (if that transmission is not made during normal working hours on a Business Day) at 9.00 a.m. local time of the party receiving notice on the next Business Day.

14.5	For the purposes of this clause 14 “notice” shall include any request, demand, instruction, communication or other document.

14.6
A copy of any notice given under this clause 14 to a Buyer appointer (defined below at clause 22.2) shall be sent to Cambrex at their registered address for the attention of the General Counsel or such other office of Cambrex as Cambrex may from time to time notify the Seller.

15	Time

15.1	Time shall be of the essence of this Agreement as regards any time, date or period whether as originally fixed or as altered in accordance with this Agreement.

16	Entire Agreement

16.1
The Agreed Documents constitute the entire agreement between the parties in relation to the sale and purchase of the 2010 Sale Shares and the 2015 Sale Shares and other matters covered by them and supersede any previous agreement between the parties in relation to those matters, which shall cease to have any further effect.  It is agreed that:

(a)
no party has entered into any Agreed Document in reliance on, and each party unconditionally waives any claims in relation to, any statement, representation, warranty or undertaking which is not expressly set out or referred to in the Agreed Documents;

(b)
in the absence of fraud, no party shall have any remedy in respect of any untrue statement, made to it or its representatives or agents, prior to this Agreement being entered into and on which it or they relied other than representations, warranties or undertakings set out or referred to in the Agreed Documents and that party’s only remedy in respect of representations, warranties and undertakings set out in the Agreed Documents shall be for breach of contract; and

(c)	this clause 16 shall not exclude any remedy or liability for fraudulent concealment or fraudulent misrepresentation.

16.2
The Seller confirms that there are no agreements to which it (or any Connected Person of it) and any Group Company are party, other than those of the Agreed Documents (if any) to which they are parties.

17	Alterations

17.1	No purported alteration of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each party to this Agreement.

18	Severability

18.1
Each provision of this Agreement is severable and distinct from the others.  The parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by law.  If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any Enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue to be effective and their validity, legality and enforceability shall not be affected or impaired as a result, subject to the operation of this clause not negating the commercial intent and purpose of the parties under this Agreement.  Clause 1.2(e) shall be read subject to this clause 18.1.

18.2
If any provision of this Agreement is illegal or unenforceable because any period or area specified in it exceeds that permitted by a Relevant Authority, that provision shall take effect with the minimum modification necessary to make it valid, effective and acceptable to that Relevant Authority subject to that modification not negating the commercial intent of the parties under this Agreement.

19	Counterparts

19.1
This Agreement may be entered into in the form of two or more counterparts each executed by one or more of the parties but, taken together, executed by all of them and, provided that each party duly executes such a counterpart, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

19.2
Delivery of a copy of this Agreement showing an executed signature page of a counterpart by facsimile transmission or in Adobe TM Portable Document Format (PDF) sent by electronic mail shall take effect as delivery of an executed counterpart of this Agreement.  If either method is adopted, without prejudice to the validity of that Agreement, each party shall provide the others with a hard copy original of that executed counterpart as soon as reasonably practicable thereafter.

20	Payment of Costs

20.1
Each party shall be responsible for that party’s own legal and other costs incurred in relation to the negotiation, preparation and completion of each of the Agreed Documents and all other relevant documents.

20.2
Subject to clause 28, no Group Company shall directly or indirectly pay or reimburse any costs or expenses in connection with any investigation relating to the Group or with the negotiation, completion or implementation of the Agreed Documents.

21	Successors, Assigns and Third Party Rights

21.1	This Agreement shall be binding on and shall enure for the benefit of the successors in title and personal representatives of each party.

21.2	No 2015 Sale Share shall be transferred to a third party by the Seller and no 2015 Sale Share shall be registered in the name of a third party unless that third party enters into a Deed of Novation.

21.3	Except as provided in Clause 21.4, none of the parties (nor any other person entitled to enforce rights under this Agreement) may assign the benefit of any rights under this Agreement.

21.4
In the event that the Buyer transfers all its shares in the Companies in accordance with this Agreement, the benefit of this Agreement (including the Warranties) shall be freely assignable by the Buyer to such transferee, following any such assignment, all references in the Agreement to the Buyer or Cambrex shall be deemed to include such transferee and all other assigns or successors provided that in each case the relevant transferee has entered into either (i) in the event that such transfer occurs prior to 1st January 2015 a Deed of Novation or (ii) in the event that such transfer occurs on or after 1st January 2015, a covenant with the Warrantors, and in a form reasonably satisfactory to the Warrantors, to comply in all respects with the Buyers obligations contained in this Agreement.

21.5	Each Group Company shall be entitled under the Contracts Act to enforce any term of this Agreement which expressly or by implication confers any benefit on it.

21.6	Except as provided in clauses 21.3 and 21.4:

(a)	the Contracts Act shall not apply to this Agreement; and

(b)
no person (including any employee, officer, agent, representative or sub-contractor of a party) other than a party to this Agreement shall have the right (whether under the Contracts Act or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the parties, which agreement must refer to this clause 21.6.

21.7
No consent shall be required from any person having rights under this Agreement by virtue only of the Contracts Act to any amendment, variation, waiver or settlement of this Agreement or any right or claim arising from or under it which (in each case) has been agreed by any party to it.

22	Address for Service

22.1
The Seller and Mr Narasimhan (each a “Seller appointer”) irrevocably authorise and appoint the Seller’s Solicitors (or such other firm of solicitors resident in England or Wales, as each Seller appointer subsequently nominates from time to time by notice in writing to all the other parties) to accept on its behalf service of all legal process arising out of or connected with this Agreement.

22.2
Mr Dhamecha irrevocably authorises and appoints Fladgate LLP of 16 Great Queen Street, London WC2B 5DG (or such other firm of solicitors resident in England or Wales, as he subsequently nominates from time to time by notice in writing to all the other parties) to accept on his behalf service of all legal process arising out of or connected with this Agreement.

22.3
The Buyer (a “Buyer appointer”) irrevocably authorise and appoint Cambrex (UK and EIRE) Limited (or such other agent of service in the UK, as the Buyer subsequently nominates from time to time, whose appointment the Buyer notifies by notice in writing to all the other parties) to accept on its behalf service of all legal process arising out of or connected with this Agreement.

22.4
If Cambrex ceases to have an English subsidiary which will act as the Buyer’s agent to accept service of proceedings arising out of or connected with this Agreement, the Buyer shall immediately appoint another agent which has an address in England to accept service of proceedings arising out of or connected with this Agreement in England and notify all the other parties of such appointment and the name and address for service of such appointee.

22.5
Service of any such process on the person for the time being authorised under clauses 22.1, 22.2 or 22.3 shall be deemed to be service of that process on the Seller appointer, Mr Dhamecha or the Buyer appointer (as the case may be).

23	Applicable Law and Dispute Resolution

23.1
This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature, including claims in tort or for breach of any Official Requirement) shall be governed by and construed in accordance with English law.

23.2
Any dispute arising out of or in connection with this Agreement including any question regarding its validity, existence or termination except in respect of those matters where a different dispute resolution mechanism is applicable by reason of an express clause or paragraph to that effect in this Agreement shall be subject to the non-exclusive jurisdiction of the English Courts, to which the parties irrevocably submit.

24	Delivery of Agreement

24.1
The parties do not intend this Agreement to be delivered by, or to become legally binding on, any of them until the date of this Agreement is written at its head, notwithstanding that one or more of them may have executed this Agreement prior to that date being inserted.

25	Interest on Late Payment

25.1
Where a sum is required to be paid under this Agreement (other than under the Tax Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment as calculated in accordance with clause 25.2 below).

25.2	The rate of interest shall be 2% per annum above the Prime Rate for the time being.

26	Obligations in the Schedules

26.1	Each of the parties to this Agreement agree that they will comply with their respective obligations contained in the Schedules to this Agreement.

27	Guarantee

27.1
Cambrex hereby guarantees to the Warrantors and the 2010 Covenantors that it will procure (to the extent that it is reasonably able to do so as the ultimate Holding Company of the Buyer and pursuant to the rights and obligations contained in the Shareholders’ Agreement) that the Buyer complies with its obligations under this Agreement and Cambrex further guarantees to the Seller as primary obligor and not only as guarantor that on failure by the Buyer to perform its obligations under this Agreement when due and in the case of the payment of the Purchase Price payable pursuant to the terms of this Agreement when such payment is due and payable, Cambrex shall, on demand made by the Seller, perform the obligations of the Buyer under this Agreement provided that any payments under the terms of the clause shall release the Buyer from the relevant payment obligation in respect of the sum or sums actually paid to the Seller by Cambrex.

27.2
In the event that the Buyer transfers the 2010 Sales Shares to another company in Cambrex’s Group or to either of the Companies, Cambrex shall guarantee the obligations of that transferee in the terms of clause 27.1 above as if clause 27.1 above were repeated in this subclause in full but the references to “the Buyer” were replaced by “the company in Cambrex’s Group to which the 2010 Sale Shares were transferred” or “the Company to which the 2010 Sale Shares were transferred” as the case may be.

27.3
In the event that the Buyer sells any of its 2010 Sale Shares and the provisions of paragraph 9.2 of Schedule 10 applies, Cambrex shall guarantee the obligations of the Buyer and the third party purchaser/transferee in the terms of clause 27.1 above as if clause 27.1 above were repeated here in full but the references to “the Buyer” were replaced by “the Buyer and the third party purchaser/transferee” and in particular Cambrex will guarantee that the Purchaser (as defined in paragraph 9.2 of Schedule 10) shall purchase the 2015 Sale Shares from the Seller in accordance with the terms of this Agreement and in particular in accordance with Schedule 10 of this Agreement.

27.4
Cambrex hereby guarantees to the Warrantors and the 2010 Covenantors that it will procure (to the extent that it is reasonably able to do so as the ultimate Holding Company of the Buyer) that the Buyer complies with its obligations under the Shareholders’ Agreement and Cambrex further guarantees to the Seller as primary obligor and not only as guarantor that on failure by the Buyer to perform its obligations under this Agreement when due, Cambrex shall, on demand made by the Seller, perform the obligations of the Buyer under the Shareholders’ Agreement.

28	Third Party Intellectual Property Right claims

28.1
Each of Zenara UK and Zenara India jointly and severally hereby agree to defend Cambrex, its Affiliates and their respective directors, officers, employees and agents and subcontractors (collectively, the “Cambrex Indemnitees”) and the Seller, its Affiliates and their respective directors, officers, employees and agents and subcontractors (collectively, the “Seller Indemnitees”) (the Cambrex Indemnitees and the Seller Indemnitees being the “Indemnitees”), at the Companies’ cost and expense, and shall jointly and severally indemnify and hold harmless the Indemnitees from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees)  incurred by the Indemnitees arising out of any assertion, claim, action, lawsuit or other proceeding  brought against such Indemnitee by a Third Party claiming or alleging infringement of an Intellectual Property Right in relation to any product (including any process related to such a product) that is, or has been, at any time manufactured, packed, labelled, imported, transported, used, sold, offered for sale, promoted, marketed or distributed by a Group Company (each an "IP Claim").

28.2
Each of Cambrex Indemnitees and the Seller Indemnitees shall give prompt written notification to each of the Companies of the commencement of any IP Claim for which indemnification may be sought by them or, if earlier, upon the assertion of any such IP Claim by a Third Party (it being understood and agreed, however, that the failure by such Indemnitees to give notice of an IP Claim shall not relieve the Companies of their indemnification obligations under this Agreement except and only to the extent that both of the Companies are actually prejudiced as a result of such failure to give notice).  Within seven (7) days after delivery of such notification, the Companies shall, upon written notice thereof to the relevant Indemnitees, assume control of the defence of such IP Claim with counsel reasonably satisfactory to such Indemnitees.  The Companies shall decide amongst themselves which of them shall take the lead role in such a defence.

28.3
The Indemnitees may participate in such defence at their own expense; provided that if either the Cambrex Indemnitees or the Seller Indemnitees reasonably concludes, based on advice from counsel, that such Indemnitees and the Companies and/or the other Indemnitees have conflicting interests with respect to such IP Claim, the Companies shall be jointly and severally responsible for the reasonable fees and expenses of counsel to such Indemnitees.

28.4	Each of the Companies shall keep the Indemnitees advised of the status of such IP Claim and the defence thereof and shall consider recommendations made by the Indemnitees with respect thereto.

28.5
The Indemnitees shall not agree to any settlement of such IP Claim without the prior written consent of the Companies.  Neither of the Companies shall agree to any settlement of such IP Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitees from all liability with respect thereto or that imposes any liability or obligation on the Indemnitees or adversely affects the Indemnitees without the prior written consent of the Indemnitees.

IN WITNESS of the above the parties have executed this Agreement as a deed on the date written at the head of this Agreement.

Schedule 1

The Seller

Name:	Nulife (Cyprus) Limited

Status:	Private company limited by shares

Date of incorporation:	12 July 2007

Place of incorporation:	Cyprus

Registered number:	HE 204553

Registered office:	Nafpliou, 15
2nd Floor,
P.C. 3025, Limassol
Cyprus

Share capital:	€20,000 divided into 11,700 A Ordinary Shares of €1 each and 8,300 B Ordinary Shares of €1 each.

Issued share capital:
11,700 class A Ordinary Shares of which 1,552 are held by Mr Dhamecha and 9,878 are held by Mr Narasimhan and 900 B Ordinary Shares of which 120 are held by Mr Dhamecha and 780 are held by Mr Narasimhan at the Closing Date.

Directors:	Yianna Antoniou

Maria Agini

Anna Zachariadies

Secretary:	C.P. Palema Services Limited

Former Name:	Dragonflies Power Trading Limited

Bankers:	Helenic Net Banking

Schedule 2

Intentionally Blank

Schedule 3

The Companies

Bodies corporate

Part 1

Name:	Zenara Pharma Limited

Status:	Private company limited by shares

Date of incorporation:	2 December 2003

Place of incorporation:	England and Wales

Registered number:	04982886

Registered office:	Russell Bedford House City Forum
250 City Road
London EC1V 2QQ

Share capital:	€162,001 divided into 162,001 Ordinary Shares of €1 each

Issued share capital:	162,001 Ordinary Shares of €1 each held as follows:

Number and class of shares	Registered Holder	Beneficial Owner
162,001	The Seller	The Seller

Directors:	Mr Narasimhan, Mrs Vandana Shah and Arun Narayan

Secretary:	Mr Narasimhan

Auditors:	Lubbock Fine

Bankers:	HSBC Bank

Accounting reference date:              31 March

Part 2

Name:	Zenara Pharma Private Limited

Status:	Private Limited Company

Date of incorporation:	18 March 2004

Place of incorporation:	Hyderabad, India

Registered number:	U24239AP2004PTC042894

Registered office:	Plot No. 87-95, Phase III, IDA, Cherlapally, Hyberabad 500051

Share capital:	Rs 380,000,000 divided into 38,000,000 shares of Rs 10 each

Issued share capital:	Rs 323,901,440 divided into 32,390,144 shares of Rs10 each

held as follows:

Number and class of shares	Registered Holder	Beneficial Owner
32,390,134	The Seller	The Seller
10	Zenara Pharma Limited	The Seller

Directors:	Gandarvakottai Rangaswamy Srinivasa Raghavan and Jaison Abraham

Secretary:	Akasam & Associates Chartered Accountants

Auditors:	Akasam & Associates Chartered Accountants

Bankers:	Indian Overseas Bank, The South Indian Bank Ltd, HSBC Bank

Accounting reference date:	31 March

Former Name:	Danmed Pharmaceuticals Private Limited

Schedule 4

The Warranties

Part 1 - General Warranties

1	Information

1.1	The information in Schedules 1, 2 and 3 is accurate.

1.2
All replies to written enquiries raised by the Buyer or its professional advisers with the Seller or the Warrantors or their professional advisers in relation to any Group Company or its affairs, assets or liabilities, as set out in the Warranted Documents, are true and accurate in all respects and there is no other fact, matter or circumstance which renders any such information misleading save that: (i) the Warranties given in respect of the Accounts shall be as set out in paragraphs 4.1 to 4.5 inclusive of this Part 1 of Schedule 4 and not further or otherwise the Warranties given in respect of the Management Accounts shall be as set out in paragraph 4.8 of this Part 1 of Schedule 4 and not further or otherwise; and (ii) the document which appears in tab 19 called ‘Estimated Current Assets and Liabilities.XLSX’ are true and accurate as at the 30 September 2010 and have been prepared on a prudent basis consistent with the Management Accounts.

1.3
All replies to written enquiries raised by the Buyer or by the Buyer’s Solicitors, with the Warrantors or their professional advisers or Arun Narayan in relation to the Intellectual Property and the composition of, and process for manufacturing, the products of any Group Company, are true and accurate in all respects and so far as the Warrantors are aware there is no other fact, matter or circumstance which renders any such information misleading.

2	The Seller and the Sale Shares

2.1	The Seller has full power to enter into and perform this Agreement which constitutes binding obligations on the Seller in accordance with its terms.

2.2
All the Sale Shares are fully paid or are properly credited as fully paid and the Seller is the sole legal and beneficial owner of all the Sale Shares free from Encumbrances.  All issuances and transfers of the shares of Zenara India have at all times, been in compliance with the applicable provisions of the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2000) issued by the Government of India prevailing on that date.

2.3	No winding up order has been made in respect of the Seller nor, so far as the Warrantors are aware, has any petition for any such order been presented.

2.4	No application has been made in respect of the Seller for an interim order under section 253 Insolvency Act 1986.

2.5	The Seller is not unable to pay and nor does it have no reasonable prospect of being able to pay any debt as those expressions are defined in section 268 Insolvency Act 1986.

2.6	No person has been appointed by the court to prepare a report in respect of the Seller under section 273 Insolvency Act 1986.

2.7	No interim receiver has been appointed of the property of the Seller under section 286 Insolvency Act 1986.

3	The Warrantors

3.1	The Warrantors have full power to enter into and perform this Agreement which constitutes binding obligations on the Warrantors in accordance with its terms.

3.2	No bankruptcy order has been made in respect of the Warrantors, nor has any petition for any such order been presented.

3.3	No application has been made in respect of the Warrantors for an interim order under section 253 Insolvency Act 1986.

3.4	The Warrantors are not unable to pay and nor does he have no reasonable prospect of being able to pay any debt as those expressions are defined in section 268 Insolvency Act 1986.

3.5	No person has been appointed by the court to prepare a report in respect of the Warrantors under section 273 Insolvency Act 1986.

3.6	No interim receiver has been appointed of the property of the Warrantors under section 286 Insolvency Act 1986.

3.7	Immediately prior to Closing:

(a)	86.73% of the entire issued share capital of the Seller is legally and beneficially owned by Mr Narasimhan; and

(b)	13.27% of the entire issued share capital of the Seller is legally and beneficially owned by Mr Dhamecha.

3.8
Except as Fairly Disclosed, the Seller does not have any long term indebtedness or long term credit facilities  other than the loan secured by the debentures and share pledge, which are being discharged immediately following Closing.

3.9
There are not now outstanding any debentures, mortgages, charges, liens or other Security Interests given or issued by or in relation to the Seller except as Fairly Disclosed in the Disclosure Letter and any such debentures, mortgages, charges, liens or other Security Interests shall be released immediately following Closing.

3.10
There are no agreements or arrangements in place between Mr Narasimhan and Mr Dhamecha in respect of the ownership or operation of the Seller and there are no such agreements or arrangements that are proposed to be entered into between Mr Narasimhan and Mr Dhamecha other than the Trust Deed in relation to the ownership or transfer of shares in the capital of the Seller or 2015 Sale Shares.

4	Accounts

4.1
The Accounts were properly prepared in accordance with all relevant legislation and have been prepared in accordance with generally accepted accounting conventions, policies, principles and practices (including Accounting Standards in force as at the Accounts Date) consistently applied and the accounting conventions, policies, principles and practices (including methods of valuation) adopted for the Accounts and all items included in them are the same as those adopted in preparing the audited accounts of each Group Company for its three preceding accounting reference periods.

4.2
The Accounts give a true and fair view of the assets, liabilities (including contingent unquantified and disputed liabilities whether for Tax or otherwise), capital commitments and state of affairs of each Group Company as at the Accounts Date and of the profits and losses of each Group Company for the financial period to which the Accounts relate and in particular:

(a)	do not overstate the value of any asset of each Group Company as at the Accounts Date;

(b)	include full provision for all actual liabilities and bad debts;

(c)	include proper provision (or full disclosure) in accordance with Accounting Standards in force as at the Accounts Date for all contingent liabilities; and

(d)	include provision on the basis Fairly Disclosed in the Disclosure Letter for all doubtful debts and so far as the Warrantors are aware that provision will be adequate.

4.3
The Accounts and the audited accounts of each Group Company for the three preceding financial years include full provision for the depreciation of fixed assets in accordance with the policies stated in them.

4.4
Any slow moving stock included in the Accounts has been written down appropriately, all damaged, redundant, obsolete or unsaleable stock has been wholly written off and the value attributed to the remaining stock does not exceed the lower of its cost or net realisable value at the Accounts Date.

4.5	There is not included in the Accounts:

(a)	any income recognised prior to the performance of the work to which it relates; or

(b)	any income the right to receive which was conditional on the occurrence of an event which had not occurred at the Accounts Date.

4.6
The profits (or losses) of each Group Company for its three accounting reference periods up to the Accounts Date as shown by the audited accounts relating to those periods have not been affected by any unusual or non recurring income or expenditure.

4.7	The accounting reference date of each Group Company is and has at all times during the period of five years ended on the Closing Date or (if shorter) since its incorporation been 31 March.

4.8	The Management Accounts (copies of which are attached to the Disclosure Letter):

(a)	have been prepared on a prudent basis consistent with the Accounts;

(b)	have been prepared on a consistent basis from month to month; and

(c)	contain no material errors or omissions.

5	Position since the Accounts Date

5.1
Since the Accounts Date each Group Company has traded at a profit and since then there has been no material adverse change in the financial position or prospects of any Group Company, including in its pattern and method of trading, assets or liabilities (actual or contingent), turnover or profitability.

5.2
The value of the net realisable assets of each Group Company at Closing valued on the same bases and in accordance with the same principles as those employed in producing the Accounts (but excluding any revaluations since the Accounts Date) will not be less than the value of those assets at the Accounts Date.

5.3	Since the Accounts Date, no Group Company has:

(a)	agreed to acquire any business;

(b)	disposed of any of its assets except in the ordinary and normal course of business at the full market values of the assets concerned;

(c)	incurred any capital commitment in excess of £70,000;

(d)	made any offer or tender which is capable of being converted into an obligation of that Group Company by acceptance or other act of some other person;

(e)	agreed to purchase stocks in quantities or at prices materially greater than was the practice of that Group Company prior to the Accounts Date;

(f)	materially increased or materially reduced the level of its stock;

(g)	entered into any transaction or incurred any liabilities (actual or contingent) or made any payment not provided for in the Accounts except, in each case, in the ordinary course of trading;

(h)
done anything whereby expenses which should properly have arisen or be included in any period are deferred or are excluded from that period or whereby income which should not properly have arisen or be included in any period is accelerated or included in that period;

(i)
revised or modified its normal payment terms or its normal payment and debt collection practices for any customers or suppliers so as to accelerate payment of receivables or defer payment of creditors;

(j)
ceased to deal with any customer or supplier which, in either of the two financial periods ending on the Accounts Date, accounted for five per cent or more of (for a customer) the sales made by that Group Company or (for a supplier) the goods or services supplied to that Group Company; or

(k)	declared made or paid any dividend or other distribution except as provided in the Accounts.

6	Debtors and Creditors

6.1	No Group Company has any indebtedness except:

(a)	as Fairly Disclosed in the Accounts or in the Management Accounts;

(b)	as Fairly Disclosed in the Disclosure Letter; or

(c)	amounts due to trade creditors incurred in the ordinary course of trading since the date of the Management Accounts.

6.2	The amounts for which the assets of each Group Company are security have not increased above the level shown in the Accounts or in the Management Accounts.

6.3	No Group Company is owed any monies other than in the ordinary course of business.

6.4
The book debts shown in the Accounts have realised their full nominal amount less any reserve for bad or doubtful debts stated in the Accounts and no indication has been received by any Group Company or the Warrantors that any debt due to any Group Company is bad or doubtful other than those provided for as bad or doubtful debts stated in the Accounts and the Management Accounts.

6.5	No book debt has been duplicated or otherwise incorrectly recorded in the Accounts or the Management Accounts.

6.6	No Group Company has factored or discounted any of its debts.

6.7	No Group Company has given any Guarantee or entered into any agreement for the postponement of debt (or regulating the priority of any security for debt) or for lien or set off.

6.8
No Group Company is in default under the terms of any borrowing made by it and so far as the Warrantors are aware no circumstances have arisen which could entitle a lender of finance to any Group Company (other than on normal overdraft facility) to call in the whole or any part of the monies advanced or enforce any security.

7	Subsidiaries

7.1	No Group Company:

(a)	has ever had any Subsidiary;

(b)	has since its incorporation been a Subsidiary of any other company; and

(c)	holds any shares in the capital of any other company other than as shown in Schedule 3.

7.2	No Group Company has a branch, agency, place of business or permanent establishment outside the country of its incorporation.

7.3	Zenara Dormant does not have any assets or liabilities.

8	Property

8.1	No Group Company owns, uses or occupies or has any interest in any land and/or buildings other than the Properties.

8.2
The description of the Properties and the particulars of the estate owner and present use contained in Schedule 7 are correct and plans which accurately delineate the extent of the Properties are attached to the Disclosure Letter.

8.3	In this paragraph the expression the “present use” means in respect of each of the Properties the present use specified in Schedule 7. Except as Fairly Disclosed in the Disclosure Letter:

(a)	a Group Company has a good and marketable title to the whole of each of the Properties;

(b)
so far as the Warrantors are aware the Properties are not subject to any covenant, condition, agreement, restriction, reservation or right adversely affecting the Properties or their value or their present use;

(c)
all covenants, restrictions and stipulations which do affect the Properties (including covenants contained in any lease or leases under which the Properties are held) have been complied with in all material respects;

(d)	a Group Company is in exclusive and undisputed occupation of the whole of each of the Properties;

(e)	the Properties are not subject to (or to any agreement to create) any lease, tenancy, licence to occupy or other Encumbrance;

(f)
so far as the Warrantors are aware, no party claims the benefit of any right, easement, reservation or other privilege or Encumbrance in or over the Properties adverse to the title or interest of any Group Company or their present use;

(g)
the Properties and all buildings on each of the Properties and their present use comply with all relevant Town and Country Planning legislation, bye laws and regulations and no consents or approvals obtained under any of those Enactments are temporary or personal or subject to any conditions which have not been complied with in all material respects;

(h)
each of the Properties complies in all material respects with the Offices Shops and Railway Premises Act 1963, the Health and Safety at Work etc. Act 1974, the Regulatory Reform (Fire Safety) Order 2005 (the “Order”) and all other relevant Official Requirements and all orders consents or permissions given under any of them;

(i)	where required a fire risk assessment has been carried out in relation to each of the Properties in accordance with the Order and:

(i)	there has been no alteration to or change of use of any of the Properties which would invalidate any of those assessments; and

(ii)	no work or other action required following any of those assessments remains outstanding; and

(j)
all title deeds and documents required to prove the title of each Group Company to the Properties are in the possession of or under the control of that Group Company and have been delivered to the Buyer’s Solicitors.

8.4
There are no structural or material defects in the buildings or structures on the Property which comprises the manufacturing facility of Zenara India in Hyderabad, India and all those buildings and structures are in good and substantial repair and condition.

8.5
Neither any Group Company nor the Warrantors have received any adverse surveyors’, engineers’ or other professional report in respect of any of the Properties and, so far as the Warrantors are aware, no material, substance or method of construction not in accordance with present design standards and current accepted good building practice was used in the construction of any of the Properties.

8.6
No Group Company has at any time assigned or otherwise disposed of any freehold or leasehold property in respect of which any Group Company has any continuing liability either as original contracting party or by virtue of any direct covenant or under an authorised guarantee agreement given on a sale or assignment to or from any Group Company or as a surety for the obligations of any other person in relation to any real property and so far as the Warrantors are aware, no claim has been made against any Group Company in respect of any leasehold property formerly held by it or in respect of which it acted as a guarantor and so far as the Warrantors are aware no such claim is anticipated.

8.7
No claims have been made against the Warrantors or any Group Company in respect of repairs, dilapidations or any similar liability, and no other monetary claim or liability is outstanding, in each case in relation to the Properties.

8.8	The Warrantors do not expect any requirement for material expenditure in respect of repairs to any of the Properties within the five years following the date of this Agreement.

8.9	No notices under the Landlord and Tenant (Covenants) Act 1995 have been received by any Group Company.

8.10
The Warrantors have procured that the Seller’s Solicitors have provided to the Buyer’s Solicitors details of all transactions or proposed transactions relating to the Properties since the date title details were supplied to the Buyer’s Solicitors.

8.11
Each Group Company has paid the applicable stamp duty on, or in respect of all documents (including all documents relating to their properties and assets) which are required under the revenue laws in India or the UK (as appropriate) to be so subject to stamp duty in a proper and adequate manner (including any documents in relation to the properties owned, used or otherwise enjoyed by it) and has registered such documents wherever required under applicable Enactments.

9	Environmental Matters

9.1	Each Group Company:

(a)
complies and has at all times complied with all Environmental Laws and Environmental Licences, including without limitation, requisite consents for air and noise emissions; discharge of surface water or ground water; solid or liquid waste disposal; storage of liquefied petroleum gas and possession, manufacture, use, storage, transportation and disposal of hazardous material;

(b)
has obtained and maintained in full force and effect all Environmental Licences, and there are no conditions, facts or circumstances which could lead any Environmental Licence to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any Environmental Licence; and

(c)
has not been required by any Environmental Licence or any Environmental Law or as the result of any Environmental Claim to incur any expenditure which is material in the context of the business of that Group Company or to desist from taking any action which might have a material adverse effect on that Group Company’s financial condition.

9.2
There are attached to the Disclosure Letter complete and up-to-date copies of all Environmental Licences and all orders, notices, directions, applications, appeals, amendments and reports and any other communications relating to or in connection with any Environmental Licence.

9.3
No Environmental Claim is pending or has been made or threatened against any Group Company or any of its past or present directors, secretary or senior employees in their capacity as such or any occupier of any property at any time owned or leased by any Group Company and the Warrantors do not have any reason to believe that any Group Company or any of its officers has or is likely to have any liability in relation to Environmental Matters.

9.4
No Relevant Substance has been deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, used, collected, sorted or produced, or has been present in the Environment property owned, leased, occupied or controlled by any Group Company during its period of ownership, leasing, occupation or control in circumstances which could result in an Environmental Claim against any Group Company or which would entitle any Relevant Authority to bring an Environmental Claim against any Group Company or which would have a material adverse effect on the use or value of any property owned, leased, occupied or controlled by any Group Company.

9.5
There are attached to the Disclosure Letter full details (including copies of any relevant reports or other documents) of any inspections, investigations, studies, audits, tests, reviews or other analyses in relation to Environmental Matters relating to each Group Company or any property now or previously owned, leased or occupied by any Group Company conducted by or any Group Company and there are no others.

9.6
No Group Company has, at any time, assigned or otherwise disposed of any freehold or leasehold property in respect of which any Group Company has any continuing Environmental Liability either as original contracting party or by virtue of any direct covenant or under an authorised guarantee agreement given on a sale or assignment to or from any Group Company or as a surety for the obligations of any other person in relation to any real property and no Environmental Claim has been made against and notified to any Group Company in respect of any property formerly held by it or in respect of which it acted as a guarantor.

10	Assets

10.1
All assets (excluding the Properties and the Intellectual Property) used in connection with the business of each Group Company belong to that Group Company free from any lease, rental, hire or hire purchase agreement, agreement for payment on deferred terms, conditional sale agreement or bill of sale or other Encumbrance and there are no agreements or arrangements restricting the freedom of that Group Company to use or dispose of any of those assets as it thinks fit.

10.2	No Group Company makes use of any asset which is not included in the Accounts or the Management Accounts.

10.3
All material assets of, or used in connection with the business of, each Group Company are in the possession and under the control of that Group Company and are in good repair and condition and regularly maintained and fully serviceable.

11	Insurances

11.1	Copies of all current insurances maintained for each Group Company are attached to the Disclosure Letter.

11.2
Each Group Company has in effect valid product liability insurance sufficient to comply with all its contractual obligations to customers and other third parties in relation to the obtaining of such insurance cover.

11.3	In respect of all insurances maintained by the Group:

(a)	all premiums and any related insurance premium taxes have been duly paid to date;

(b)
each policy is in force and effective and no act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company has occurred which makes any of those policies voidable, nor so far as the Warrantors are aware have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor so far as the Warrantors are aware has there been any breach of the terms, conditions or warranties of any of those policies which would entitle the relevant insurer to decline to pay all or any part of any claim made under those policies;

(c)	details of all claims made during the period of three years preceding the date of this Agreement are Fairly Disclosed in the Disclosure Letter;

(d)	so far as the Warrantors are aware no claim is outstanding and so far as the Warrantors are aware no circumstances exist which are likely to give rise to any claim under the above policies; and

(e)	details of all the relevant policies are Fairly Disclosed in the Disclosure Letter.

11.4	No claims have been made by employees of any Group Company in respect of industrial injury in the three years preceding the date of this Agreement.

11.5
Zenara India is compliant with their insurance obligations pursuant to the licence and supply agreement with Johnson & Johnson Limited and Johnson & Johnson Asia Pacific (being a division of Johnson & Johnson Pte Limited and dated 6 March 2009.

12	Bank Accounts

12.1
The Disclosure Letter contains full details of each of the investment, deposit and bank accounts maintained by or on behalf of each Group Company and of the banks and other financial institutions at which they are kept.

12.2
Full details of all overdraft, loan and other financial facilities available to each Group Company and of all amounts borrowed under them are set out in the Disclosure Letter and no person who provides any of those facilities has given any indication to any Group Company or the Warrantors that they are considering withdrawing or altering any of those facilities.

12.3	Neither the Warrantors nor any Group Company have done or omitted to do anything which is likely to affect adversely the continuance of the facilities referred to above.

12.4	There are no unpresented cheques drawn by any Group Company otherwise than in the normal course of trading.

13	Conduct of Business

13.1	The Forecasts were prepared in good faith.

13.2	No Group Company:

(a)
is now nor has it been during the period of two years prior to the date of this Agreement a party to any contracts or transactions which are, or involve obligations, of an unusual, onerous or long term nature;

(b)	has at any time given any gifts, bribes or inducements to any person, in particular the Companies have complied with the US Foreign Corrupt Practices Act and all applicable anticorruption laws; or

(c)
has at any time directly or indirectly paid, offered, given, promised to pay or authorised the payment of any monies or other things of value to a Government Official, defined below, to obtain or retain business or secure any improper advantages, nor has it permitted such actions by a third party.  For the purposes of this Warranty, “Government Official” means (i) an officer or employee of any government or any department, agency or instrumentality thereof, including government-owned or government-controlled commercial entities; (ii) an officer or employee of a public international organisation; (iii) any person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality or public international organisation; (iv) any political party or official thereof; (v) any candidate for political office; or (vi) any other person, individual or entity at the suggestion, request or direction, or for the benefit, of any of the above-described persons or entities.

13.3
No event or omission has occurred which would entitle any third party to terminate prematurely any contract to which any Group Company is a party or call in any money before the date on which payment of the relevant sum would normally or otherwise be due.

13.4
There is no claim against and so far as the Warrantors are aware there are no circumstances which may lead to a claim against any Group Company for defective goods, services, work or materials or for breach of representation, warranty, condition or Official Requirement in relation to goods or services or for delays in delivery or completion of contracts or for deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by any Group Company.

13.5
No Group Company has agreed to produce or deliver replacement goods after the date of this Agreement or to take back or make good any defective goods or services or repair or service any goods free of charge or otherwise not at arm’s length rates or issue a credit note or write off or reduce indebtedness in respect of any goods or services.

13.6	The acquisition of the 2010 Sale Shares by the Buyer:

(a)	will not entitle a supplier of any Group Company to cease supplying that Group Company or substantially reduce its supplies to that Group Company;

(b)	will not entitle a customer of any Group Company to cease to deal with any Group Company or substantially reduce its existing level of business with that Group Company;

(c)	will not result in the loss of the benefit of any right or privilege which any Group Company currently enjoys; and

(d)	will not result in any officer or senior employee of any Group Company leaving his office or employment.

13.7
In the three years preceding the date of this Agreement not more than ten per cent in value of purchases by any Group Company in any twelve month period have been placed with any one supplier and not more than ten per cent in value of sales by any Group Company in any twelve month period have been made to any one customer.

13.8
Each Group Company’s stock in trade is capable of being sold by that Group Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a buyer.

13.9	Each Group Company has the corporate power and authority to own, hold and operate its assets and to carry on its business as currently conducted.

13.10
Each Group Company has obtained all licences, permissions and consents required for the carrying on of its business, those licences, permissions and consents are in full force and effect and so far as the Warrantors are aware there are no circumstances, so far as the Warrantors are aware, which indicate that any of those licences, permissions or consents are likely to be revoked or not renewed in the ordinary course.  All filing and reporting required to be done to comply with all Enactments including the terms of any licenses, permissions and consents there as and have been made from time to time in a timely manner.  The transactions contemplated hereby will not have any material adverse effect on any licenses, permissions and consents obtained by a Group Company.  No wilful or negligent misrepresentations or omissions have been made in obtaining any such license, permissions or consents and the operation of the business does not contravene and has not contravened any provisions of the license, permissions or consents.  Zenara India has implemented all necessary steps as required under applicable Enactments (including without limitation under the Industries (Development and Regulation) Act, 1951 as issued by the Government of India) and in terms of all of its business consents (including without limitation, consents obtained from the Inspector of Factories under the Factories Act, 1948 as issued by the Government of India).

13.11
No Group Company carries out, nor since 31 December 2004 has any Group Company ever carried out, in the United Kingdom any Schedule 1 activity (as that expression is defined in the Greenhouse Gas Emissions Trading Scheme Regulations 2003) and no Group Company owns or operates, nor since 31 December 2004 has any Group Company ever owned or operated, any installation (as defined in those Regulations).

13.12	In relation to the CRC Energy Efficiency Scheme (“EES”) established by the CRC Energy Efficiency Scheme Order 2010 (the “EES Order”):

(a)	no Group Company has any actual or potential liability (direct or vicarious) for any act or omission by any party in breach of the EES Order; and

(b)	no Group Company is required to participate in the current phase of the EES.

14	Directors and Employees

14.1
Full, accurate and up to date particulars of the terms of employment of all of the directors and employees of each Group Company are contained in the Disclosure Letter including their names, dates of birth, salaries and dates of commencement of employment.

14.2
No change has been made nor agreed to be made nor proposed by any Group Company in the terms of employment of any of its directors or employees which is not reflected in the Disclosure Letter in relation to paragraph 14.1 above.

14.3
No negotiations for any increase in remuneration or benefits or change in any other term of the employment of any of the employees of any Group Company are current or are due to take place within six months after the date of this Agreement, no offer of or demand for any such increase has been made, and no employee of any Group Company has within the last 12 months received an increase in remuneration of more than 5% or suffered any reduction in remuneration.

14.4	There are not in existence:

(a)
any employment contracts or other contracts with directors or employees of any Group Company which cannot be terminated by three months’ notice or less without giving rise to any right to claim damages or compensation (other than compensation under the Employment Rights Act 1996);

(b)
any contracts or any arrangements to which any Group Company is a party involving share options, profit sharing or bonus, incentive or other similar payments for any existing or former employees or directors or any of their dependants;

(c)
any contracts or arrangements, other than those disclosed in relation to paragraphs 14.4(a) or 14.4(b) above, of whatever kind (whether legally enforceable or not) between any Group Company and existing or former directors or employees of that Group Company including contracts or arrangements for any indemnity, benefit or payment of any nature to or for the benefit of any existing or former directors or employees or any of their dependants;

(d)
any consultancy secondment or agency agreements or other arrangements between any Group Company and any other person, firm or company for the provision of an individual’s services to or by that Group Company; or

(e)	any arrangements by which any person has the use of any credit or charge card or account for which any Group Company is responsible.

14.5
There are no maternity or paternity, adoption, parental, emergency, child caring or other leave schemes (whether legally enforceable or not) which vary the rights, privileges and powers granted by law to any employee of any Group Company.

14.6
There are no persons who are on maternity leave or who are absent on grounds of disability or other long-term leave of absence who have a contractual or statutory right to return to work for any Group Company.

14.7
There have been no strikes or industrial action short of strike action (official or unofficial) by any of the employees of any Group Company during the period of six years immediately preceding the date of this Agreement.

14.8	There is no agreement or arrangement, whether written or oral or by custom and practice, involving any Group Company in relation to:

(a)	recognition of a trade union or other body representing employees;

(b)	collective terms and conditions or representation; or

(c)	representation of, informing or consultation with employees.

14.9
None of the employees of any Group Company are members of a trade union or any similar organisation and there is no recognised trade union, closed shop or collective agreement of any kind relating to any of the employees of any Group Company.

14.10
There is no claim, demand or liability outstanding or threatened (nor so far as the Warrantors are aware any circumstances, facts or events which may lead to any claim, demand or liability) against any Group Company on the part of any person who has been or is its director or employee (or the dependant of any such person).

14.11	The Warrantors are not aware of any material grievance on the part of any employee, the employees generally or any section of the employees (in each case) of any Group Company.

14.12	Within a period of one year preceding the date of this Agreement no Group Company has:

(a)
given notice of any redundancies to any Relevant Authority or started consultations with any independent trade unions or employee representatives under the provisions of Chapter II of Part IV Trade Union and Labour Relations (Consolidation) Act 1992 nor has any Group Company failed to comply with any such obligation under those provisions; or

(b)
been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 nor has any Group Company failed to comply with any duty to inform and consult any independent trade unions or employee representatives under those Regulations.

14.13	Each Group Company has in relation to each of its employees (and, so far as relevant, to each of its former employees) complied with:

(a)
all obligations imposed on it by all Enactments, rules, regulations, acts and codes of conduct and practice relevant to the relations between it and its employees or any trade union or employee representatives and has maintained current adequate and suitable records regarding the service and terms of employment of each of its employees and has in terms thereof discharged or adequately provided for in all respects its obligations to pay all salaries, wages, commissions, bonuses, overtime, pay, holiday pay, sick pay and other benefits of or connected with employment;

(b)
all collective agreements, recognition agreements, information and consultation arrangements and customs and practices for the time being dealing with those relations or the conditions of employment of its employees;

(c)	all relevant orders and awards made under any relevant Enactment or code of conduct and practice affecting the conditions of service of its employees;

(d)
all recommendations made by the Advisory Conciliation and Arbitration Service, all decisions made in relation to employees of that Group Company by its Arbitration Panel and with all awards and declarations made by the Central Arbitration Committee and, in each case, of which it is aware;

(e)	all orders, judgments and decisions of any court or tribunal; and

(f)	all obligations imposed on it under the contracts or terms of employment of its employees.

14.14	No person is a shadow director of any Group Company within the meaning of section 251 CA 2006.

14.15
There are no amounts of remuneration outstanding (including bonuses, holiday pay, and liabilities under section 13 Employment Rights Act 1996 accrued to the Closing Date) to any existing or former employee or director of any Group Company (other than amounts representing salary accrued due for the current pay period or for reimbursement of legitimate business expenses).

14.16
No employee or director of any Group Company has given notice to terminate, or is under notice of termination of, and there are no grounds on which any such employee or director may give, or may be given, notice to terminate, his employment with any Group Company.

14.17	No Group Company has made an offer of employment to any person which has yet to be accepted or rejected.

14.18	No employee of any Group Company is required to have a work permit in order to perform his duties in full.

15	Pensions

15.1
There is no and has never been any Pension Arrangement in operation for the benefit of any of the Employees or for the benefit of any dependants of Employees and no assurance has been given to any of the Employees about the introduction of any Pension Arrangement.

15.2	The Companies have not participated in any occupational pension scheme.

15.3
The Companies have complied with any obligations under the Welfare Reform and Pensions Act 1999 and Stakeholder Pension Schemes Regulations 2000 and there are no circumstances which could result in any penalty for failure to comply with those Acts or any regulations made under them becoming payable by the Companies.

15.4	In this paragraph 16 these definitions apply:

(a)	“Pension Arrangement” means an agreement, arrangement, custom or practice (whether legally enforceable or not) for the payment of or contribution towards any Benefits; and

(b)	“Employees” means the Companies’ employees, directors, former employees and former directors.

16	Commercial Contracts and Joint Ventures

16.1	There are not now outstanding:

(a)	any debentures, mortgages, charges, liens or other Security Interests given or issued by or in relation to any Group Company and not disclosed against any other Warranty;

(b)
any contracts or arrangements to which any Group Company is party and which are loss-making or which are not capable of being terminated by three or less than three months’ notice without payment of compensation or damages;

(c)	any agreements or arrangements (whether executed or executory) entered into by any Group Company otherwise than by way of bargain at arm’s length or otherwise than in the ordinary course of business;

(d)
any agreements or arrangements (whether executed or executory) entered into by any Group Company or the Seller which restricts the Group Company’s freedom to carry on its business in any part of the world in such manner as it thinks fit;

(e)	any contracts to which any Group Company is party and which cannot be assigned without the consent of another party; or

(f)	any powers of attorney given by any Group Company or any other authority (express or implied) by which any person may enter into any contract or commitment on behalf of any Group Company.

16.2	No Group Company is a party to any such contract as is referred to in section 702(1) CA 2006.

16.3
No Group Company is in material breach of any arrangement or contract to which it is a party.  No notice of termination has been received in respect of any of its contracts and, so far as the Warrantors are aware, there are no grounds for rescission, avoidance or repudiation of any of such contracts.

16.4
No Group Company has ever been, nor is it now party to any joint venture, consortium or partnership arrangement or agreement (including any limited partnership) or a member of any unincorporated association.

16.5
No Group Company is a party to any agreement any provision of which, so far as the Warrantors are aware, is void, voidable or otherwise unenforceable in any respect (including in relation to the payment or receipt of interest).

16.6
If any contract between any Group Company and Micro Labs Limited, Merck Limited, Elder Pharmaceuticals Limited and Cipla Limited has been terminated it was done so in the usual course of business of the relevant Group Company and did not and does not have an adverse effect on the business of any Group Company.

16.7
There are no outstanding or subsisting obligations under any contract entered into by either Group Company or the Seller in relation to the Group Company for the sale or purchase of shares or substantial assets including without limitation the deed of assignment executed between by Zenara India with Ceejay Health Care Private Limited (“CJ”) on 22 February 2009 and the share purchase agreement executed by the Seller on December 05, 2007 for the acquisition of shares of Zenara India.  Other than the deeds of assignment dated 22 February 2009 and 24 March 2009 Zenara India has not executed any contracts with CJ in relation to the transfer of any business assets by CJ to Zenara India.

16.8
Other than the agreement dated 6 March 2009 executed by Zenara India with Johnson & Johnson Limited and Johnson & Johnson Asia Pacific (being a division of Johnson & Johnson Pte Limited), Zenara India has not executed any agreement with any person to licence any technical and marketing rights pertaining to its business.

17	Unissued Capital

17.1
There are no agreements or instruments in force which require or confer the right (conditionally or unconditionally) to require the issue of any share or loan capital of any Group Company now or at any time in the future nor are there any agreements restrictions or obligations entered into by or binding on any Group Company as to its unissued share or loan capital.

18	Intellectual Property

18.1
Full and accurate details of all registrations of and applications for registration of Intellectual Property and of all material unregistered Intellectual Property are set out in the Disclosure Letter.

18.2	Full and accurate details of all licences of any of the Intellectual Property by or to any Group Company are contained in the Disclosure Letter.

18.3
Each Group Company owns all Intellectual Property Rights (other than any Third Party Software) relating to products manufactured and services provided by it or on its behalf or used by it in connection with its business in each case free from Encumbrances.  Each Group Company has requisite and full freedom to operate in respect of each of its products including but not limited the Companies nicotine replacement therapy gums and lozenges.

18.4
The Intellectual Property is valid and subsisting and the Warrantors do not know of, or of any basis for, any claim for revocation, amendment, opposition or rectification or any challenge to ownership or entitlement in respect of any of the Intellectual Property (due to non-payment of renewal or other fees or for any other reason).

18.5
Each Group Company has complied in all material respects with its obligations under any licence of the Intellectual Property and no such licence is or will become liable to termination because of any breach by or on behalf of any Group Company or the transaction contemplated by this Agreement.

18.6
No Group Company is required, so far as the Warrantors are aware, to pay a royalty or any other sum to any third party in respect of any of the Intellectual Property (other than in respect of any Third Party Software) except as Fairly Disclosed in the Disclosure Letter.

18.7
No Group Company has disclosed any Business Information except in the ordinary course of business and against written undertakings from the recipient to keep all such disclosed Business Information confidential, or to the Buyer.

18.8
Notwithstanding paragraph 18.7, no Group Company is under any obligation not to disclose, or otherwise restricted from disclosing, any Business Information or otherwise limited as to the manner in which it may utilise its Business Information.

18.9
So far as the Warrantors are aware, no Group Company is infringing or has ever infringed, either directly or through any other person, the Intellectual Property Rights of any third party, and no third party has notified any Group Company alleging any such infringement.

18.10	Other than in his capacity as a director and an employee of a Group Company, the Warrantors do not have any rights to use any of the Intellectual Property.

18.11
No claim under sections 39 to 43 Patents Act 1977 and no assertion of any rights under Chapter IV Copyright Designs and Patents Act 1988 or their equivalents in any applicable territory have been made in respect of any of the Intellectual Property.

18.12
All Developed Software is owned by a Group Company and the source code of, and all programmers’ notes, documentation and drafts relating to, all Developed Software are kept in a secure environment and have not been disclosed to any third party.

18.13
No Group Company requires any Intellectual Property Rights other than the Intellectual Property in order to use all the processes employed by it in its business as presently constituted or to manufacture, use and sell the products which result from those processes or otherwise to carry on its business.

19	Litigation, Offences and Processes

19.1
Apart from routine debt collection of amounts due to any Group Company in the ordinary course of business no Group Company is engaged in any litigation (whether criminal or civil), arbitration, reference of any dispute or disagreement to an expert or any alternative dispute resolution process and so far as the Warrantors are aware there are no facts or circumstances likely to give rise to any such litigation, arbitration, reference or alternative dispute resolution process.

19.2	No injunction has been granted against any Group Company and no Group Company has given any undertaking to any Court or to any third party arising out of any legal proceedings.

19.3	No unsatisfied judgement is outstanding against any Group Company.

19.4
No distress execution or other process has been levied on any asset of any Group Company nor has any Group Company received notice from any person threatening any such distress execution or other process.

19.5
So far as the Warrantors are aware, each Group Company has at all times conducted its business in all material respects in accordance with all applicable laws and Official Requirements of the United Kingdom and elsewhere.

19.6
No Group Company has received notice that it has incurred any liability (direct or vicarious) exceeding £2,000 arising from any single violation of any law or Official Requirement of the United Kingdom or the European Communities or the agreement relating to the European Economic Area or any local laws of any other jurisdiction nor from any ruling penalty or sanction which could adversely affect the business or financial condition of any Group Company nor in particular from any violation of any Enactment relating to Tax, consumer protection, employment, or industrial or labour relations.

19.7
So far as the Warrantors are aware, no Group Company has ever been, party to or concerned in any agreement, arrangement, understanding or practice which constitutes a breach of any term or condition of any licence, authorisation, appointment, code or similar instrument applicable to any Group Company or its business.

20	Insolvency

20.1
No order has been made and no resolution has been passed for the winding up of any Group Company or for a provisional liquidator to be appointed in respect of any Group Company and no petition has been presented and no meeting has been convened for the purpose of winding up any Group Company.

20.2
No administration order has been made and no application for administration (whether out of court or otherwise) has been made in respect of any Group Company, nor has any administrator been appointed in respect of any Group Company, nor has any notice of intention to appoint any such administrator been given to any Group Company, nor so far as the Warrantors are aware have any other steps been taken by any person (including any Group Company or their respective directors) to appoint any such administrator.

20.3
No person has appointed or no Group Company has received notice from any person threatening to appoint a receiver (including any administrative receiver) in respect of any Group Company or any of its assets.

20.4	No Group Company is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and nor has any of them stopped payment of its debts as they fall due.

20.5	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any Group Company.

20.6	No event analogous to any of the above has occurred in or outside England and Wales.

20.7	No circumstances have arisen (so far as the Warrantors are aware) which are likely to result in:

(a)	a transaction to which any Group Company is party being set aside; or

(b)	a third party claim involving any asset owned or used by any Group Company being made under sections 238 or 339 (Transactions at an undervalue) or 239 or 340 (Preferences) Insolvency Act 1986.

21	Grants

21.1
So far as the Warrantors are aware, no Group Company has done or omitted to do or agreed to do or to omit to do anything as a result of which all or any part of any investment or other grant or employment subsidy or similar payment made or due to be made to any Group Company is liable to be repaid, forfeited or withheld in whole or in part.

22	Special Contracts and Arrangements

22.1	No Group Company has at any time:

(a)	repaid, redeemed or purchased or agreed to repay, redeem or purchase any shares in its share capital or otherwise reduced or agreed to reduce its issued share capital or any class of issued shares;

(b)	directly or indirectly provided any financial assistance (as defined for the purpose of section 677 CA 2006) contrary to section 678 or section 679 CA 2006; or

(c)
capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares debentures or other securities any profits or reserves of any description or passed or agreed to pass any resolutions to do so.

23	Transactions with Shareholders or Directors and Others

23.1
Except for bona fide contracts of employment with executive directors of that Group Company in the ordinary course of business, no transactions, contracts or arrangements (including any loan or Guarantee made or given by any Group Company) have been entered into by any Group Company during the six years prior to the date of this Agreement:

(a)	in which a shareholder in or director of any Group Company or any person connected with a shareholder in or director of any Group Company has been interested whether directly or indirectly; or

(b)	which fall within the definition of “related party transaction” contained in Chapter 11 of the Listing Rules published by the UK Listing Authority.

23.2
Except in connection with bona fide contracts of employment with executive directors of that Group Company that have been disclosed to the Buyer, no monies are owed by any Group Company to any director of that Group Company or to the Warrantors or to any person connected with any such director or any such Warrantors or to any company or partnership in which any of those directors or any such Warrantors are directly or indirectly interested other than as holders of listed securities.

23.3
No Group Company has any debts owed to it by its directors or any of them or by any of the Warrantors (or by a person connected with any such director or any such Warrantors) or by any company in which the directors of any Group Company or any of them or any such the Warrantors (or any person connected with any of them) are directly or indirectly interested (other than as holders of listed securities) nor do the Warrantors or, so far as the Warrantors are aware, any Group Company’s directors or any of them (or any person connected with any of them) or any such company have any claims against any Group Company on any account whatsoever including claims for compensation for loss of office or for unfair dismissal or redundancy payment.

23.4
Neither the Warrantors nor any person connected with the Warrantors has any interest in any partnership or company (whether limited or unlimited and whether by way of shareholding, directorship, membership, employment or otherwise) other than in a Group Company or as the holder of securities which are listed on a recognised stock exchange.

24	Administration

24.1
There are attached to the Disclosure Letter true and accurate copies of the current Memorandum and Articles of Association or equivalent constitutional document of each Group Company incorporating all amendments made up to and including the date of this Agreement.  Each Group Company has always acted in full conformity with its Memorandum and Articles of Association or equivalent constitutional document.

24.2
The register of members of each Group Company contains a true and accurate record of the members and all former members of that Group Company and their holdings of shares in the capital of that Group Company.  All statutory books of each Group Company (i) are up-to-date, (ii) are maintained in accordance with applicable laws on a consistent basis and (iii) contain accurate records of all matters required to be dealt with in such books and records.

24.3	All mortgages charges and debentures by or in favour of each Group Company to which section 860 CA 2006 applies have been registered in accordance with the provisions of that section.

24.4	No direction has been given to any Group Company to change its name under Part 5 CA 2006.

24.5
All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies and the Department of Business, Enterprise and Regulatory Reform by each Group Company have been correctly and properly prepared in all material respects and so filed or delivered.

24.6
All the accounts books ledgers and financial and other material records of whatever kind of each Group Company are held or stored in means which are under the exclusive ownership and control of that Group Company, have at all times been properly and accurately kept and completed in all material respects, record all matters required to be entered in them by CA 2006, do not contain or reflect any material inaccuracies or discrepancies and give and reflect a true and fair view of the financial contractual and trading position of that Group Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors, stock in trade and work in progress.

24.7
A copy of every resolution passed by the members of any Group Company which ratifies, or purports to ratify, any conduct of a director of any Group Company amounting to negligence, default, breach of duty or breach of trust in relation to that Group Company is attached to the Disclosure Letter.

25	Competition Matters

25.1	No Group Company is nor has it ever been party to or concerned in any agreement, arrangement, understanding or concerted practice, or any other conduct or practice (unilateral or otherwise) which:

(a)	contravenes the Competition Act 1998 or the Enterprise Act 2002;

(b)
infringes Articles 101 and 102 of the Treaty on the Functioning of the European Union or any provision of those treaties or enacted under them, including any rule similar provisions of the ECSC, Euratom or EEA Treaties, or any other competition provision of those treaties or enacted under them, including any rule relating to state aid, public procurement or anti-dumping;

(c)	was required to be furnished to the Director General of Fair Trading under the Restrictive Trade Practices Act 1976;

(d)
constitutes a breach of any relevant undertaking, order, assurance or other measure taken under the Fair Trading Act 1973, the Restrictive Trade Practices Act 1976, the Resale Prices Act 1976 or the Competition Act 1980; or

(e)	infringes any competition, anti-trust or equivalent legislation of any other jurisdiction relevant to the business of any Group Company.

25.2	No Group Company is subject to any prohibition, order, condition, undertaking, assurance or similar measure or obligation imposed by or under any of the laws referred to in paragraph 25.1.

25.3
No Group Company is, or has ever been, subject to any enquiry, investigation, request for information, notice or other communication (whether formal or informal, and whether or not in writing) by any Relevant Authority under any of the laws referred to in paragraph 25.1.

25.4	The Warrantors have no reason to believe that any such action as is mentioned in paragraphs 25.2 or 25.3 will be taken against any Group Company in relation to any of its current activities.

25.5
Particulars of any agreements, practices and arrangements to which any Group Company is a party which are registrable with the Office of Fair Trading or the Competition Commission in the United Kingdom or with any equivalent competition authority in India, or with the Directorate General for Competition at the Commission of the European Communities (as the case may be) have been correctly registered.

26	IT Systems

26.1
Accurate copies of all the agreements required to use, support, maintain and/or develop all components of the IT Systems (including all licences, development agreements, software maintenance and support agreements, hardware maintenance agreements, source code escrow agreements and disaster recovery agreements) are attached to the Disclosure Letter.

26.2
No Group Company has breached any of its obligations under any of the agreements referred to in paragraph 26.1, those agreements all remain in full force and effect as at the date of this Agreement and no notice has been served by any person to terminate any of those agreements.

26.3
The operation of the IT Systems and the storage, processing and retrieval of all data stored on the IT Systems is under the exclusive control of the Group and any Intellectual Property Rights in that data are owned solely by a Group Company.

26.4
So far as the Warrantors are aware, the IT Systems have adequate functionality, capability and capacity for the present requirements of each Group Company and each part of the IT Systems is compatible with each other part.

26.5
Disaster recovery plans are in effect to ensure that any part of the functionality of the IT Systems which is critical to any Group Company can be replaced or substituted within twenty-four hours in the event of damage to, or destruction of, some or all of the IT Systems and those plans have been successfully tested in the twelve months prior to Closing.

27	Data Protection and Privacy

27.1	Neither the Warrantors nor any Group Company has shared any Personal Data with any organisation competing with the business of the Buyer or any member of the Cambrex’s Group.

27.2
No Group Company has Processed any Personal Data without having adequate security measures in place to protect against unlawful disclosure, loss or damage to that Personal Data and nor have any of them transferred any Personal Data outside the European Economic Area without ensuring that the recipient of the Personal Data has an adequate level of protection for the rights of the Data Subject.

27.3
No Group Company has disclosed any Personal Data to any third party without ensuring that the recipient has appropriate technical and organisational measures in place to protect against accidental loss, destruction or damage to the Personal Data and each Group Company complies fully with the Data Protection Laws.

28	Effect of this Agreement

28.1	The execution and delivery of, and compliance with the terms of, this Agreement does not and will not:

(a)
conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which any Group Company or the Warrantors is a party at the date of this Agreement or any provision of the Memorandum or Articles of Association of any Group Company or any lease, contract, order, judgement, award, injunction, regulation or other Encumbrance, restriction or obligation of any kind or character in force or applicable at the date of this Agreement by which or to which the Warrantors or any asset of any Group Company held at the date of this Agreement, is bound or subject; or

(b)
relieve any person from any obligation owed at the date of this Agreement to any Group Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by any Group Company at the date of this Agreement or to exercise any right whether under an agreement with or otherwise in respect of any Group Company in force at the date of this Agreement; or

(c)
result in the creation, imposition, crystallisation or enforcement of any Encumbrance in force at the date of this Agreement on any of the Sale Shares or on any of the assets of any Group Company in force at the date of this Agreement; or

(d)	result in any indebtedness of any Group Company at the date of this Agreement becoming due or capable of being declared due and payable prior to its stated maturity; or

(e)
otherwise than as specified in the Agreed Documents, so far as the Warrantors are aware in relation to the Sale Shares, require any consents, approvals, order or authorisation of, or registration, qualification, designation, declaration or filing with, any person.

Part 2 - Tax Warranties

1	Returns Notices and Records

1.1
All accounts, computations notices and returns required to be made or submitted by each Group Company to any Tax Authority and all notices and information required to be given by each Group Company to any Tax Authority have been properly and duly prepared and punctually made submitted or given by each Group Company and are up-to-date and correct.

1.2
In respect of Zenara India only, the acknowledgement copy of such accounts, computations notices and returns made or submitted by each group Company to any Tax Authority and all such notices and information submitted to any Tax Authority have been made available to the Buyer and the same were neither revised or supplemented anytime thereafter nor have any deficiency memorandums have been issued by any Tax Authorities subsequent to said filings, also there does not exist any basis of such deficiency.

1.3
No Group Company is, nor in the period of six years ended on the date of this Agreement has any Group Company been, in dispute with or subject to any visit, audit, enquiry or investigation, by any Tax Authority and so far as the Warrantors are aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute, audit, enquiry or investigation.

1.4	All statements and disclosures made to any Tax Authority in connection with any provision of Tax Legislation were when made complete and accurate.

1.5
No transaction or arrangement which required a ruling, direction, clearance or consent of a Tax Authority has been implemented by or on behalf of a Group Company without the requisite ruling, direction, clearance or consent having been obtained.

1.6	Where in response to an application a Tax Authority has given a ruling, direction, clearance or consent in relation to any transaction or arrangement carried out by or on behalf or a Group Company:

(a)
the relevant transaction or arrangement has been duly implemented by the Group Company in all material respects as described to the Tax Authority in the application and in accordance with all conditions prescribed by the relevant Tax Legislation and/or by the Tax Authority; and

(b)	so far as the Warrantors are aware there are no circumstances in which the ruling, direction, clearance or consent is or may be become invalid or may be revoked by the Tax Authority.

1.7
All refundable deposits made by each Group Company to any Tax Authority were duly paid under cover of a written memorandum (statutorily prescribed or otherwise), which has been handed over to the Buyer herewith in original except for such deposits which have become due for refund and the original has been presented before the Tax Authority for claim of refund (details of these have been suitable set out in the Disclosure Letter).  There are no such cases where the deposits have become due for refund but the application for refund has not yet been filed.

1.8	Each Group Company has preserved and retained in its possession:

(a)	(to the extent required by law) complete and accurate records relating to its Tax affairs (including records and certifications relating to transfer pricing); and

(b)
sufficient records relating to past events to calculate for Tax purposes the profit, gain, loss, debit, credit, charge or allowance which would arise on any disposal or on the realisation of any assets (including intangible fixed assets) owned at the Accounts Date or acquired since that date but before Closing.

2	Payment of Tax

2.1
Each Group Company has duly and punctually paid all Tax to the extent that the same ought to have been paid and has not in the last seven years paid or become liable to pay any penalty or interest or redemption, fine, by whatever name called, payable by virtue of the provisions of any Tax Legislation.

2.2	In relation to any payment of Tax which was made:

(a)	by way of instalment or contribution towards a Tax liability some part of which is unsatisfied; or

(b)	on account of a Tax liability the whole or part of which is (or, at the date of payment was) estimated the Disclosure Letter sets out details of each such payment of Tax, the date of its payment and the basis on which the payment was made.  So far as the Warrantors are aware, each such payment of Tax was when made and remains for the correct amount.

2.3	There is no group consolidation or aggregation for Tax purposes, but each Group Company is separately liable for Tax computed solely by reference to its own income, profits and gains.

2.4
No Group Company is nor has it ever been party to any Tax payment arrangements notified to and/or approved or recognised by a Tax Authority whereby another company accounts, or may become liable to account, for Tax to a Tax Authority on behalf of the Group Company and/or any Group Company accounts, or may become liable to account, for Tax to a Tax Authority on behalf of any other company.

2.5
Save for any Group Company that has losses which are recognised for Tax purposes, each Group Company pays Tax on its Income Profits or Gains at the standard full rate applicable to all companies resident in the jurisdiction where that Group Company is incorporated and no Group Company has paid, or made a claim (nor is it entitled to claim) to pay, Tax at a reduced rate whether by reason of the level of its income, profits or gains or otherwise.

2.6
The Disclosure Letter sets out for each Group Company and jurisdiction details of the Reliefs (including the type, original amounts, years incurred, utilizations (by year and amount), amounts remaining, and years of expiration) which at the Accounts Date were available for carry forward to later accounting periods.

2.7	The availability of each such Relief (other than taxable losses in India) to set against income, profits or gains is not, and will not be, denied or restricted in whole or in part by reason of:

(a)	the loss arising from transactions with persons who are or have been connected with a Group Company; or

(b)	any Event or combination of Events occurring on or before Closing (including the transfer of the Sale Shares to Buyer).

3	Accounts

3.1
The provision or reserve for Tax in the Accounts is sufficient to cover all liabilities of each Group Company for Tax as at the Accounts Date and all Tax for which each Group Company may after the Accounts Date become or have become liable in respect of or by reference to:

(a)	any Income Profits or Gains for any period which ended on or before the Accounts Date; or

(b)	any distributions made on or before the Accounts Date or provided for in the Accounts; or

(c)	any Event occurring on or before the Accounts Date.

3.2
Full potential provision has been made and shown (or disclosed by way of note) in the Accounts for deferred taxation (within the meaning of IAS 12 or, as the case may be, the corresponding accounting standard of the State where the relevant Group Company is incorporated, which applies to the Accounts).

3.3
Notice has been duly and properly given to the relevant Tax Authority of all claims for or (as the case may be) disclaimers elections or surrenders in respect of Reliefs assumed to have been made for the purposes of the Accounts and there are no claims, disclaimers, elections or surrenders the time limit for the making or doing of which expires within three months after the date of this Agreement.

3.4
There are no facts known to the Warrantors or those that the Warrantors should reasonably be aware of (including the directors, officer and employees thereof responsible for Tax), which would materially alter the Tax Information contained in the Accounts.

4	Events Since the Accounts Date

4.1	None of the following Events has occurred since the Accounts Date:

(a)	an acquisition, disposal or revaluation of any intangible fixed asset;

(b)	a deemed (as opposed to an actual) acquisition disposal or supply of assets goods services or business facilities;

(c)	any Group Company ceasing or being deemed to cease to be a member of any group or associated with any other company for the purposes of Tax;

(d)	a disposal or supply of assets goods services or business facilities by any Group Company for a consideration which is treated for purposes of Tax as greater than the actual consideration;

(e)	an acquisition by or supply to any Group Company of assets goods services or business facilities for a consideration which is treated for the purposes of Tax as less than the actual consideration;

(f)	a distribution (deemed or actual) by a Group Company or any Event which for Tax purposes is treated as a distribution by such company;

(g)	an Event which results in any Group Company being liable for Tax for which it is not primarily liable;

(h)	an Event in respect of which a Tax Liability arises as a result of a failure by any Group Company to withhold, deduct or account for Tax; or

(i)	a disposal (or an Event that includes, or for Tax purposes is treated as or deemed to include, a disposal) of a capital asset.

4.2
In this Warranty 4 "business facilities" means business facilities of any kind including, without limitation, a loan of money, the provision of a guarantee or similar facility, or a letting, hiring or licensing of any tangible or intangible property.

5	Concessions

5.1
No Group Company has during the period of seven years ending on the date of this Agreement relied on any formal or informal unpublished concession dispensation or practice (whether general or specific to any Group Company) which affects the amount of Tax chargeable on that Group Company or which purports to modify or provide exemption from any obligation to make or submit any computation notice or return to any Tax Authority.

6	Deductions and Withholdings

6.1
Each Group Company has made all deductions and withholdings in respect of, or on account of, any Tax from any payments made by it which it is obliged or entitled to make and (to the extent required to do so) has remitted and accounted in full to the relevant Tax Authority for all amounts so deducted or withheld.

7	Distributions by Group Companies

7.1	No Group Company has made or agreed to make any repayment of share capital.

7.2	No Group Company has issued or agreed to issue any share capital as paid up otherwise than by receipt of new consideration.

7.3
No Group Company has in the period of seven years ending on the date of this Agreement made (nor is it deemed for Tax purposes to have made during such period) any distribution except cash dividends properly authorised and disclosed in its audited accounts.

8	Profits or gains treated as Distributed to Group Companies

8.1	No Group Company has nor in the last seven years has it had any interest in:

(a)	a controlled foreign company; or

(b)
a company whose retained profits or gains or any part of them have been, or (whilst continuing to be retained) may at any time become, treated for Tax purposes as being distributed to or received by a Group Company; or

(c)	a company whose loans to a Group Company have been or may be, in whole or in part, treated for Tax purposes as distributions by the lending company.

9	Loans

9.1
No profit or loss would arise for Tax purposes in respect of any loan principal to which a Group Company is party if that loan principal were repaid to the extent of the amount shown in respect of such loan principal in the books of that Group Company at the date of this Agreement.

9.2
No debit, deduction or allowance shown in the books of a Group Company at the date of this Agreement in respect of any interest paid or payable and/or any discount or premium which has accrued or which is accruing on a loan to that Group Company has been or will be disallowed or restricted in whole or in part for Tax purposes.

9.3	No Group Company is, or at any time up to and including Closing, will be party to any loan in respect of which it is not the original creditor or (as the case may be) debtor.

10	Capital Assets

10.1
In respect of each asset of each Group Company (or, where for Tax purposes the relevant computation is made for all assets of a particular class or pool of assets, all the assets in that class or pool) other than trading stock, the Tax Deductible Cost of that asset:

(a)	is not less than the net book value of that asset as shown in the Accounts or, if the asset was acquired since the Accounts Date, the consideration given for its acquisition; and

(b)
has not been reduced (and for Tax purposes is not nor will it be treated or deemed to be reduced) by any claim, election or notice pursuant to Tax Legislation made before Closing or which is assumed by the Accounts to be made.

For the purposes of this Tax Warranty 10.1 “Tax Deductible Cost” means, in respect of an asset, the acquisition cost of that asset (together with any capital sums expended to enhance the value of the asset) which on a putative disposal of the asset on the date of this Agreement would be allowed for Tax purposes as a deduction from the disposal proceeds, after making all adjustments pursuant to Tax Legislation which are applicable to the asset concerned, including any reduction on account of Reliefs for depreciation, but excluding any incidental costs of disposal.

10.2
So far as the Warrantors are aware, all necessary conditions and any applicable elections for the availability of all Reliefs claimed by each Group Company relating to the depreciation of capital assets have at all material times been satisfied and remain satisfied.

10.3
Cenvat credit on capital assets has been availed by Zenara India approximately by fulfilling relevant criterion in this regard and is adequately supported by documentary evidence, which have been made available to the Buyer.

11	Secondary Liability

11.1
So far as the Warrantors are aware no Event has occurred in consequence of which any Group Company is or may be held liable to pay or bear any Tax which is primarily chargeable against or attributable to some person firm or company other than such Group Company.

12	Transfer Tax

12.1
There is no document that effects or records a transaction which a Group Company is or may be interested to enforce where all transfer taxes payable on that document (or, as the case may be, in respect of the transaction it effects or records) have not been paid in full.

12.2
There are no documents held outside a jurisdiction which if they were brought into that jurisdiction in order to enforce a Group Company’s rights would give rise to a liability to any transfer tax payable by any Group Company.

12.3	No Group Company has in the period of seven years ending on the date of this Agreement been party to any transaction in respect of which exemption or relief has been claimed from transfer tax.

12.4	In respect of any interest in land located in the United Kingdom held by a Group Company:

(a)
No land transaction return has been made since the Accounts Date or is outstanding and so far as the Warrantors are aware no Group Company will be required to make any land transaction return (including any further or amending return) in respect of any Relevant Property;

(b)	No Group Company is, nor so far as the Warrantors are aware will it become, liable to pay any SDLT (or further SDLT) after Closing in respect of any Relevant Property.

12.5	In this Tax Warranty 12 references to:

(a)	“liability” includes any liability which is uncertain, unascertained, deferred and /or contingent (and “liable” shall be construed accordingly);

(b)	“land transaction return” includes any self-certificate;

(c)	“Relevant Property” means the Properties and any real property in which any time on or before Closing a Group Company has had or will have any interest, including any leasehold interest;

(d)	“SDLT” means stamp duty land tax; and

(e)
“transfer tax” means all Taxes by whatever name known which apply in relation to the transfer of assets or interests in assets or to any document which effects or records any such transfer, including stamp duty, Stamp Duty Reserve Tax and SDLT.

13	Transactions with Associated Persons

13.1	No Group Company has in the period of seven years ending on the date of this Agreement been party to any non-arm’s length transaction.

13.2
No Group Company has in the period of seven years ending on the date of this Agreement entered into or been party to any transaction (including any loan) in respect of which the Group Company has adjusted (or when it comes to be made expects to adjust) any figure in a Tax return in order to comply with Tax Legislation on transfer pricing and so far as the Warrantors are aware there are no transactions in respect of which the relevant Tax Authority is likely to seek adjustment pursuant to Tax Legislation.

14	Anti-avoidance

14.1
No Group Company has in the period of seven years ending on the date of this Agreement been party to or otherwise involved in any scheme, arrangement or transaction the main purpose or one of the main purposes of which was to avoid Tax.

14.2
No Group Company is or has been party to any schemes, arrangements, transaction or series of transactions which or details of which have been or will be required to be notified to any Tax Authority under the provisions of any Tax Legislation relating to the disclosure of tax avoidance schemes or arrangements.

15	Sales Tax

15.1
Each Group Company is registered for Sales Tax in the jurisdiction in which it is incorporated and has not at any time in the last seven years been treated as (nor applied to be) a member of a group of companies for the purposes of Sales Tax.

15.2	No Group Company is registered (or required to be registered) for Sales Tax in any jurisdiction other than the jurisdiction in which it is incorporated.

15.3
Each Group Company has complied with all the requirements of Tax Legislation relating to Sales Tax and has retained in its possession all Sales Tax records, invoices and other necessary documents required to be preserved by Tax Legislation relating to Sales Tax and all such records, invoices and documents are up-to-date, complete and accurate.

15.4	No Group Company has in the last seven years been given any notice or warning by a Tax Authority that it is or may be required to give any security in respect of Sales Tax.

15.5	In respect of each State (if any) in the European Union where a Group Company is registered for Value Added Tax, no Group Company:

(a)	has made any exempt supplies in consequence of which it has been or will be unable to obtain credit for all Value Added Tax paid by it;

(b)
has made nor is it otherwise bound by any election whereby supplies by the Group Company in respect of land or any interest in land is or will be subject to Value Added Tax and which, but for the election, would be exempt;

(c)
holds an asset in respect of which it has claimed repayment of or credit for Value Added Tax paid by it where that repayment or credit could be subject to adjustment in accordance with Tax Legislation relating to Value Added Tax.

15.6	In this Tax Warranty 15, “Sales Tax” means:

(a)
for each State within the European Union, the Tax which is imposed by Member States pursuant to Council Directive 2006/112/EC of the European Union and which is known in English as “Value Added Tax”; and

(b)
for each State outside the European Union, that Tax or Taxes, by whatever names called, which is computed by reference to all or part of turnover or sales and which most closely approximates to Value Added Tax and includes, for those States where it is relevant, Central Value Added Tax, Central Sales Tax, Sales Tax or (as the case may be) Goods and Services Tax.

16	Import Taxes

16.1
All Tax (including customs duties) payable upon the importation of goods (including trading stock) which have been or are owned by a Group Company have been paid to the relevant Tax Authority in full and no such goods have been or are subject to fiscal or bonded warehousing arrangements whilst in the ownership of a Group Company.

17	Groups

17.1
No Income Profits or Gains will for Tax purposes be deemed or treated as arising for a Group Company by reason of the entry into or performance of this Agreement including, on Closing, the transfer of the Sale Shares to the Buyer.

18	Tax Relief for Expenditure

18.1
No Group Company has in the last seven years made any payment or incurred any liability to make any payment included in the computation of net income before tax which could be disallowed as a deduction in computing the taxable profits of such Group Company.

19	Inheritance Tax

19.1
So far as the Warrantors are aware no Group Company is, nor will it become, liable to be assessed to inheritance tax as donor or donee of any gift or as transferor or transferee of value (actual or deemed) or as a result of any disposition or transfer (actual or deemed) made by or deemed to be made by any other person.

19.2
There is no unsatisfied liability to inheritance tax attached or attributable to the assets of any Group Company or the shares of any Group Company and neither such assets nor such shares are subject to a charge in favour of a Tax Authority.

19.3	So far as the Warrantors are aware, no person has the power under Tax Legislation to raise any inheritance tax by sale or mortgage of or by a charge on any Group Company's assets or shares.

19.4
In this Tax Warranty 19 references to “inheritance tax” mean any Tax by whatever name called computed by reference to the value of the estate of a person or which has been or is payable by reason of a transfer of value out of such estate (whether on the death of a person or otherwise), including, but not limited to, in the United Kingdom that Tax known as “inheritance tax”.

20	Foreign Connections

20.1	No transaction or series of transactions has been carried out or proposed by or in relation to any Group Company which has resulted or, when performed, will result in:

(a)	a Group Company ceasing to be resident for Tax purposes in any jurisdiction; or

(b)	a company which is (or before the relevant transaction was) a subsidiary of a Group Company ceasing to be resident for Tax purposes in any jurisdiction.

20.2	No Group Company has ever been resident outside the jurisdiction in which it is incorporated for the purposes of any Tax Legislation.

20.3
No Group Company has (nor in the period of seven years ending on the date of this Agreement has it had) any branch, agent or permanent establishment (within the meaning of the OECD Model Double Taxation Agreement) outside the jurisdiction in which it is incorporated.

20.4
No Group Company has been (nor is it liable to be) assessed to Tax as the permanent establishment agent or representative of another person who is resident for Tax purposes outside the jurisdiction of assessment.

20.5	The Seller is and has since its incorporation been resident in Cyprus for the purposes of any Tax legislation and this has been confirmed in writing by the Cyprus Tax authorities.

21	Share and Bonus Schemes

21.1	None of the consideration for the sale of the Sale Shares to the Buyer will be treated as income in respect of which Tax will have to be accounted by the Buyer or a Group Company.

21.2
No Group Company has established (nor is it a participant in) any bonus, share option, profit related pay or other scheme or arrangement, whether or not approved by any Tax Authority, for the benefit of its current or former officers or employees or any of them.

21.3	No employee or officer (or former employee or officer) of any Group Company:

(a)	has since the Accounts Date exercised or surrendered any share options, the exercise or surrender of which; or

(b)	at the date of this Agreement holds any unexercised share options, the future exercise or surrender of which has resulted or (as the case may be) will result in a liability for the Buyer or a Group Company to pay or account for Tax.

22	Miscellaneous

22.1
All assets held by Zenara India on the Accounts Date and as duly indicated in the Accounts or in case of assets purchased post the Accounts Date are duly owned and possessed by Zenara India and are free from any security interest, other lien, encumbrances or restrictions due to any undischarged obligation arising under or due to provisions of any Tax Legislations.

22.2
No assets held by Zenara India on the Accounts Date and as duly indicated in the Accounts or in case of assets purchased post the Accounts Date are actually or potentially liable for confiscation under or due to provisions of any Tax Legislations.

22.3	No asset of Zenara India has been liable for fiscal or bonded warehousing regulations under the Indian customs laws whilst in the ownership of Zenara India.

22.4
As on the date of this Agreement there are no undischarged indemnity bonds that Zenara India may have furnished before a Tax Authority in lieu of a Tax concession, exemption or benefit availed by Zenara India.

22.5	There are no unfulfilled obligations vis-à-vis the concessions or benefit availed by Zenara India under Indian Foreign Trade Policy as may be applicable at material times.

Schedule 5

Seller’s Protections

1	In this Schedule:

1.1
“Claim” means in respect of the Warrantors, any claim which would (disregarding the provisions of this Schedule) be capable of being made against the Warrantors for any Relevant Breach or a breach of the Tax Covenant; and

2	Notwithstanding the foregoing provisions of this Schedule:

(a)
The maximum aggregate liability of the Warrantors in respect of all Claims under this Agreement will be limited to (i) (subject to paragraph 6 of Schedule 8) the Holdback Sum for so long as it is retained by the Buyer pursuant to clause 4.1(b) and Schedule 8 and (ii) the 2015 Sale Shares Purchase Price from which the Buyer shall take all payments due in respect of such liabilities subject to the terms of this Agreement;

(b)
In respect of the Warranties given by the Warrantors as at Closing the Warrantors shall not be liable and shall be under no liability to make any payment in respect of any Claim in respect of such Warranties unless the aggregate amount of all Claims exceeds US$100,000, in which event the Warrantors shall be liable for the whole amount of that liability and not merely for the excess;

(c)
In respect of the Warranties given by the Warrantors as at Closing and the Tax Covenant the Warrantors shall not be liable and shall be under no obligation to make any payment in respect of any Claim in respect of such Warranties or Tax Covenant unless written particulars of the Claim (giving full details of the specific matter in respect of which that Claim is made) together with supporting evidence and (if possible) an estimate of the amount claimed) are given to the Seller’s Representative:

(i)	in the case of any Claim relating to Tax, within a period of seven years from the end of the accounting period of any Group Company current at Closing Date (“Tax Claim Drop Dead Date”);

(ii)
in the case of any Claim not relating to Tax, receipt by the Buyer of the  day falling 6 months after the first set of audited accounts of the Companies following the Closing Date (“Other Claim Drop Dead Date”), and any such Claim (other than any Claim in respect of Tax) which has been made shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn 9 months after the date it was made unless court proceedings or other dispute resolution proceedings in respect of it have been commenced against the Warrantors (and for this purpose court proceedings shall not be deemed to have been commenced unless they been both issued and served on the Warrantors);

(d)
the Seller in respect of the Warranties as at the 2015 Closing shall not be liable in respect of any Claim in relation to such Warranties unless written particulars of the Claim (giving full details of the specific matter in respect of which that Claim is made together with supporting evidence and an estimate of the amount claimed) are given to the Seller’s Representative; and

(e)	Tax

the remaining provisions of this paragraph 2 do not apply to any Claims under the Tax Covenant;

(f)	Accounts

the Warrantors shall have no liability in respect of any Claim to the extent that it relates to any matter specifically provided for, or included as a liability or Fairly Disclosed, in the Accounts, in the Closing Accounts or the Accounts being warranted pursuant to clause 8.6(b).

(g)	Change in laws

The Warrantors shall have no liability whatsoever in respect of any Claim to the extent that the matter giving rise to the Claim would not have arisen but for:

(i)
the passing of, or any change in, after the date of the agreement, any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency or regulatory body; or

(ii)	any increase in the rates of Tax or any imposition of Tax,

in any such case not actually or prospectively in force at the date of this Agreement;

(h)	Claim arises as a result of change in accounting principles

The Warrantors shall have no liability whatsoever in respect of any Claim to the extent that the matter giving rise to a Claim arises wholly or partly out of or the amount thereof is increased as a result of any change in the accounting principles or practices or accounting reference dates of the Buyer, any company in Cambrex’s Group or either of the Companies introduced or having effect after the date hereof other than where such change was necessary in order to comply with India GAAP;

(i)	Conduct of Claims – Failure to Comply

the Warrantors shall have no liability in respect of any matter giving rise to a Claim to the extent that such liability arises or is increased as a result of any failure on the part of the Buyer or any member of Cambrex’s Group to comply with its or their obligations under paragraph 6 of this Schedule other than at the request or direction of the Seller.

3	Assessment of damages

3.1
In assessing any damages or other amounts recoverable for any Claim under the Warranties there shall be taken into account any corresponding savings by, or net benefit to, any member of Cambrex’s Group.

4	Buyer’s duty to mitigate

4.1
Nothing in this Schedule shall in any way restrict or limit the general obligation at law of each of the Buyer, Cambrex and each company in Cambrex’s Group (including the Group Companies) to mitigate any loss or damage which such company may suffer in consequence of any matter giving rise to any Claim under the Warranties.

5	No double recovery

5.1	The Buyer shall not be entitled to recover more than once in respect of any one matter giving rise to a Claim or a claim under the Indian Tax Indemnity.

6	Claims procedure under the Warranties

6.1
If any member of Cambrex’s Group becomes aware of any matter which might give rise to a Claim under the Warranties (other than those relating to Tax), the following provisions shall apply (and for the purpose of this paragraph 6 of this Schedule, reference to “Claim” shall be construed accordingly):

(a)
the Buyer shall immediately give written notice to the Warrantors or shall procure that written notice is immediately given to the Warrantors of the matter and shall consult with the Warrantors with respect to the matter (and, in the event that such matter is remediable, the Buyer shall not be entitled to pursue the Claim until the Warrantors have been given thirty (30) days from the date of such notice to remedy the same);

(b)
the Buyer shall provide, and shall procure that each member of Cambrex’s Group will provide, to the Warrantors and the Warrantors’ professional advisers, reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Warrantors to effect such remedial action as is referred to in paragraph 6.1(a) of this Schedule;

(c)	the Warrantors, at their expense, shall be entitled to take copies of any of the documents or records, and photograph any premises or assets referred to in paragraph 6.1(b) of this Schedule;

(d)	the Buyer shall and shall procure that each member of Cambrex’s Group and the Companies will:

(i)	take such action and institute such proceedings and give such information and reasonable assistance as may be required to:

(A)	avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

(B)	enforce against any person (other than the Warrantors) the rights of each member of Cambrex’s Group and the Companies in relation to the matter; or

(C)
in connection with any proceedings relating to the matter (other than against the Warrantors) use professional advisers nominated by the Sellers and, if the Warrantors so request, allow the Warrantors the exclusive conduct of the proceedings, save that the Warrantors will hand back the conduct of such proceedings to the relevant Group Company required by the Buyer or Cambrex (as appropriate) if it considers, acting reasonably, that the manner in which the proceedings are being conducted by the Warrantors is materially and adversely affecting the goodwill of the relevant Group Company, on serving not less than 30 days prior written notice on the Warrantors;

(e)
and in each case on the basis that the Warrantors shall fully indemnify the Buyer and each member of Cambrex’s Group for all reasonable costs and expenses incurred as a result or nomination by the Warrantors;

(f)
the Buyer shall not, and shall procure that no member of Cambrex’s Group nor either of the Companies will, admit liability in respect of or compromise or settle the matter without the prior written consent of the Warrantors, such consent not to be unreasonably withheld or delayed; and

(g)
where notice of a Claim against the Warrantors has been duly given and part of such claim relates to a liability which is contingent, the Warrantors shall have no liability to the Buyer in respect of such liability until such time as it becomes an actual liability.

7	Limitations and Claims procedure for Tax Related Claims

Paragraphs 2 and 9 of the Tax Covenant shall apply in respect of any Claim under the Tax Warranties.

8	Sellers’ liability insurance

If at any time after the date of this Agreement the Warrantors wish to take out insurance against its liabilities in respect of Claims, the Buyer shall, at the Warrantors’ expense, provide such information as any prospective insurer may reasonably require before affecting the insurance.

9	Buyer to preserve all records etc

The Buyer shall, and shall procure that the Companies shall take all reasonable steps to preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim.

10	Warrantors to be repaid amounts recovered by Buyer from Third Parties

10.1
If the Warrantors pays to any member of Cambrex’s Group or either of the Group Companies an amount in respect of a Claim and any member of Cambrex’s Group or either of the Group Companies subsequently recovers from a third party an amount which is referable to the matter giving rise to the Claim, then:

(a)
if the amount paid by the Warrantors in respect of the Claim is more than the Sum Recovered (as defined below), the Buyer shall (or, as appropriate, shall procure that the relevant member of Cambrex’s Group or the relevant Group Company shall) immediately pay the Warrantors the Sum Recovered; and

(b)
if the amount paid by the Warrantors  in respect of the Claim is less than or equal to the Sum Recovered, the Buyer shall (or, as appropriate, shall procure that the relevant member of Cambrex’s Group or the relevant Group Company shall) immediately pay the Warrantors an amount equal to the amount paid by the Warrantors.

10.2
For the purposes of paragraph 10.1, the expression “Sum Recovered” means an amount equal to the amount recovered from the third party plus any repayment supplement in respect of the amount recovered from the third party plus any interest in respect of the amount recovered from the third party, less any Tax computed by reference to the amount recovered from the third party payable by any member of Cambrex’s Group or either Group Company or Cambrex and less all reasonable costs and expenses incurred by any member of Cambrex’s Group, Cambrex or either Group Company in recovering the amount from the third party.

11	Remedies

11.1	A Relevant Breach by the Warrantors shall give rise only to an action by the Buyer for damages, subject to the provisions of clause 2 and shall not entitle the Buyer to rescind this Agreement.

11.2
Notwithstanding anything in this Agreement to the contrary, a breach by the Seller of any of the Warranties given as at the 2015 Closing shall give rise only to an action by Cambrex as set out in paragraph 16 of part 1 of Schedule 10.

11.3
Where the matter giving rise to a Claim under the Warranties is capable of remedy, with no loss being caused, the Buyer shall not be entitled to damages or other compensation unless written notice of the breach is given to the Warrantors and the matter is not fully remedied within 30 days after the date on which that notice is served on the Warrantors.

12	Overprovision

If at any time before the Other Claim Drop Dead Date, in the case of any liability of the Warrantors for any Relevant Breach, the amount of any provision, reserve (other than any provision or reserve for deferred taxation) or liability contained in or otherwise taken into account in, or in the preparation of, the Accounts and/or Closing Accounts is found to be in excess of the matter for which such provision of reserve was made, or the liability is discharged or satisfied below the amount attributed to such liability in the Accounts and/or Closing Accounts, or the value of assets contained in or otherwise taken into account in or in the preparation of the Accounts and/or Closing Accounts is found to have been understated (whether by reference to the position as at closing or as a result of subsequent events), the amount of such excess or of such understatement (“Excess Amount”) shall be applied in the following manner:

(a)
in the event that the Warrantors shall, prior to the date on which the Excess Amount is ascertained, have made any payment in respect of the Warranties, the Buyer shall repay to the Warrantors a sum equal to such part of the Excess Amount as does not exceed such prior payment by the Warrantors or such part of such prior payment as shall not have been repaid to the Warrantors under a previous application of this paragraph 12(a); and

(b)
where paragraph 12(a) above does not apply, or where such paragraph does apply but there remains a balance of the Excess Amount after part of the Excess Amount has been dealt with in accordance with that paragraph, the Excess Amount or the balance of the Excess Amount (as the case may be) shall be applied in reducing any liability of the Warrantors under the Warranties that may subsequently arise.

13	Buyer to preserve all records etc.

The Buyer shall, and shall procure that Cambrex and the Companies each take all reasonable steps to preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim.

14	Price Reductions

Any payment made by the Warrantors in respect of a breach of the Warranties or the Tax Covenant which has been Settled or Resolved if taken from the Holdback Sum shall be treated as a reduction of the consideration paid for the 2010 Sale Shares and otherwise be treated as a reduction in the consideration paid for the 2015 Sale Shares.

Schedule 6

Closing Provisions

Part 1 - Closing Obligations

1	Sellers Obligations

1.1	On Closing, in accordance with clause 6, the Seller shall:

(a)
deliver to the Buyer or (in the case of the items specified in paragraphs (vi) and (vii)) make available for collection by the Buyer or authorised representatives of the Buyer (to the extent not previously delivered or provided):

(i)	a transfer in respect of the 2010 Zenara UK Shares duly executed and completed in favour of the Buyer;

(ii)
duly executed powers of attorney or other authorities under which any of the Agreed Documents have been executed and certified copies of the minutes recording the Resolution of the Board of Directors of the Seller authorising the sale of the Sale Shares held by the Seller and the execution of the transfers in respect of them;

(iii)	certified true copies of resolutions passed by the board of directors of Zenara India on the Closing Date, in a form approved by the Buyer, authorising:

(A)	entry into the Agreed Documents required to be executed and delivered by Zenara India;

(B)	the directors of Zenara India (or any one of them) to execute and deliver the Agreed Documents required to be executed and delivered by Zenara India;

(C)	the transfer of the 2010 Zenara India Shares to the Buyer; and

(D)	subject to the transfers being duly stamped, the registration of the Buyer as a shareholder of Zenara India in its register of members and register of share transfers;

(iv)	certified true copies of resolutions passed by the board of directors of Zenara UK on the Closing Date, in a form approved by the Buyer, authorising:

(A)	entry into the Agreed Documents required to be executed and delivered by Zenara UK;

(B)	the directors of Zenara UK (or any one of them) to execute and deliver the Agreed Documents required to be executed and delivered by Zenara UK;

(C)	the transfer of the 2010 Zenara UK Shares to the Buyer; and

(D)	subject to the transfers being duly stamped, the registration of the Buyer as a shareholder of Zenara UK in its register of members and register of share transfers;

(v)	all share certificates in respect of the 2010 Sale Shares (or an indemnity in a form approved by the Buyer in respect of any missing share certificate);

(vi)
to the extent not in the possession of the relevant Group Company at the Properties or held by an employee of the relevant Group Company, all the financial and accounting books and records of each Group Company together with all cheque books and paying in books for its bank accounts; and

(vii)
to the extent not in the possession of the relevant Group Company at the Properties, all the assets of each Group Company (including all company credit cards held by persons resigning on Closing or otherwise ceasing to be employed or engaged by any Group Company after Closing) together with all documents evidencing its title to each of its assets (including vehicle registration documents relating to its motor vehicles);

(viii)	copy of the signed employment contract of Mr Narasimhan;

(ix)	the Cyprus Opinion; and

(x)	a legal opinion prepared by a law firm qualified to practice in Cyprus in connection with the entry and the execution by the Seller into the Agreed Documents.

(b)
cause all stock transfers executed in accordance with paragraph 1.1(a) above to be resolved to be registered (subject only to their being duly stamped) notwithstanding any provision to the contrary in the Articles of Association of any relevant Group Company;

(c)
cause the persons named in part 2 of this Schedule to be validly appointed as additional directors of each Group Company and where applicable the persons named next to those in part 2 of this Schedule as their alternates;

(d)
cause the person named in part 3 of this Schedule to cease to be a director and (if applicable) employee of Zenara UK and procure that such person delivers to the Buyer, in a form approved by the Buyer, their written resignation of their office acknowledging that they have no claim outstanding in respect of the termination of their office or otherwise;

(e)
cause the person named in part 4 of this Schedule to cease to be company secretary of Zenara UK, and procure that such person delivers to the Buyer, in a form approved by the Buyer, their written resignation of their office acknowledging that they have no claim outstanding in respect of the termination of their office as company secretary;

(f)	cause the person named in part 5 of this Schedule to be validly appointed as company secretary of Zenara UK; and

(g)	in respect of the 2010 Sale Shares procure the filing of a tax return with the Indian tax authorities.

2	Buyer’s Obligations

2.1	The Buyer shall deliver to the Seller:

(a)
a certified copy of the minutes of a duly constituted meeting of the board of directors of the Buyer in a form approved by the Seller at which the entry into by the Buyer of the Agreed Documents requiring to be executed and delivered by the Buyer are approved and the directors of the Buyer (or any one of them) be authorised to execute and deliver the same;

(b)	a legal opinion prepared by a law firm qualified to practice in Mauritius in connection with the entry and execution by the Buyer of the Agreed Documents, in a form approved by the Seller; and

(c)	a legal opinion prepared in connection with the entry and execution by Cambrex of the Agreed Documents, in a form approved by the Seller.

3	Cambrex’s Obligations

3.1
Cambrex shall deliver to the Seller a certified copy of the minutes of a duly constituted meeting of the board of directors of Cambrex at which the entry into by Cambrex of the Agreed Documents requiring to be executed and delivered by Cambrex are approved and the directors of the Cambrex (or any one of them) be authorised to execute and deliver the same.

4	Joint Obligations

4.1
The Seller and Buyer shall join in procuring that at or before Closing all existing bank mandates in force for each Group Company shall be altered (in such manner as the Buyer shall at Closing require) to reflect the resignations and appointments referred to in paragraphs 1.1(c) and (d) above.

4.2	Each party shall on Closing duly execute and deliver to the other parties those of the Agreed Documents requiring to be executed and delivered by the them.

4.3
The Buyer and the Seller shall execute and deliver to Zenara India, share transfer deeds duly stamped in accordance with applicable Enactments, in relation to each share certificate evidencing the 2010 Shares of Zenara India, to endorse their transfers in the name of the Buyer.

Part 2 - Additional Directors

1	Zenara UK

1.1	Michael Zachara;

1.2	Gregory Sargen; and

1.3	Jonathan Knight.

2	Zenara India

2.1	Arun Narayan;	Alternate: N.V.C Rao.

Part 3 - Resigning Director

1	Zenara UK

1.1	Vandana Mayank Shah

Part 4 – Resigning Company Secretary

1	Zenara UK

1.1	Mr Narasimhan

Part 5 – Company Secretary

1	Zenara UK

1.1	Arun Narayan

Schedule 7

The Properties

Part1 - Freehold Properties

Number	Description	Proprietor	Occupier(s)	Present Use
1	Plot no. 89-94 IDA, Cherlapally, Ph III, Survey No: 174(p), 83	Zenara Pharma Private Limited*	Zenara Pharma Private Limited	Manufacture of pharmaceuticals, formulations.
2	Plot no. 88 & 95 IDA, Cherlapally, Ph III, Survey No: 174(p), 83	Zenara Pharma Private Limited	Zenara Pharma Private Limited	Manufacture of pharmaceuticals, formulations.
3	Plot no. 87 & 96 IDA, Cherlapally, Ph III, Survey No: 174 & 183 (Part)	Zenara Pharma Private Limited*	Zenara Pharma Private Limited	Manufacture of pharmaceuticals, formulations.
4	Plot no. 83/B & 84 IDA, Cherlapally, Ph III, Survey No: 174(part)	Zenara Pharma Private Limited*	Zenara Pharma Private Limited	Manufacture of pharmaceuticals, formulations

* Please note the change of name document dated 19/01/2010 changing name of Danmed Pharmaceuticals Pvt Ltd, (which actually purchased the properties) to Zenara Pharma Private Limited.

Part 2 - Leasehold Properties

[Number	Description	Proprietor	Date of Lease	Parties to Lease	Term and rent	Occupier(s)	Present Use
1
Month to month leave and license agreement relating to B-124 AFOCHS Colony, 2nd Cross, Sainikpuri Secunderabad – 500094.  The leave and license relates to two bedrooms, dining and kitchen on the ground floor, and one bedroom on the first floor.
		S Vasudevan S/O S Sethuram	31/7/09	Proprietor & Occupier	11 months from 1/9/09 renewable for one period of 11 months with mutual consent of both parties with 10% enhancement every year. Rent was initially charged @ Rs 15,000 per month.	Zenara Pharma Private Limited	Residential Premises
2	Business accommodation service agreement relating to Room 9, Unit 10, Russell Bedford House, City Forum, 250 City Road, London, EC1V 2QQ	Lubock Fine	1 April 2008	Proprietor & Occupier
Initial term of 12 months from 1 April 2008 and thereafter £1,050 per quarter plus VAT payable quarterly in advance from 1 July 2008 subject to review after 12 months and terminable by either side giving 3 months notice.*
						Zenara Pharma Private Limited	Service Room

Schedule 8

Arrangements relating to the Holdback Sum

1
Unless the provisions of paragraphs 2 and 3 of this Schedule 8 (to which the following provisions of this paragraph 1 are subject) apply, any amount payable to the Buyer required in accordance with the provisions of clause 4.3(b) (to the extent that the Holdback Sum is sufficient for that purpose) shall be deducted from the Holdback Sum and the balance of the Holdback Sum (if any) shall be paid to the Seller on the date which falls 14 days after the later of the first anniversary of the Closing Date and the agreement or determination of the Net Working Capital Amount (the “Payment Date”).

2
If before the Payment Date the Buyer shall notify the Seller of any claim under any of the provisions of this Agreement or if the Buyer claims any amount in accordance with paragraph 1 above (a “Relevant Claim”) then the Buyer shall withhold from the Holdback Sum an amount equal to the lesser of:

(a)	the whole of the Holdback Sum (after deduction of any sum withheld under paragraph 1 above); and

(b)	an amount equal to the aggregate amount of all Relevant Claims,

until a Relevant Claim has been Settled or Resolved and the balance (if any) of the Holdback Sum shall then be payable to the Seller on the Payment Date as appropriate, and immediately upon a Relevant Claim being Settled or Resolved, any balance of that sum held by the Buyer which represents the excess (if any) of the sum held by the Buyer in respect of the Relevant Claim over the amount actually due by reason of that Relevant Claim being Settled or Resolved.

3
The Buyer’s non-payment of any part of the Holdback Sum in accordance with this Schedule 8 shall in no way prejudice or affect any other rights or remedies of the Buyer or Cambrex under this Agreement for the purpose of recovering any additional amount due to the Buyer, and not satisfied by retention of the Holdback Sum, from the 2015 Sale Shares Purchase Price.

4	For the purposes of this Schedule 8 a Relevant Claim shall be deemed:

(a)	to be “Settled” when (1) the Warrantors and the (2) the Buyer agree a final settlement of that Relevant Claim (and “Settlement” in this Schedule 8 shall be construed accordingly); and

(b)
to be “Resolved” when a binding expert determination of the matter in dispute is made in accordance with this Agreement or when an order or judgment is given in respect of that Relevant Claim and that order or judgment is final.

5	Settlement of any Relevant Claim in accordance with this Schedule 8 shall be treated as an adjustment to the consideration payable for the Sale Shares.

6
Notwithstanding that a Claim is Resolved neither the Buyer nor the Warrantors shall be precluded from pursuing any appeal to an order or judgement that has been made in respect of that Claim.  In the event that such an appeal is successful, the Warrantors shall be liable to repay some or all of the amount of the Holdback Sum released to the Seller in accordance with the outcome of any such successful appeal.

Schedule 9

Tax Covenant

1	Warrantors’ Covenant

1.1	Subject to the provisions of paragraph 2, the Warrantors hereby covenant jointly and severally with the Buyer to pay to the Buyer an amount equal to:

(a)	any Tax Liability of a Group Company:

(i)	arising as a consequence of or by reference to one or more Events which occurred on or before Closing; or

(ii)	arising in respect of or by reference to any Income Profits or Gains which were earned accrued or received on or before Closing or in respect of a period ended on or before Closing; or

(iii)	arising or assessed as a consequence of the failure of a Relevant Person at any time to satisfy or discharge all or part of a Tax Liability; or

(b)
any Tax Liability of a Group Company which would have arisen (and in respect of which the Warrantors would have been liable under paragraph 1.1(a)) but for the setting off of an Accounts Relief or a New Relief against that Tax Liability or (as the case may be) against the Income Profits or Gains which would have given rise to that Tax Liability;

(c)
any Accounts Relief lost or (where the Accounts Relief lost was a deduction from or set off against Income Profits or Gains) the Tax which would (on the basis of the rates of Tax current at the date of the loss and assuming Income Profits or Gains chargeable to Tax of an amount equal to the Relief) have been saved but for the loss;

(d)	any liability of a Group Company to pay or repay an amount in respect of Tax under an indemnity or covenant entered into on or before Closing;

(e)	any Tax Liability of a Group Company or the Buyer in respect of inheritance tax which:

(i)	is at Closing a charge on any of the shares or assets of a Group Company or gives rise to a power to sell mortgage or charge any of the shares or assets of a Group Company; or

(ii)
after Closing becomes a charge on or gives rise to a power to sell mortgage or charge any of the shares or assets of a Group Company being a Tax Liability arising as a result of the death of any person within six years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell mortgage or charge any such shares or assets would, if the death had occurred immediately before Closing and the inheritance tax payable as a result thereof had not been paid, have existed at Closing; or

(iii)
arises as a result of a transfer of value occurring or being deemed to occur on or before Closing (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of a Group Company; or

(f)	any reasonable costs and expenses properly incurred by the Buyer and/or a Group Company in connection with:

(i)
any liability or amount for which the Warrantors are liable under the previous sub-paragraphs of this paragraph 1.1, including the reasonable costs and expenses of investigating assessing or contesting any successful Tax Claim in respect thereof; or

(ii)	taking any action, including the defence of any Tax Claim, at the request or direction of the Warrantor; or

(iii)	any successful claim by the Buyer under this Schedule.

1.2
In determining for the purposes of this Agreement whether a charge on or power to sell mortgage or charge any of the shares or assets of a Group Company exists at any time the fact that any inheritance Tax is not yet payable or may be paid by instalments shall be disregarded and such Tax shall be treated as becoming due and the charge or power to sell mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which it becomes payable or arises.

2	Restriction of Warrantor’s Liability

2.1	The covenant contained in paragraph 1 shall not extend to any Tax Liability to the extent that:

(a)	such Tax Liability was paid or discharged on or before Closing and such payment or discharge was reflected in the Closing Accounts; or

(b)	provision or reserve in respect of that Tax Liability was made in the Closing Accounts; or

(c)	such Tax Liability has already been repaid to the Buyer under the terms of the Indian Tax Indemnity; or

(d)	such Tax Liability arises or is increased as a result of:-

(i)	any change in Tax Legislation; or

(ii)	any increase in rates of Tax; or

(iii)	any change in published Tax Authority practice or extra statutory concession in each case announced after Closing which has or which purports to have retrospective effect; or

(e)
the Tax Liability comprises interest or penalties arising by virtue of an underpayment of Tax on or prior to Closing, insofar as such underpayment was an underpayment due to a bona fide estimate made on or prior to Closing of the amount of income, profits or gains to be earned, accrued or received after Closing proving to be incorrect due to an event or events occurring after Closing which were not reasonably foreseeable at the time such estimate or underpayment was made; or

(f)
the Tax Liability arises as a result of a change on or after Closing in any accounting policy of any Group Company (including a change in the accounting reference date) other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to any Group Company; or

(g)
the Tax Liability arises as a result of any default or delay by the Buyer or any Group Company after Closing, including (without limitation) a delay in paying or satisfying any Tax Liability or a delay or default in submitting any returns, computations or other documents required to be submitted by them or in submitting such returns, computations or documents outside the appropriate time limits or in submitting such returns, computations or documents otherwise than on a proper basis, in each case after Closing (other than as a result of the Warrantors failing to comply with their obligations under paragraph 10 hereof or at the request or direction of the Warrantors); or

(h)	the Tax Liability would not have arisen but for an omission or a voluntary act or transaction carried out by the Buyer or a Group Company after Closing:

(i)	other than in fulfilment of a legally binding commitment entered into by a Group Company on or before Closing); or

(ii)
otherwise than in the ordinary course of business of the Group Company as such business was conducted at Closing PROVIDED THAT the following shall not (without limitation) be deemed to be in the ordinary course of business or they otherwise would be (with the effect that the exclusion in this paragraph will not apply):

(A)	any disposal (or deemed disposal for any Tax purpose) of assets other than trading stock sold at arm’s length;

(B)	any change in the use of an asset by any Group Company;

(C)
anything which has the result of requiring a disposal value to be brought into account, or which crystallises a balancing charge, for capital allowances purposes (or has any similar effect under the laws of any relevant foreign jurisdiction);

(D)	anything carried out or effected by any Group Company pursuant to a written request by the Warrantor; or

(i)
the Tax Liability would not have arisen but for the winding up of, or the cessation of trade or business by, or a change in the nature or conduct of the trade or business of a Group Member on or after Closing; or

(j)	the Tax Liability arises or is increased in consequence of any failure by the Buyer to comply with any of its obligations under this Schedule; or

(k)	the Tax Liability would not have arisen but for:

(i)
the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, under the provisions of any enactment or regulation relating to Tax, in each case after Closing by the Buyer or any Group Company, other than at the Warrantors’ direction in accordance with paragraph 10;

(ii)
the failure or omission on the part of any Group Company (other than at the Warrantors’ direction in accordance with paragraph 10 to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent the making or giving of which was specifically noted in the Disclosure Letter as being required.

(l)	the Tax Liability is interest arising under the Corporation Tax (instalment Payments) Regulations 1998 as a result of:

(i)	the instalment payments made before Closing being insufficient as a result of Income, Profits or Gains earned, accrued or received after Closing or an Event occurring after Closing; or

(ii)	a failure by the Buyer or any Group Company promptly to discharge such interest; or

(iii)	a failure promptly to pay any additional payment after Closing if the Purchase or a Group Company could reasonably have known that any instalment payment made before Closing was insufficient; or

(m)	the Tax Liability for Taxation is attributable to the rate of Tax to which any Group Company is subject is increased by virtue of joining Cambrex’s Group.

2.2
The Buyer shall not be entitled to recover any sum or otherwise obtain reimbursement or restitution more than once in respect of the same loss or damage and, for the avoidance of doubt, any amount received by the Buyer under this Schedule shall, to that extent, reduce the amount payable by the Warrantors for breach of the Warranties in respect of the same loss or damage and vice versa.

2.3
The provisions of paragraph 2.1 of this Schedule shall also operate to limit or reduce the liability of the Warrantors in respect of claims under the Tax Warranties and in any case when the provisions of paragraph 2.1 conflict with the other provisions of the Agreement which apply in respect of claims under this Schedule or under the Tax Warranties then the provisions of paragraph 2.1 shall prevail.

2.4	The provisions of Schedule 5 shall (so far as they are stated to) apply as if set out in full in this Schedule 9.

2.5
None of the provisions of this paragraph 2 shall apply so as to limit or exclude the liability of the Warrantors in respect of a Tax Liability if there is written evidence that any act or omission of any of the Warrantors or, before Closing, any Group Company in respect of that Tax Liability involves gross negligence, wilful neglect, or fraudulent conduct and in the event of a dispute between the parties as to the evidence the parties shall refer the matter to a mutually appointed and paid for Tax Counsel of at least ten years' call.

3	Credit for Tax Savings

3.1	The Buyer covenants that if it or the relevant Group Company becomes aware that a Tax Saving has arisen, then:

(a)	it will notify the Warrantors as soon as reasonably practicable; and

(b)
it will (at the cost and expense of the Warrantors) use its reasonable endeavours to procure that the benefit of such Tax Saving is obtained as early as possible provided that nothing in this paragraph 3 shall require the Buyer or any Group Company to manage their tax affairs in a way which, in the reasonable opinion of the Buyer, would prevent optimum use of any Reliefs available.

3.2
If (at the cost and expense of the Warrantors) the Auditors certify that a Group Company has obtained the benefit of a Tax Saving, then the Buyer shall repay to the Warrantors an amount equal to the lesser of:

(a)	the amount of such Tax Saving (as certified by the Auditors); and

(b)	(to the extent not already refunded) the amount(s) previously paid by Warrantors to the Buyer under this Schedule in respect of the Prior Liability in question.

3.3
For the purpose of this Schedule, no Tax Saving (or the Relief giving rise to such Tax Saving) shall arise or be increased by any change in Tax Legislation, rates of Tax, extra statutory concession or published practice of any Tax Authority, in each case announced after Closing.

3.4	For the purposes of this paragraph 3:

(a)	“Prior Liability” means a Tax Liability of a Group Company in respect of which the Warrantors have made payment to the Buyer under this Schedule;

(b)
“Tax Saving” means the reduction or elimination on or before the seventh anniversary of this Agreement of any Tax Liability of a Group Company to the extent that such reduction or elimination would not have occurred but for the payment or discharge by that Group Company of a Prior Liability; and

(c)
a Group Company shall be regarded as obtaining the benefit of a Tax Saving on the last day on which (but for the Relief giving rise to the Tax Saving) it would have been obliged to make an actual payment of Tax in order to avoid incurring a liability to interest or a charge fine or penalty in respect of that Tax.

4	Overprovisions

4.1
If, on or before the seventh anniversary of Closing, the auditors for the time being of any Group Company certify (at the request and expense of the Warrantors) that any provision for Tax in the Closing Accounts has proved to be an Overprovision (other than as a result of any Event which occurs after Closing), then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Warrantors under this Schedule;

(b)
to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Schedule (and not previously refunded under this Schedule) up to the amount of such excess; and

(c)
to the extent that such excess as referred to in paragraph 4.1(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under this Schedule.

4.2
After the relevant Group Company’s auditors have produced any certificate under this paragraph 4, the Warrantor or the Buyer may, at any time before the seventh anniversary of Closing, request the auditors for the time being of any Group Company (as the case may be) to review (at the expense of the Warrantors) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

4.3
If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Warrantors (as the case may be) as soon as reasonably practicable.

4.4
For the purposes of this paragraph, “Overprovision” means the amount by which any provision in the Closing Accounts relating to Tax (other than a provision for deferred Tax) is overstated, applying the accounting policies, principles and practices adopted in relation to the preparation of the Closing Accounts (and ignoring the effect of any change in law made after Closing).

5	Stamp Duty

5.1	The Warrantors hereby warrant to the Buyer that all documents executed before the date of this Agreement to which a Group Company is a party and which:

(a)	form part of the title to any asset of a Group Company; or

(b)	the relevant Group Company may wish to enforce or produce in evidence,

are duly stamped and have, where appropriate, been adjudicated.

5.2
The Warrantors agree that in the event of a breach of this warranty they shall, on demand, pay to the Buyer by way of liquidated damages an amount equal to any unpaid stamp duty, together with any accrued interest and/or penalties.

6	No Disclosures

6.1	Subject to the foregoing provisions of this Schedule, the Buyer shall be entitled to make a claim under this Schedule in respect of a Tax Liability or other amount notwithstanding that:

(a)	the Buyer had knowledge (whether actual constructive or implied) on or before Closing of (or the matter giving rise to) that Tax Liability or amount; or

(b)	such Tax liability or amount has been paid or discharged by a Group Company after Closing).

7	No Withholdings or Deductions

7.1	Save only as may be required by law all sums payable by the Warrantors to the Buyer under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever.

7.2
Subject to paragraph 7.3, if any deductions or withholdings are required by law to be made from any payment under this Schedule, the Warrantors shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction of withholding.

7.3	The provisions of paragraph 3 (Credit for Tax Savings) shall apply with such modifications as are necessary in respect of any Relief which arises in consequence of the deduction or withholding.

8	Tax on Payments

8.1
If any sum payable by the Warrantors to the Buyer under this Schedule (including without limitation any sum payable under this paragraph 8) is (or but for the availability of any Relief would be) subject to a Tax Liability in the hands of the Buyer, the Warrantors shall pay to the Buyer such sum as would have been required to be paid under paragraph 7.2 had that Tax Liability been a deduction or withholding from the sum payable by the Warrantors.

9	Procedure for Tax Claims

9.1
If the Buyer shall become aware of any Tax Claim which is likely to give rise to a liability of the Warrantors under this Schedule and/or the Tax Warranties, then the Buyer shall (or shall procure that the relevant Group Company shall) as soon as reasonably practicable give notice thereof to the Warrantors but so that such notice shall not be a condition precedent to the liability of the Warrantors.

9.2
Subject to paragraph 9.3, if the Warrantors shall indemnify and secure the relevant Group Company and the Buyer to the satisfaction of the Buyer against all reasonable losses, costs, damages and expenses (including interest on overdue Tax and a reasonable charge for management time) which may be incurred thereby the Buyer shall (and shall procure that the relevant Group Company shall), in accordance with any reasonable instructions of the Warrantors promptly given by notice to the Buyer (but subject to paragraphs 9.2 (a) to 9.2 (c) inclusive) seek to avoid, dispute, resist, appeal, compromise or defend such Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute) provided always that:

(a)
no Group Company shall be obliged to appeal against any assessment for Tax raised on it if, having given the Warrantors notice of the receipt of that assessment, it has not within fifteen days or such shorter time as the applicable Tax Authorities or court require thereafter received instructions from the Warrantors, in accordance with the provisions of this paragraph  9.2, to make that appeal;

(b)
neither the Buyer nor any Group Company shall be obliged to comply with any instruction of the Warrantors which involves contesting any assessment for Tax before any court or other appellate body (excluding the Tax Authority in question) unless the Warrantors furnish the Buyer with the written opinion of Tax Counsel of at least ten years' call to the effect that an appeal against the assessment for Tax in question will, on the balance of probabilities, be won; and

(c)
neither the Buyer nor any Group Company shall in any event be obliged to comply with any instruction of the Warrantors to make a settlement or compromise of a Tax Claim which is the subject of a dispute or agree any matter in the conduct of such dispute which is likely materially to increase the amount thereof or to affect the future liability of any Group Company or the Buyer in respect of Tax.

9.3
The provisions of paragraph 9.2 and 9.4 shall not apply and the Buyer and any Group Company shall (without prejudice to the rights of the Buyer under this Agreement in respect of such Tax Claim) be entitled to take such action as it considers reasonable in the circumstances to settle the Tax Claim if:

(a)
(at any time after the Buyer has given notice of the Tax Claim to the Warrantors in accordance with paragraph 9.1), the Buyer gives notice (“default notice”) to the Warrantors referring to this paragraph 9.3 concerning a Tax Claim and the Warrantors have not within twenty five days (or, in any case where there is a right of appeal, within fifteen days) or such shorter time as the applicable Tax Authorities or court require after receipt of the default notice:

(i)	notified the Buyer of their reasonable instructions concerning conduct of the Tax Claim in accordance with paragraph 9.2; and

(ii)	provided or maintained the indemnity and security mentioned in that paragraph; or

(b)
there is conclusive written evidence that any act or omission of the  Warrantors or, before Closing, any Group Company in respect of the Tax Claim in question involves gross negligence, wilful neglect, or fraudulent or dishonest conduct.

9.4
Subject to paragraph 9.3 upon the written request of the Warrantors the Buyer shall procure that it and the relevant Group Company or Companies shall delegate to the Warrantors the conduct of all matters and proceedings relating to seeking to avoid, dispute, resist, appeal, compromise, or defend any Tax Claim referred to in paragraph 9.1 above upon the following terms, unless the Buyer and the Warrantors specifically agree otherwise in writing:

(a)
the Buyer and relevant Group Company or Companies shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers shall be subject to the written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

(c)
all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed;

(d)
the Warrantors shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof of the future liability to Tax of the Buyer, or any Group Company without the prior approval of the Buyer, such approval not to be unreasonably withheld or delayed; and

(e)	the Warrantors shall be liable for all costs and expenses incurred by either them the Group Companies or the Buyer in connection with the conduct of such matters and proceedings.

10	Tax Returns

10.1
The Warrantors or their duly authorised agent shall at the Warrantor’s cost and expense prepare any tax returns and computations of any Group Company for all accounting periods ended on or before Closing, to the extent that the same have not been prepared before Closing, and submit them to the Buyer.

10.2
The Buyer shall procure that the returns and computations referred to in paragraph 10.1 shall be authorised, signed and submitted to the relevant Tax Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and shall give the Warrantors or their agent all such assistance as may reasonably be required (at the Warrantor’s cost and expense) to agree those returns and computations with the relevant Tax Authority provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 10.2 in relation to any return that is not full, true and accurate in all material respects.

10.3
The Warrantors or their duly authorised agent shall at the Warrantor’s reasonable cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the tax returns and computations of the Group Companies for all accounting periods ended on or prior to the Closing provided that the Warrantors shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Tax Authority or agree any matter with the relevant Tax Authority.

10.4
The Warrantors shall ensure that all communications received by the Warrantors from any Tax Authority in connection with the tax returns and computations referred to in paragraph 10.1 above are copied to the Buyer, and that the Buyer is present or otherwise involved (at the Buyer’s option) in any discussions with any Tax Authority in respect of such returns and computations.

10.5
The Buyer shall procure that the Group Companies, at the Warrantors’ cost and expense, afford such access to their books, accounts and records as is necessary and reasonable to enable the Warrantors or their duly authorised agent to prepare the Tax returns and computations of the Group Companies for all accounting periods ended on or before Closing and conduct matters relating to them in accordance with this paragraph 10.

10.6
The Warrantors shall take all reasonable steps to ensure that the tax returns and computations of the Group Companies for all accounting periods ended on or before Closing are prepared and agreed with the relevant Tax Authority as soon as possible.

10.7	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 10; and

(b)	the provisions of this paragraph 10 shall not prejudice the rights of the Buyer to make a Tax Claim under this Schedule Covenant in respect of any Tax Liability.

11	Buyer’s Covenant

11.1	The Buyer shall pay to the Warrantors an amount equal to:

(a)
any Tax (including without limitation tax assessed under Sections 713 to 715 CTA 2010) assessed on the Warrantors to the extent that such Tax is primarily a liability of a Group Company and is not of a type which would allow it to be claimed by the Buyer from the Warrantors under this Schedule; or

(b)	a Group Company changing residence for Taxation purposes.

11.2
Any payment made by the Buyer under paragraph 11.1 above shall be made on the later of 10 business days after written notice of such liability is received by the Buyer from the Warrantors and 5 business days before the last day on which the relevant payment of Tax is due to be made to the relevant Tax Authority without incurring any liability to interest or penalties.

11.3
The Buyer shall pay the Warrantors an amount equal to all reasonable costs and expenses reasonably and properly incurred by the Warrantors in connection with such tax liability as described in paragraph 11.1 above or any successful action taken under this paragraph.

11.4
Paragraph 10 applies to the covenant in this paragraph as it applies to the covenant in paragraph 1 as if all references in the relevant paragraphs to the “Warrantors” were to the “Buyer” instead and vice versa.

Schedule 10

Sale of the 2015 Sale Shares

Part 1

1	Definitions

1.1
This Schedule sets out provisions governing how the Buyer shall (if it has not already done so) acquire the 2015 Sale Shares from the Seller. This Schedule does not apply to any 2015 Sale Shares acquired by the Buyer by separate agreement before the provisions of this Schedule take effect.

1.2	In this Schedule the following expressions have the following meanings:

“2015 EBITDA” means EBITDA for the period of twelve months starting on 1 January 2015;

“Agreed Management Charge” means a specific Management Charge which shall have been agreed in writing by the Seller’s Representative as to the scope, price, subject matter, duration and provider of the Management Charge before that Management Charge is incurred;

“Business Day” means any day other than a Saturday, Sunday or public holiday observed by employees located at Zenara India’s Hyderabad site;

“Change of Control” means a change of Control or a Listing of either of or both of the Companies or any holding company of the Companies;

“Consideration Securities” means (subject to paragraph 6 of this Schedule 10) new common stock of Cambrex or of its holding company which may be allotted and issued as consideration in part for the sale of the 2015 Sale Shares in accordance with this Schedule;

“Currency Exchange Rate” shall mean, when converting transactions involving currencies other than the Indian Rupee into Indian Rupees for purposes of India GAAP reporting, the final daily exchange rates as reported by the Financial Times.  For the purposes of this Schedule, India GAAP results will be converted to US Dollars using an “average monthly exchange rate” between the Indian Rupee and the US Dollar.  This “average monthly exchange rate” is the average of the final daily exchange rates between the Indian Rupee and the US Dollar as reported by the Financial Times;

“Current India GAAP” means India GAAP which is in force at the date of this Agreement including all accounting standards issued by the Institute of Chartered Accountants in India applicable at the date of this Agreement;

“Cumulative EBITDA” means EBITDA for the EBITDA Period;

“EBITDA” shall mean the earnings before interest, taxes, depreciation and amortisations as shown in the profit and loss accounts of the Companies prepared according to Current India GAAP for each of the EBITDA Years adjusted to take into account the following:

(a)	non-cash exceptional or extraordinary items as defined by Current India GAAP shall be excluded from the calculation of EBITDA;

(b)	Agreed Management Charges; and

(c)
costs incurred by the Companies to prepare monthly, quarterly and annual financial statements for statutory and internal management purposes as required for meeting local needs and to provide the necessary information (to be provided by the Buyer) in sufficient detail to enable the Buyer to convert the local financial statements into US GAAP by the Buyer for consolidation purposes, are to be included in the calculation of EBITDA.  Costs to comply with financial reporting requirements not described above, including, without limitation, the conversion of the local financial statements into US GAAP by the Companies for the Buyer’s consolidation purposes and not usual and customary to manage the Companies shall be excluded from the calculation of EBITDA.

“EBITDA Period” means the five year period from 1 January 2011 until 31 December 2015;

“EBITDA Year” means a calendar year commencing on 1 January and ending on 31 December which falls within the EBITDA Period;

“Independent Accountants” means the independent accountants appointed in accordance with paragraph 12 of this Schedule;

“India GAAP” means accounting principles and practices generally accepted in India which are in force from time to time, including all applicable Accounting Standards issued by the Institute of Chartered Accountants in India;

“Listed” means the admission of ordinary shares to any internationally recognised exchange allowing daily free trading of shares and “Listing” shall be construed accordingly;

“Management Charge” means a charge levied by the Buyer or other members of Cambrex’s Group reflecting the costs of provision by Cambrex or other members of the Cambrex Group of central services (including but not limited to treasury and legal services, information systems, insurance and other infrastructure) to either of the Companies;

“Net Debt” means the total indebtedness of the Companies at midnight on 31 December 2015 less their unrestricted cash in hand or at bank at that time (and for the avoidance of doubt, Net Debt shall be expressed as a positive number where indebtedness exceeds unrestricted cash in hand or at bank and expressed as a negative number where unrestricted cash in hand or at bank exceeds total indebtedness;

“OECD” means the Organisation for Economic Co-operation and Development; and

“Quarter” means the period of 3 months commencing on each 1 January, 1 April, 1 July, 1 October in each year.

1.3	To the extent that any part of this Schedule 10 contradicts the Shareholders’ Agreement, this Agreement shall take precedence.

1.4
The Seller and the Buyer agree that at the 2015 Closing they will procure that the undocumented trust, relating to the 10 shares that Zenara UK holds in Zenara India on trust for the Seller, is terminated and the Buyer hereby declares and agrees that any such trust shall terminate on the 2015 Closing Date.

2	Calculation of the EBITDA

2.1
The Buyer and the Seller’s Representative shall discuss and endeavour to agree a tentative US Dollar EBITDA for each Quarter during the EBITDA Period within 40 days of the end of the relevant Quarter applying Currency Exchange Rate.

2.2
If the Buyer and the Seller’s Representative agree in writing the EBITDA for the relevant Quarter in US Dollars, that EBITDA shall be used as the EBITDA in calculating the EBITDA for the relevant EBITDA Year in which such Quarter fell.  In the event that a misstatement is sufficiently material to cause Cambrex to restate its public financial statements, then the adjustment shall be made in the Quarter to which the misstatement relates.  In the event that any misstatement is not sufficiently material to cause Cambrex to restate its public financial statements, the adjustment shall be made in the Quarter in which it is identified.

2.3
If the Buyer and the Seller’s Representative fail to agree the EBITDA for that Quarter within 40 days from the end of the relevant Quarter, the Buyer and the Seller’s Representative shall set out in a written memorandum those elements which are agreed and those which are not agreed.

2.4	All memoranda compiled pursuant to paragraph 2.3 above in any EBITDA Year shall be reconsidered again when the Buyer and the Seller’s Representative seek to agree the EBITDA for that EBITDA Year.

2.5
The Buyer and the Seller’s Representative shall endeavour to agree on the amount of EBITDA for each EBITDA Year within 75 days of the end of that EBITDA Year. In the absence of agreement on any of the matters referred to in this paragraph 2 within that period of 75 days, each matter remaining in dispute shall be resolved by the Independent Accountants.  Following any agreement between the Seller and the Buyer of EBITDA for that EBITDA Year or any determination by the Independent Accountants, the Buyer and the Seller’s Representative shall provide written confirmation of their agreement of the EBITDA for that EBITDA Year to one another within 10 Business Days of such agreement or determination and the sums so confirmed shall for the purposes of this Schedule in the absence of manifest error or fraudulent misrepresentation by any party of any financial information used in establishing or determining the Cumulative EBITDA and shall not be subject to question on any ground whatsoever (other than in the case of any Warranty claim).

2.6
The Seller’s Representative and the Buyer shall endeavour to agree the values of 2015 EBITDA and Cumulative EBITDA in accordance with Part 3 of this Schedule 10 within 75 days of 31 December 2015. In the absence of agreement on any of the matters referred to in this paragraph 2 within that period of 75 days, each matter remaining in dispute shall be resolved by the Independent Accountants.  Following any agreement between the Seller and the Buyer of 2015 EBITDA and Cumulative EBITDA or any determination by the Independent Accountants, the Buyer and the Seller’s Representative shall provide written confirmation of their agreement of 2015 EBITDA and Cumulative EBITDA to one another within 5 Business Days of such agreement or determination and the sums so confirmed shall for the purposes of this Schedule (in the absence of manifest error or fraudulent misrepresentation by any party of any financial information used in establishing or determining 2015 EBITDA or Cumulative EBITDA) be final and binding on the parties and shall not be subject to question on any ground whatsoever (other than in the case of any Warranty claim) and the date of that written confirmation shall for the all purposes be the date of determination of 2015 EBITDA and Cumulative EBITDA.

3	Calculation of the 2015 Purchase Price

3.1
If neither 2015 EBITDA nor Cumulative EBITDA exceeds the figures for those amounts set out in line 3 of the table in part 2 of this Schedule 10 (that is, 2015 EBITDA of $7,579,200 and Cumulative EBITDA of $19,783,208), the Buyer is entitled to have all the 2015 Sale Shares transferred to it without any further payment  other than unrestricted cash in hand or at bank. If one but not both of 2015 EBITDA and Cumulative EBITDA is higher than the level set out in line 3 of that table (that is 2015 EBITDA of $7,579,200 and the Cumulative EBITDA of $19,783,208), the price for the 2015 Sale Shares shall be calculated on the basis of that the EBITDA figure, as explained in the example in paragraph 3.5 below.

3.2
It is intended that the 2015 Sale Shares Purchase Price should reflect both 2015 EBITDA (weighted as to 60%) and Cumulative EBITDA (weighted as to 40%).  The table in Part 2 of this Schedule is provided to assist in calculating the 2015 Sale Shares Purchase Price.

3.3	The 2015 Sale Shares Purchase Price (if any) will be paid to the Seller.

3.4	In this paragraph 3, subject to paragraph 3.1 above:

“P” is the 2015 Sale Shares Purchase Price in US Dollars;

P = A + B - C where:

“A” = (2015 EBITDA x 5) x 60/100 x M

“B” = Z x 40/100;

“C” = Net Debt x M;

“M” is the percentage (expressed as a number) of the equity share capital of the Companies (as defined in section 548 CA 2006) represented by the 2015 Sale Shares as at the date of calculation; and

“Z” = the figure in column 6 of the table set out in Part 2 of this Schedule which is on the same line as the figure in column 3 of that table which corresponds to Cumulative EBITDA as established in accordance with this Schedule (or if Cumulative EBITDA is between two of the amounts specified in that column 3, or in excess of the amount specified in line 21 of that column, interim or excess values calculated on a straight line basis).

3.5
As an example, if 2015 EBITDA were US$30,316,800 and Cumulative EBITDA were US$52,755,222, and if the 2015 Sale Shares represented 49% of the equity share capital (as defined in paragraph 3.4 above) of the Companies and if Net Debt were US$1,000,000 in the above formula (C = US$490,000):

(a)	A = US$44,565,696. This is calculated by:

(i)	multiplying the 2015 EBITDA figure by 5, and taking 49% of the result; and

(ii)	taking 60% of that figure as the agreed weighting factor; and

(b)	B = US$19, 806,976. This is calculated by:

(i)	taking the figure of 49,517,440 from line 9 in column 6 of the table in part 2 of this Schedule (as being on the same line as the figure of 52,755,222 in column 3 of that table); and

(ii)	taking 40% of that figure as the agreed weighting factor; and

(c)	P would therefore be US$63,882,672, the result of A + B - C.

(d)	If in this example the Net Debt was a negative US$1,000,000 (that is unrestricted cash at bank and in hand exceeded total indebtedness by US$1,000,000), and C, therefore, equalled US$-490,000:

(i)	A =US$44,565,696

(ii)	B = 19,806,976

(iii)	P = A+B-C in other words A+B-(-US$490,000) which is US$64,862,672

3.6
If 2015 EBITDA did not exceed the figure in line 3 of column 2 of the table in Part 2 of this Schedule 10, A would be zero. If Cumulative EBITDA did not exceed the figure in line 3 of column 3 of that table, B would be zero.  (Example for this paragraph 3.6. If A is zero and B is zero and C is – US$490,000, P = A + B – C = A + B –(-US$490,000) = 0 +0 + US$490,000 = US$490,000)

3.7
Cambrex, the Buyer, and Seller and Mr Narasimhan agree to act in good faith in ensuring that the business of the Companies is run in the ordinary course such that neither the total indebtedness or the total unrestricted cash in hand or at the bank is either unusually or artificially increased or decreased.

4	Place of Closing of 2015 Shares

4.1
Closing of the sale and purchase of the 2015 Sale Shares shall take place at the London offices of the Buyer’s Solicitors (or at such other place as the parties may agree) on the 2015 Closing Date when all (but not part only unless the Buyer and the Seller’s Representative shall so agree) of the business set out in part 6 of this Schedule shall be transacted and the Buyer and the Seller’s Representative agree the matters contained in Part 6 of this Schedule.

5	Appointment of Attorneys

5.1
The Seller appoints the Buyer (and each of its directors for the time being) irrevocably, and by way of security for the performance of its obligations under this Schedule 10 and as its attorney or attorneys, to execute any necessary document for the performance of those obligations, including any transfer of 2015 Sale Shares, if the Seller fails to transfer the 2015 Sale Shares, if and only if the Seller is obliged to do so pursuant to the provisions of this Schedule 10 provided that the Buyer pays the full consideration for the 2015 Sale Shares due on the 2015 Closing Date (if any) and does not create any liability for the Seller in the exercise of its powers under this paragraph.

6	Content of Consideration – Cash or Shares

6.1
The Buyer may in its entire discretion satisfy up to one half of the 2015 Sale Shares Purchase Price payable to the Seller by way of an issue to the Seller of Consideration Securities, provided that Cambrex or (if applicable) its holding company which issues its Consideration Securities is Listed and the Seller agrees to provide and/or cause to be provided by its shareholders all documentation and other cooperation reasonably requested by the Buyer and/or Cambrex to allow Cambrex to issue Consideration Securities to the Seller in compliance with the requirements of applicable U.S. federal and state securities laws. If at any time after the Buyer has decided to satisfy any part of the 2015 Sale Shares Purchase Price by way of Consideration Securities, but Cambrex ceases to be Listed before all the Consideration Securities have been issued to the Seller, the Buyer shall pay to the Seller in cash that part of the 2015 Sale Shares Purchase Price that such unissued Consideration Securities were to be treated as representing.

6.2
In the event that Cambrex ceases to be Listed by reason of being acquired by a company that is not Listed, and the purchase of the 2015 Sale Shares is completed on the 2015 Closing Date, the Buyer, Cambrex and the Seller’s Representative will seek to mutually agree whether any portion of the 2015 Sale Shares Purchase Price shall be payable by the issuance of Consideration Securities prior to the 2015 Closing Date. If the Buyer, Cambrex and the Seller’s Representative are unable to agree on the issuance of Consideration Securities to satisfy any portion of the 2015 Sale Shares Purchase Price, the entire 2015 Sale Shares Purchase Price will be satisfied in cash pursuant to this Schedule 10.

6.3
If the Buyer elects to pay the Seller any part of the 2015 Sale Shares Purchase Price in accordance with paragraph 6.1 it shall do so by endeavouring to obtain any requisite approval from its stockholders and, if and when that approval is obtained, by the allotment and issue, in accordance with paragraph 6.7 below and  credited as fully paid to the Seller of that number of Consideration Securities which has an aggregate value equal to the amount so payable in Consideration Securities to the Seller, the number of Consideration Securities being calculated for this purpose by dividing into such amount so payable to the Seller the average of the high and low selling price for the common stock of Cambrex or its holding company as shown by the prices published by the New York Stock Exchange for the ten Business Days immediately preceding the third day prior to 31 December 2015.

6.4
Consideration Securities shall rank pari passu in all respects with the common stock of Cambrex or its holding company in issue at the time those Consideration Securities are issued except that they shall not rank for any dividend or other distribution declared prior to the date of issue of those Consideration Securities.

6.5
If there is any alteration of the share capital of Cambrex during the period from Closing to the time of issue of any Consideration Securities required to be allotted and issued under this Schedule (including any sub-division or consolidation of the equity stock of Cambrex or its holding company) the references to those Consideration Securities (and their definition in paragraph 1.2) and the reference to common stock of Cambrex or its holding company in paragraph 6.3 shall be appropriately adjusted, so as to take account of any such alteration, in such manner as the Buyer and Cambrex shall agree with the Seller’s Representative or, in default of their agreement, as shall be determined by the Independent Accountants in accordance with paragraph 12 of this Schedule.

6.6
Any part of the 2015 Sale Shares Purchase Price which is not satisfied by the issue of Consideration Securities in accordance with this part of this Schedule shall be paid in cash in US Dollars to the Seller in accordance with paragraph 6.8 below.

6.7
Cambrex shall issue any Consideration Securities to be issued to the Seller as part of the 2015 Sale Shares Purchase Price pursuant to paragraph 6.1 above on the relevant payment dates in accordance with paragraph 6.8 below in such proportions specified in paragraph 6.8 below.  In the event that Cambrex fails to issue the Consideration Securities on the relevant payment date the Buyer will pay the cash equivalent for those shares at the value they were calculated to represent in accordance with paragraph 6.3 above.  Cambrex’s share price performance subsequent to the time period described in paragraph 6.3 above shall not impact the number of Consideration Securities to be issued.

6.8	The 2015 Sale Shares Purchase Price shall be paid to the Seller in three equal annual instalments as follows:

(a)	as to one third of the amount payable to the Seller, on the 2015 Closing Date;

(b)	as to one third of the amount payable to the Seller, on the first anniversary of the 2015 Closing Date; and

(c)	as to one third of the amount payable to the Seller, on the second anniversary of the 2015 Closing Date,

and the instalments payable in accordance with paragraphs 6.8(a) to 6.8(c) shall bear interest from the 86th day after 31 December 2015 to the date of actual payment in accordance with paragraphs 6.9 and 6.10 below.  Where any part of the 2015 Sale Shares Purchase Price is to be satisfied by the issuance of Consideration Securities, the Consideration Securities shall be issued to the Seller towards the satisfaction of the consideration due and once all the proposed Consideration Securities have been issued to the Seller the balance of the 2015 Sale Shares Purchase Price shall be paid in cash.

6.9
In the event that a payment (whether by cash or by way of the issuance of Consideration Securities) due to the Seller under paragraph 6.8(a) above has not been paid by the 86th day after 31 December 2015, interest shall accrue on a daily basis on such amount and the rate of interest shall:

(a)	be, in respect of any sum due but unpaid for more than 85 days but less than 181 days after the payment date, Cambrex's Borrowing Rate from time to time;

(b)	be, in respect of any sum due but unpaid for more than 180 days but less than 270 days after the payment date, 2% per annum above the Prime Rate; and

(c)
increase by an additional 1% per annum for each additional 90 day period that such sum remains unpaid after the initial 270 days provided that the interest rate shall be capped at 5% per annum above the Prime Rate, provided that interest shall not accrue on amounts that are Resolved or Settled in Cambrex’s favour under any dispute pursuant to a breach of the Warranties given on 2015 Closing.

6.10
Interest shall accrue on a daily basis on the payments (whether by cash or by way of the issuance of Consideration Securities) due to the Seller under either paragraph 6.8(b) or paragraph 6.8(c) at Cambrex’s Borrowing Rate until the relevant payment date.  In the event that the payment due to the Seller under either paragraph 6.8(b) or paragraph 6.8(c) is not paid on the relevant payment date, interest shall accrue on a daily basis and the rate of interest shall:

(a)	be, in respect of any sum due but unpaid for more than 1 day but less than 90 days, 2% per annum above the Prime Rate; and

(b)
increase by an additional 1% per annum for each additional 90 day period that such sum remains unpaid after the initial 90 days provided that the interest rate shall be capped at 5% per annum above the Prime Rate, provided that interest shall not accrue on amounts that are Resolved or Settled in the Buyer’s favour under any dispute pursuant to a breach of the Warranties given on 2015 Closing.

7	Restrictions on dealings with 2015 Sale Shares or Share Consideration

7.1
Subject to paragraph 7.3, the Seller undertakes to Cambrex that the 2015 Seller shall not sell, charge or pledge any of the Consideration Securities issued to them during a period of six months after the issuance of each tranche of Consideration Securities, without the consent in writing of Cambrex. The Seller certifies that it is not a “U.S. Person” within the meaning of that term in Regulation 4 under the Securities Act 1933, as amended (the “U.S. Securities Act”), governing sales of securities outside the United States, and is not acquiring the Consideration Securities for the allotment or benefit of any such U.S. Person.

7.2
Following the relevant six month period referred to in paragraph 7.1 above, the Seller shall be entitled to distribute all or any part of the Consideration Securities to its shareholders provided that such shareholders shall be bound to comply with the restrictions set out in paragraphs 7.1 and 7.3.

7.3
Unless prohibited by U.S. Federal Securities laws, the Seller may sell after the relevant six month period referred to in paragraph 7.1 above through Cambrex’s brokers not more than the number of Consideration Securities which Cambrex’s brokers certify on each such sale to be the greater of:

(a)	1.5 percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by Cambrex; or

(b)
150% of the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the three calendar months preceding the filing of the required notice or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

7.4
If the Seller receives Consideration Securities, during any period in which it may sell such Consideration Securities in accordance with the provisions of paragraph 7 of this Schedule, the Seller may sell such Consideration Securities only in accordance with the requirements and conditions of Regulation S under the U.S. Securities Act governing sales shares outside the United States, pursuant to a registration of such Consideration Securities under the U.S. Securities Act, or in accordance with any applicable exemption from registration under the U.S. Securities Act or state securities laws, and may not engage in hedging transactions with regard to such Consideration Securities unless in compliance with the U.S. Securities Act.  If no exemption from registration under the U.S. Securities Act is applicable then Cambrex agrees to use its reasonable best efforts to cause Consideration Securities issued to the Seller to be registered with the U.S. Securities and Exchange Commission and, if necessary, under any applicable state securities laws, either at the time of issuance of Consideration Securities to the Seller or for the purpose of resale by the Seller as promptly as reasonably practicable following such issuance, such timing to be in the entire discretion of Cambrex.

8	Sale of 2015 Sale Shares prior to 31 December 2015 to the Buyer

8.1
If the Buyer wishes to purchase the 2015 Sale Shares prior to 31 December 2015, and the Seller’s Representative consents to such sale and purchase, the Buyer shall be entitled to buy such shares on such terms and at such price as the Buyer and the Seller’s Representative shall have agreed in writing.

8.2
In the event that prior to 31 December 2015 Cambrex ceases to be Listed on account of it being acquired by a company that is not Listed and the Buyer and the Seller’s Representative have reached agreement in relation to the sale and purchase of the 2015 Sale Shares prior to 31 December 2015 in accordance with paragraph 8.1 above and the transaction is entirely in cash, any cash consideration payable to the Sellers in accordance with paragraph 8.1 shall (subject to paragraph 10 below) be paid to it in four equal annual instalments as follows:

(a)	as to one quarter of the cash amount payable to the Seller, on the 2015 Closing Date;

(b)	as to one quarter of the cash amount payable to the Seller, on the first anniversary of the 2015 Closing Date; and

(c)	as to one quarter of the cash amount payable to the Seller, on the second anniversary of the 2015 Closing Date; and

(d)	as to the remaining one quarter of the cash amount payable to the Seller, on the third anniversary of the 2015 Closing Date,

and the instalments payable in accordance with paragraphs 8.2(b), 8.2(c) and 8.2(d) shall bear interest from the agreed 2015 Closing Date to the date of actual payment at Cambrex’s Borrowing Rate. In the event that Cambrex fails to pay any of the cash consideration on the due date for payment pursuant to this paragraph 8.2 the provisions of part 8 of this Schedule may apply at the Seller’s option. The Seller shall be entitled at its option either (but not both) (i) to take legal proceedings against Cambrex for the payment or payments which the Buyer fails to pay or (ii) to implement the provisions of part 8 of this Schedule 10 (drag along rights). In the event that any payment due to the Seller under this paragraph 8.2 is not paid on the relevant payment date, interest shall accrue on a daily basis and the rate of interest shall:

(a)	be, in respect of any sum due but unpaid for more than 1 day but less than 90 days, 2% per annum above the Prime Rate; and

(b)
increase by an additional 1% per annum for each additional 90 day period that such sum remains unpaid after the initial 90 days provided that the interest rate shall be capped at 5% per annum above the Prime Rate.

9	Sale of 2010 Sale Shares prior to 31 December 2015 by the Buyer

9.1
The Buyer agrees that it will not dispose of any or all of the 2010 Sale Shares in either or both of the Group Companies to a person, firm, company or other entity that is not a member of Cambrex’s Group, and  whether disposed of by itself or with another member of Cambrex’s Group, other than by way of sale of the Controlling Interest in the relevant Group Company or the Group Companies. If the Buyer by itself or together with any member of Cambrex’s Group sells a Controlling Interest in either or both of the Group Companies prior to 1 January 2015 then the provision of Part 7 of this Schedule will apply to the 2015 Sale Shares in such of Zenara India and Zenara UK or both whose 2010 Sales Shares the Buyer wishes to sell.  If the Buyer sells any 2010 Sale Shares in either Zenara India or Zenara UK or both prior to 1 January 2015 and the Seller does not exercise its rights pursuant to part 7 of this Schedule in respect of its 2015 Sales Shares in such of Zenara India and Zenara UK whose shares the Buyer has sold, the Buyer shall procure that any incoming third party purchaser shall enter a deed of novation in substantially the same from as the Deed of Novation. Following any such sale, the terms of clause 27 shall not be enforceable by any party against Cambrex save in respect of a breach of this Agreement by the Buyer or Cambrex, which occurred prior to the date of the Deed of Novation.

9.2
If the Buyer wishes to sell any of the 2010 Sale Shares to a purchaser that is not a member of Cambrex’s Group after 1 January 2015 then the provisions of Part 7 of this Schedule shall not apply and the Buyer shall procure that the purchaser of such 2010 Sale Shares (the “Purchaser”) shall assume the obligations of the Buyer to purchase the 2015 Sale Shares in accordance with this Agreement and in particular this Schedule 10 and Cambrex shall guarantee the due performance of the Purchaser’s obligations to purchase the 2015 Sale Shares from the Seller accordingly.

9.3
Prior to the Buyer or any transferee of any of the 2010 Sale Shares that is a member of Cambrex’s Group transferring any 2010 Sale Shares to another member of Cambrex’s Group, the Buyer shall procure that the transferee enters into a Deed of Novation (suitably amended such that Cambrex’s obligations under this Agreement are not changed).

10	Restrictions on Payment of Cash by the Buyer

10.1
The Buyer shall not be obliged to make payment in accordance with paragraph 6.8 above if to do so would cause it or Cambrex to be in breach of financial or other covenants given by the Buyer or Cambrex to banks or other third party funders provided that the Buyer is able to provide evidence to this effect to the reasonable satisfaction of the Seller.

10.2	The Buyer undertakes to the Seller that it will:

(a)
act in good faith towards the interests of the Seller under this Schedule 10 in relation to its financing arrangements and will not deliberately structure its indebtedness to defeat its obligation to pay the Seller in accordance with paragraphs 6.8 and 8.2; and

(b)
the Buyer shall consult with the 2015 Seller’s Representative no later than 14 Business Days after Cambrex becomes aware of any circumstances under which paragraph 10.1 will apply.  In the event that the Buyer and the Seller’s Representative are unable to agree upon a revised payment arrangement the Seller shall be entitled at its option either (i) to take legal proceedings against Cambrex for the payment or payments which the Buyer is unable to make for the reasons stated in clause 10.1 above, and which Cambrex or the Buyer shall be liable to pay in such circumstances, or (ii) to implement the provisions of part 8 of this Schedule 10 (drag along rights).

11	Method of Payment of Consideration

11.1	Following compliance with the provisions of part 6 of this Schedule, the Buyer shall:

(a)
as to any part of the 2015 Sale Shares Purchase Price that the Buyer has elected to pay by the issuance of Consideration Securities, but only following any required stockholder approval, issue and allot to the Seller, such number of Consideration Securities that is determined in accordance with this Schedule; and

(b)
(subject to paragraph 10.2) pay any part of the 2015 Sale Shares Purchase Price payable in cash in accordance with paragraph 6.8(a) or 8.2(a) (as the case may be) by electronic funds transfer to the Nominated Account  or to such other bank account as the Seller may from time to time notify the Buyer and Cambrex in writing, and shall also pay any sums payable in accordance with paragraphs 6.8(b) and 6.8(c) or 8.2(b), 8.2(c) and 8.2(d) (as the case may be) in the same manner as and when those sums are due for payment.  Payment of any part of the 2015 Sale Shares Purchase Price into that account shall discharge the obligations of Cambrex under the relevant sub-paragraph of paragraphs 6.8(a),(b), or (c) or 8.2(a),(b),(c) or (d) (as the case may be) in relation to that part but without prejudice to such interest which shall be due and owing to the Seller pursuant to this Schedule 10 and this Agreement.

12	Disputes regarding EBITDA

12.1
Any dispute, difference or question which may arise between the Buyer and the Seller or the Seller’s Representative in connection with any of the matters in relation to the calculation or agreement of the EBITDA for any EBITDA Year, 2015 EBITDA or Cumulative EBITDA or referred to in paragraph 6.5 shall be referred to a firm of independent chartered accountants agreed by the Buyer and the Seller’s Representative or (failing agreement within five Business Days) nominated by the President for the time being of the Institute of Chartered Accountants in India (or any person for the time being performing the functions of that official), with the stipulation that the firm selected be an Indian member of one of PricewaterhouseCoopers, KPMG, Ernst & Young or Deloitte, on the application of the Seller’s Representative or the Buyer and the Independent Accountants shall be instructed to act on the following basis:

(a)	the Independent Accountants shall be instructed to notify the Seller’s Representative and the Buyer of their determination of any such matter within 30 days of the relevant referral;

(b)
the Seller’s Representative and the Buyer shall be entitled to make written submissions to the Independent Accountants, but subject to those rights the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

(c)	in making any such submissions the Seller’s Representative and the Buyer shall state their respective best estimates of any monetary amounts referred for determination;

(d)
in making their determination the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall in the absence of manifest error be final and binding in all respects on the Buyer and the Seller and shall not be subject to question on any ground whatsoever;

(e)
the Independent Accountants may instruct counsel or any other independent expert to determine any matter outside the scope of their own expertise and the costs of so doing shall be borne as stated in paragraph 12.1(f); and

(f)	the fees and expenses of the Independent Accountants (including any costs referred to in paragraph 12.1(e)) shall be borne and paid as to half by the Seller and as to half by the Buyer).

12.2
Until the EBITDA for any EBITDA Year, 2015 EBITDA and Cumulative EBITDA or (as the case may be) the matters referred to in paragraph 6.5 of this Schedule (together the “Matters to be Determined”) shall have been agreed or determined the Seller and the Buyer shall respectively:

(a)
give or procure that the Seller’s Representative or the Buyer and the Independent Accountants (as the case may require) are given access at all reasonable times on prior appointment during normal working hours on Business Days to all relevant books and records which are in the possession or under the control of the Seller, any Group Company, the Buyer or any other company in Cambrex’s Group, including the Buyer (as the case may be); and

(b)
generally provide the Seller’s Representative or the Buyer or the Independent Accountants (as the case may require) with such other information and assistance as they may reasonably require (including access to and assistance at reasonable times on prior appointment during normal working hours on Business Days from personnel employed by any Group Company, the Buyer or any other company in Cambrex’s Group (as the case may be), in relation to the review, agreement or determination of the Matters to be Determined.

12.3
Where a firm of Independent Accountants has been appointed in respect of any matter in relation to EBITDA for any EBITDA Year prior to the EBITDA Year commencing on 1 January 2015, pursuant to the provisions of paragraph 12.1, that firm of Independent Accountants shall be used by the Buyer and the Seller as the Independent Accountants in respect of any further issue to be resolved by the Independent Accountants pursuant to this Schedule 10 in respect of the EBITDA  for any subsequent EBITDA Year or the Cumulative EBITDA unless such Independent Accountants cease to be independent or refuse to act in which case other Independent Accountants shall be appointed in accordance with paragraph 12.1.

13	Execution of Documents required by Independent Accountants

13.1
The Buyer and the Seller shall execute any documents (including any terms of engagement or limitations on liability), provide any information and take any steps which, in each case, may reasonably be required by the Independent Accountants in order to enable them to complete any work required of them by this Schedule 10.

14	Obtaining Professional Advice

14.1
Nothing in this Agreement shall prevent the Buyer or the Seller from obtaining, at its own expense, professional advice in relation to any matter arising in connection with the agreement or determination of the Matters to be Determined.

15	Seller’s Protection

15.1
If the Buyer is unable to purchase all the 2015 Sale Shares and complete the purchase of those shares within 180 days of the 31 December 2015 in accordance with paragraphs 6.7 and 6.8 of this Schedule then the provisions of Part 8 of this Schedule 10 may apply (drag along rights) at the Seller’s option. The Seller shall be entitled, at its option either (i) to take legal proceedings against Cambrex and the Buyer or either of them for the payment or payments which the Buyer is unable to make for the reasons stated above, or (ii) to implement the provisions of part 8 of this Schedule 10 (drag along rights).

15.2
If the Buyer sells or otherwise transfers any of its 2010 Sale Shares after the 2015 Closing Date but before all the instalments of the 2015 Sale Shares Purchase Price are due for payment under this Agreement the Buyer will pay (or issue the Consideration Securities, if relevant and to the extent permitted by applicable laws and under this Agreement) to the Seller, no later than the date upon which the Buyer contracts to sell such 2010 Sale Shares, the full amount of the 2015 Sale Shares Purchase Price which has not been paid to the Seller at that time together with all interest then due. If the Buyer fails to make the payment (or issue the Consideration Securities, if relevant and to the extent permitted by applicable laws and under this Agreement) due to be paid to the Seller under this paragraph on the due date for payment, the sum so payable to the Seller shall bear interest at the rate of 2% per annum above Prime Rate for the period of 90 days from the due date for payment of such sum and then increase by an additional 1% per annum for each further 90 day period provided that the interest rate shall be capped at 5% per annum above Prime Rate.

15.3
The Buyer undertakes to the Seller that at all times after it has acquired the 2015 Sale Shares and until all the 2015 Sale Shares Purchase Price has been paid in full together with all interest and costs due and payable by the Buyer to the Seller pursuant to this Agreement or (if earlier) to the date on which the Seller shall have disposed of the Buyer’s 2010 Sale Shares pursuant to Part 8 of this Schedule 10 (drag along) the Buyer shall not mortgage (whether by way of fixed or floating charge), pledge or otherwise encumber its legal or beneficial ownership, or both, in the whole or any part of the 2010 Sale Shares.

16	Effect of Breach of Warranties in respect of the 2015 Sale Shares

16.1
In the event that there is a breach of the Warranties given by the Seller as at 2015 Closing the only remedy available to the Buyer will be that, in so far as the matter constituting the breach of Warranties would affect the EBITDA for any EBITDA Year or EBIDTA Years the Buyer shall be entitled to recalculate the EBITDA for such affected EBITDA Year or EBITDA Years taking into account such breach and the limit on liability on the Seller referred to in paragraphs 16.5, 16.6 and 16.9 below.

16.2
The revised EBITDA for the relevant EBITDA Year or EBITDA Years and the resulting variation to the 2015 EBITDA or Cumulative EBITDA shall then be presented to the Seller’s Representative for consideration by him.

16.3
Any dispute arising in respect of a Claim (as to liability, quantum or otherwise) under the Warranties given by the Seller as at the 2015 Closing shall be settled in accordance with clause 23 (Applicable Law and Dispute Resolution).

16.4
Subsequent to the settlement of any Claim in accordance with paragraph 16.3 above, if there is any dispute, difference or question which may arise between the Buyer and the Seller in connection with any of the matters in relation to the calculation of the revised EBITDA for the relevant EBITDA Year or EBITDA Years and the resulting variation to the 2015 EBITDA or Cumulative EBITDA which the Seller’s Representative and the Buyer are unable to agree within 30 days of the Seller’s Representative being presented with the information pursuant to paragraph 16.2 above, the provisions of paragraph 12 will apply as if set out in this part of the Schedule in full, modified as appropriate to apply to this paragraph, in relation to such dispute, difference or question.

16.5
There shall be no breach of the Warranties by the Seller in relation to matters Fairly Disclosed in the 2015 Disclosure Letter or properly and fully taken into account in calculating the original 2015 EBIDTA or the original Cumulative EBIDTA.

16.6
If after the procedure set out in paragraphs 16.1 to 16.5 above has been completed and the 2015 Sale Shares Purchase Price is varied the Buyer’s sole remedy will be to offset any resulting reduction of the 2015 Sale Shares Purchase Price against the outstanding 2015 Sale Shares Purchase Price owed to the Seller by the Buyer.   If there is a resulting increase of the 2015 Sale Shares Purchase Price then the Buyer will pay to the 2015 Seller the additional amount together with the final instalment of the 2015 Sale Shares Purchase Price payable to the 2015 Seller or if the resulting increase is determined after the final instalment of the 2015 Sale Shares Purchase Price is paid such additional amount shall be paid within 30 days of that increase being determined.

16.7
If the Buyer seeks to claim a reduction of the 2015 Sale Shares Purchase Price by reason of a breach of the Warranties by the Seller which after applying the provisions of paragraphs 6.1 to 6.6 (inclusive) above does not result in a reduction of more than US$250,000 of the originally settled 2015 Sale Shares Purchase Price, the Buyer shall indemnify the Seller against all costs and expenses incurred by the Seller, including, without limitation, management time and the costs of the Independent Accountants, in connection with the claim and the processes associated with it pursuant to the terms of this Agreement.

16.8
If the Buyer seeks to claim a reduction of the 2015 Sale Shares Purchase Price by reason of a breach of the Warranties by the Seller which after applying the provisions of paragraphs 16.1 to 16.6 (inclusive) above does result in a reduction of more than US$250,000 of the originally settled 2015 Sale Shares Purchase Price, the Seller shall indemnify the Buyer against all costs and expenses incurred by the Buyer, including, without limitation, management time and the costs of the Independent Accountants, in connection with the claim and the processes associated with it pursuant to the terms of this Agreement.

16.9	The Buyer shall not be entitled to bring a claim for a breach of Warranties in relation to the 2015 Sale Shares after the expiry of two years from the 2015 Closing Date.

17	2015 Tax Opinion

17.1
Irrespective of any other provision of this Agreement, in the event that the 2015 Tax Opinion is not delivered to the Buyer in accordance with clause 3.5, the Tax Holdback Sum shall be withheld by the Buyer until the earlier of:

(i) delivery of the 2015 Tax Opinion; and

(ii) the 2015 Tax Holdback Date.

17.2
If the Seller delivers the 2015 Tax Opinion to the Buyer before the 2015 Tax Holdback Date then the Buyer shall pay to the Seller such part of the Tax Holdback Sum as is due to be paid in accordance with this Schedule 10 (ignoring this paragraph) to the Seller as soon as practicable thereafter by electronic funds transfer to the Nominated Account.

17.3
If the Seller does not deliver the 2015 Tax Opinion to the Buyer before the 2015 Tax Holdback Date then the Buyer shall be entitled pay to the relevant Indian tax authority in Indian rupees the 2015 Tax Holdback Sum from the consideration payable to the Seller for the 2015 Sale Shares.

17.4
Any Tax Holdback Sum remaining after the payment in clause 17.3 (“Excess Tax Holdback Sum”) shall be retained by the Buyer pending written confirmation from the relevant Indian tax authority as to what (if any) penalties are to be levied in respect of the payment of the amounts paid pursuant to clause 17.3.  If any such penalties are so levied then the Buyer shall settle such penalties from such Excess Tax Holdback Sum, paying any remaining Excess Tax Holdback Sum following such settlement to the Seller as soon as practicable thereafter by electronic funds transfer to the Nominated Account.

Part 2

The figures in columns 2, 3, 5 and 6 are expressed in US Dollars.

	2	3	4	5	6
	2015 EBITDA	2011-2015 Cumulative EBITDA	EBITDA Multiple	EBITDA Multiple Valuation	Minority Interest Payout
1	2,526,400	6,594,403			Nil

2	5,052,800	13,188,806			Nil

3	7,579,200	19,783,208			Nil

4	7,831,840	20,442,649	5.0	39,159,200	19,188,008

5	10,105,600	26,377,611	5.0	50,528,000	24,758,720

6	12,632,000	32,972,014	5.0	63,160,000	30,948,400

7	15,158,400	39,566,417	5.0	75,792,000	37,138,080

8	17,684,800	46,160,819	5.0	88,424,000	43,327,760

9	20,211,200	52,755,222	5.0	101,056,000	49,517,440

10	22,737,600	59,349,625	5.0	113,688,000	55,707,120

11	25,264,000	65,944,028	5.0	126,320,000	61,896,800

12	27,790,400	72,538,430	5.0	138,952,000	68,086,480

13	30,316,800	79,132,833	5.0	151,584,000	74,276,160

14	32,843,200	85,727,236	5.0	164,216,000	80,465,840

15	35,369,600	92,321,639	5.0	176,848,000	86,655,520

16	37,896,000	98,916,042	5.0	189,480,000	92,845,200

17	40,422,400	105,510,444	5.0	202,112,000	99,034,880

2	3	4	5	6
2015 EBITDA	2011-2015 Cumulative EBITDA	EBITDA Multiple	EBITDA Multiple Valuation	Minority Interest Payout
18	42,948,800	112,104,847	5.0	214,744,000	105,224,560

19	45,475,200	118,699,250	5.0	227,376,000	111,414,240

20	48,001,600	125,293,653	5.0	240,008,000	117,603,920

21	50,528,000	131,888,055	5.0	252,640,000	123,793,600

Part 3

1	2015 EBITDA and Cumulative EBITDA shall be calculated in accordance with this part 3 and the Independent Accountants shall (if necessary) be so instructed.

2	Subject to the detailed provisions set out in this Part 3, 2015 EBITDA and Cumulative EBITDA shall be calculated in accordance with Current India GAAP.

3	2015 EBITDA and Cumulative EBITDA shall be ascertained in accordance with the pro forma profit and loss account set out in Part 4 of this Schedule.

Part 4

ZENARA PHARMA LIMITED

PROFIT AND PROFIT ACCOUNT

PERIOD FROM
	£	£
TURNOVER

Cost of sales
Purchases
Material testing expenses
Consultancy fees
0
GROSS PROFIT
Administrative expenses (see note below)

OPERATING PROFIT

Interest receivable
Interest payable and similar charges

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

Tax on PROFIT on ordinary activities

PROFIT FOR THE FINANCIAL PERIOD

Balance brought forward

Balance carried forward

ADMINISTRATIVE EXPENSES	£	£
Personnel costs
Directors fees
Directors national insurance contributions
Wages and salaries
Employers national insurance contributions

General expenses
Travel and subsistence
Telephone
Regulatory expenses
Website and computer costs
Sundry expenses
Late filing penalty

Entertaining
Legal and professional fees
Serviced office expenses
Accountancy fees
Depreciation

Financial costs
Bank charges
Foreign currency gains/losses

Part 5

1	The Buyer undertakes to the Seller that until the 2015 Closing Date:

1.1
the Buyer shall use its reasonable endeavours to procure that nothing shall be done or omitted to be done between any Group Company and the Buyer or any member of Cambrex’s Group the principal aim of which would be artificially to reduce the profitability of any Group Company in the EBITDA Period;

1.2	the Buyer shall use its reasonable endeavours to procure that except with the prior written consent of the Seller’s Representative (such consent not to be unreasonably withheld or delayed):

(a)	No Group Company shall dispose of or cease to carry on any material part of its business except in circumstances where that Group Company is insolvent; and

(b)
the Buyer shall not carry out or omit to carry out any act if the consequence or effect of that act or omission would be to affect materially and adversely the ability of a Group Company effectively and promptly to carry out its contracts and obligations and freely carry on its business;

1.3
the Buyer shall use its reasonable endeavours to promote and support the businesses and interests of the Group Companies, shall act in good faith towards the interests of the Seller under this Agreement and in particular under this Schedule, shall not do any act or thing with a view to or having the effect of artificially reducing 2015 EBITDA or Cumulative EBITDA unless agreed to in writing between the Buyer and the Seller and, without limitation, shall procure (so far as it is within its power) that no Group Company shall:

(a)	enter into any contract or arrangement with the Buyer and/or any member of Cambrex’s Group other than on normal commercial terms; or

(b)	do anything whereby costs or income that should properly have arisen or been included in any period are accelerated or deferred so as to be included in an earlier or later period, respectively;

1.4	the Buyer shall ensure that for EBITDA purposes the current business of the Group is maintained as a separate profit centre (the “Nulife Profit Centre”) in its own right and in particular:

(a)
if the Buyer causes (directly or indirectly) the transfer of any contracts, products, services, business lines or resources (including, without limitation, equipment, technology, finance or facilities) out of or into the business operated by the Group;

(b)	if the Buyer causes (directly or indirectly) the transfer of any employee either from or to either of the Companies;

(c)	if any employee of either of the Companies is required, at the Buyer’s request, to devote more than 10% of his or her time to the business of a member of Cambrex’s Group in any period;

(d)
if any employee of Cambrex’s Group is required, at the Seller’s or either of the Companies’ request, to devote more than 10% of his or her time to the business of either of the Companies in any period (other than as envisaged by the Shareholders’ Agreement);

(e)
if it is proposed that Cambrex Resources be utilised or contribute to an opportunity or a project which will contribute to or be utilised for the material economic benefit of either of the Companies; or

(f)
if it is proposed that Zenara Resources be utilised or contribute to an opportunity or a project which will contribute to or be utilised for the material economic benefit of Cambrex or any member of Cambrex’s Group, the Buyer and Seller’s representative shall agree in advance and in writing as to what (if any) adjustment should be made to the EBITDA for the relevant EBITDA Years which are affected by any of the matters referred to in paragraphs (a), (b), (c), (d), (e) and (f) above.  Whenever possible, any arrangements relating to the matters referred to in paragraphs (a), (b), (c), (d), (e) and (f) above should be structured and documented in such a way as to comply with international transfer pricing rules as per OECD guidelines.  In no event will adjustments be made to EBITDA pursuant to the matters referred to in paragraphs (a), (b), (c) and (d) above unless mutually agreed between the Buyer and the Seller’s Representative in advance in writing and the Buyer and the Seller shall act in good faith towards each other.  In this paragraph:

“Cambrex Resource” means any employee or facility of any member of Cambrex’s Group (other than a Zenara Resource); and

“Zenara Resource” means Ashok Narasimhan, Arun Narayan, or such person or persons mentioned as a Zenara Resource in the Shareholders’ Agreement, or any other employee or facility of either or both of the Companies; and

1.5
apart from in the usual course of business, the Buyer shall ensure that (to the extent it is able to do so) no assets of Zenara India and Zenara UK are disposed of prior to the payment by the Buyer to the Seller of the amounts properly due to the Seller under this Agreement.

2
The Seller undertakes to the Buyer that, until the earlier of (1) the date on which the Buyer acquires all of the 2015 Sale Shares and (2) the 2015 Closing Date, that it shall use reasonable endeavours (so far as is within its power) to promote and support the businesses and interests of the Group Companies , shall act in good faith towards the interests of the Buyer and Cambrex under this Agreement, shall not do any act or thing with a view to or having the effect of artificially inflating 2015 EBITDA or Cumulative EBITDA and, without limitation, shall procure (so far as it is within its power) that no Group Company shall:

2.1	enter into any contract or arrangement other than on normal commercial terms; or

2.2	do anything whereby costs or income that should properly have arisen or been included in any period is accelerated or deferred so as to be included in an earlier or later period, respectively.

3	A Management Charge if charged to either Company will be charged on a bona fide arms length basis in accordance with OECD guidelines unless otherwise agreed in writing by the Seller’s Representative.

Part 6

1
On completion of the acquisition of the 2015 Sale Shares in accordance with this Schedule the Seller shall deliver to the Buyer or make available for collection by the Buyer or authorised representatives of the Buyer (to the extent not previously delivered or provided):

1.1	transfers in respect of the 2015 Sale Shares duly executed and completed in favour of the Buyer or as the Buyer may direct;

1.2
duly executed powers of attorney or other authorities under which any of the above transfers have been executed and certified copies of the minutes recording the resolution of the Board of Directors of the Seller authorising the sale of the 2015 Sale Shares held by the Seller and the execution of the transfers in respect of them;

1.3	all share certificates in respect of the 2015 Sale Shares (or an indemnity in a form approved by the Buyer in respect of any missing share certificate);

1.4	any other documents required to give a good title to, and to enable the Buyer or the Buyer’s nominees to become the registered holders of, the 2015 Sale Shares; and

1.5
in the case of the Seller, in relation to any director or officer of any Group Company appointed by the Seller, and so far as required by the Buyer, their Agreed Form written resignations of their offices acknowledging that they have no claim outstanding including for compensation for loss of office, redundancy and unfair dismissal and if the Buyer so requests, the Seller shall, so far as it has power to do so, concur with each Group Company in taking any action which the Buyer may consider necessary to preclude that person from making a complaint to or bringing proceedings before an employment tribunal or other court in respect of the termination of his directorship or other role as officer of a Group Company.

2
The Seller hereby appoints the Buyer as its lawful attorney for the purpose of signing any written resolution (or receiving notices of and attending and voting at all meetings) of the members of the Company from the 2015 Closing Date to the day on which the Buyer or its nominee is entered in the register of members of the Buyer as the holder of the 2015 Sale Shares.

Part 7

Tag along rights on a change of control

1
The provisions of paragraphs 2 to 6 below shall apply if, in one or a series of related transactions, the Buyer proposes to transfer any of the 2010 Sale Shares (“Proposed Transfer”) which would, if carried out, result in any person (“Proposed Buyer”), and any person Acting in Concert with the Proposed Buyer, acquiring a Controlling Interest in the relevant Group Company or Group Companies whose shares the Buyer proposes to transfer.

2
Before making a Proposed Transfer, the Buyer shall procure that the Proposed Buyer makes an offer (“Offer”) to the Seller to purchase all of the 2015 Sale Shares held by it in such of Zenara UK or Zenara India or both in which a Controlling Interest is being acquired by the Proposed Buyer for a consideration in cash per relevant 2015 Sale Share that is at least equal to the highest price per relevant 2010 Sale Share offered or paid by the Proposed Buyer, or any person Acting in Concert with the Buyer (“Specified Price”).

3
The Offer shall be given by written notice (“Offer Notice”), at least twenty one days (“Offer Period”) before the proposed sale date (“Sale Date”). To the extent not described in any accompanying documents, the Offer Notice shall set out:

3.1	the identity of the Proposed Buyer;

3.2	the purchase price and other terms and conditions of payment;

3.3	the Sale Date; and

3.4	the number of shares in Zenara UK or Zenara India or both (as appropriate) proposed to be purchased by the Proposed Buyer (Offer Shares).

4
If the Proposed Buyer fails to make the Offer to the Seller in accordance with paragraphs 2 and 3 above, the Buyer shall not be entitled to contract to sell any of the 2010 Sale Shares nor complete the Proposed Transfer and the Buyer and the Seller shall procure that the relevant Company shall not register any transfer of the 2010 Sale Shares purported to be effected in accordance with the Proposed Transfer.

5
If the Offer is accepted by the Seller within the Offer Period, the completion of the Proposed Transfer shall be conditional on completion of the purchase by the Proposed Buyer of all the 2015 Sale Shares in such of the Companies in which the Buyer is transferring a Controlling Interest.

6	For the purposes of the provisions of this Part 7 of Schedule 10 the following expressions shall have the following meanings:-

“Acting in Concert” has the meaning given to it in the City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended from time to time).

“Controlling Interest” means an interest in shares giving to the holder or holders control of the relevant Company within the meaning of section 1124 Corporation Tax Act 2010.

Part 8

Drag along

1
In the event that the Seller seeks to operate its drag along rights arising pursuant to paragraphs 8.2 and 10.2(b) or 15.1(a) of Part 1 of this Schedule 10 and the Seller wishes to transfer any of its interest in the 2015 Sale Shares to a bona fide arm's length purchaser (the “Proposed Purchaser”), the Seller may require the Buyer to sell and transfer all its 2010 Sale Shares to the Proposed Purchaser (or as the Proposed Purchaser directs) in accordance with the provisions of this Part 8 of Schedule 10 (“Drag Along Option”).

2
The Seller may exercise the Drag Along Option by giving written notice to that effect (“Drag Along Notice”) at any time before the transfer of the 2015 Sale Shares to the Proposed Purchaser. The Drag Along Notice shall specify:

(a)	that the Buyer is required to transfer all its 2010 Sale Shares (“Called Shares”);

(b)	the person to whom the Called Shares are to be transferred;

(c)
the consideration payable for the Called Shares which shall, for each Called Share, be a cash amount equal to the price per share in Zenara UK offered by the Proposed Purchaser for the 2015 Sale Shares in Zenara UK and the price per share in Zenara India offered by the Proposed Purchaser for the 2015 Sale Shares in Zenara India; and

(d)	the proposed date of the transfer.

3	Drag Along Notices cannot be served until:

(a)	in respect of the first tranche of the 2015 Sale Shares Purchase Price, at least 151 days after that tranche has become due and payable; and

(b)	in respect of any subsequent tranche of the 2015 Sale Shares Purchase Price, at least 61 days after that tranche has become due and payable.

4
A Drag Along Notice shall lapse if, for any reason, the Seller has not sold the 2015 Sale Shares to the Proposed Purchaser within 120 days of serving the Drag Along Notice.  Following the lapse of a Drag Along Notice, Cambrex may remedy any breach of its payment obligations by the payment of the outstanding instalment or instalments of the 2015 Sale Shares Purchase Price then due, all accrued interest and the Costs Contribution (defined below) and, in those circumstances, no further Drag Along Notices may be served unless there is a subsequent breach of Cambrex’s payment obligations in respect of the 2015 Sale Shares Purchase Price.  The Seller may serve further Drag Along Notices following a period of 120 days after the lapse of any particular Drag Along Notice (unless the Buyer has paid the outstanding instalment or instalments of the 2015 Sale Shares Purchase Price then due, all accrued interest, and the Costs Contribution, in connection with the proposed sale of the 2010 Sale Shares at that time).

In this paragraph 4 the following definition shall apply:

“Costs Contribution” means two thirds (2/3rds) of all the bona fide costs incurred by the Seller in connection with the exercise or proposed exercise by the Seller of any or all of its rights under this part 8 of Schedule 10 whether relating to 2010 Sale Shares alone or 2010 Sale Shares together with 2015 Sale Shares.

5	No Drag Along Notice shall require the Buyer to agree to any terms except those specifically set out in this Part 8.

6
Closing of the sale of the Called Shares (“Drag Along Closing”) shall take place on the Drag Along Closing Date. Drag Along Closing Date means the date proposed for the completion of the sale of the 2015 Sale Shares unless:

(a)	the Buyer and the Seller agree otherwise in which case the Drag Along Closing Date shall be the date agreed in writing by the Buyer and the Seller; or

(b)
that date is less than thirty days after the date on which the Drag Along Notice is served, in which case the Drag Along Closing Date shall be the thirtieth (30th) day after service of the Drag Along Notice.

7
Within thirty days of the Seller serving a Drag Along Notice on the Buyer, the Buyer shall deliver stock transfer forms for the Called Shares, together with the relevant share certificates (or a suitable indemnity for any lost share certificates) to the Seller, which shall hold them on trust for Cambrex pending the Drag Along Closing.

8	On the Drag Along Closing Date, the Seller shall pay to the Buyer, on behalf of the Proposed Purchaser, Buyer’s Sale Proceeds (defined below).

8.1	Any deferred consideration shall be paid to the parties in accordance with the provisions of this paragraph 8 mutatis mutandis.

8.2	Subject to clause 8.3 below, for the purposes of this clause 8, “Seller’s Relevant Proportion” shall mean:

(a)
in the event that no tranches of the 2015 Sale Shares Purchase Price have been paid by the Buyer to the Seller, the proportion that the 2015 Sale Shares bear to the entire issued share capital of the Companies as at the date of the 2015 Closing; and

(b)
in the event that one tranche of the 2015 Sale Shares Purchase Price has been paid by the Buyer to the Seller, the proportion referred to in sub-paragraph (a) above reduced by a factor of one-third (1/3); and

(c)
in the event that two tranches of the 2015 Sale Shares Purchase Price have been paid by the Buyer to the Seller, the proportion referred to in sub-paragraph (a) above reduced by a factor of two-thirds (2/3); and

(d)	in the event that three tranches of the 2015 Sale Shares Purchase Price have been paid by the Buyer to the Seller, the proportion shall be zero percent (0%).

8.3	In the event the provisions of paragraph 8.2 of Part 1 of Schedule 10 apply, the “Seller’s Relevant Proportion” shall mean:

(a)
in the event that no tranches of the 2015 Sale Shares Purchase Price have been paid by the Buyer to the Seller, the proportion that the 2015 Sale Shares bear to the entire issued equity share capital of the Companies as at the date of the 2015 Closing; and

(b)
in the event that one tranche of the 2015 Sale Shares Purchase Price have been paid by the Buyer to the Seller, the proportion referred to in sub-paragraph (a) above reduced by a factor of one-quarter (1/4); and

(c)
in the event that two tranches of the 2015 Sale Shares Purchase Price have been paid by the Buyer to the Seller, the proportion referred to in sub-paragraph (a) above reduced by a factor of two-quarters (2/4); and

(d)
in the event that three tranches of the 2015 Sale Shares Purchase Price have been paid by the Buyer to the Seller, the proportion referred to in sub-paragraph (a) above reduced by a factor of three-quarters (3/4); and

(e)	in the event that four tranches of the 2015 Sale Shares Purchase Price have been paid by the Buyer to the Seller, the proportion shall be zero percent (0%).

9
To the extent that the Proposed Purchaser has not, on the Drag Along Closing Date, put the Seller in funds to pay the consideration due pursuant to paragraph 8, the Buyer shall be entitled to the return of the stock transfer forms and share certificates (or suitable indemnity) for the relevant Called Shares and the Buyer shall have no further rights or obligations in respect of that proposed sale.

10
If a Drag Along Notice has been properly served and the Buyer can subsequently demonstrate it is ready, willing and able to make a payment of the outstanding instalments of the 2015 Share Sale Purchase Price then due for payment, all accrued interest and the costs referred to in paragraph 4 above but the Seller continues to operate its rights pursuant to this Part 8 of Schedule 10, the applicable interest rate for any due but unpaid tranches of the 2015 Sale Price shall revert to Cambrex’s Borrowing Rate.

11
The rights in this Part 8 of Schedule 10 shall not be enforceable against the Buyer if the Seller has been notified of a bona fide breach of the Warranties (as defined below) which are outstanding at the date the Seller seeks to exercise its rights pursuant to this Part 8 of Schedule 10 and all amounts that are due to the Seller at that time (other than in respect of the amounts disputed relating to any such bona fide breach of the Warranties given as at the date the Seller seeks to exercise its rights pursuant to this Part 8 of Schedule 10) have been paid by the Buyer to the Seller.

12
For the purpose of this paragraph, a “bona fide breach of the Warranties” has occurred if a barrister of not less than ten years’ call and qualified to practice in England, appointed by agreement between the Buyer and the Buyer or in default of agreement, appointed by the President for the time being of the Law Society of England and Wales, on the application of either the Seller or the Buyer, has provided a written opinion stating :

(a)	that at least on the balance of probabilities, one or more of the Warranties given as at the date of the 2015 Closing has been breached;

(b)	that such breach has not previously resulted in a claim that has been Settled or Resolved; and

(c)	the sum which in his view is the likely maximum amount of the quantum of damages for such breach of the Warranties, in so far as he is able to do so,

and the barrister so appointed shall act as an expert and not as an arbitrator, his decision shall be final and binding on the Seller and the Buyer and his costs shall borne as the barrister directs or in the absence of such direction be borne equally between the Seller and the Buyer.

13
If the Buyer does not, on Drag Along Closing, execute transfer(s) in respect of all of the Called Shares held by it, it shall be deemed to have irrevocably appointed any person nominated for the purpose by the Seller to be its agent and attorney to execute all necessary transfer(s) on its behalf, against receipt by the Seller (on trust for the Buyer) of the consideration payable for the Called Shares, to deliver such transfer(s) to the Proposed Purchaser (or as it may direct) as the holder thereof.  Failure to produce a share certificate shall not impede the registration of shares.

14	Net Proceeds are payable to the Buyer and Seller as follows:

(i)	the Buyer’s Sale Proceeds are payable to the Buyer; and

(ii)	the Seller’s Sale Proceeds shall be payable to the Seller.

In this paragraph 14 the following definitions shall apply:

“Buyer’s Sale Proceeds” means the Net Proceeds less the Seller’s Sale Proceeds;

“Deal Costs” means the bona fide costs incurred by the Seller in connection with the sale of the 2010 Sale Shares and 2015 Sale Shares sold or sought to be sold pursuant to this Part 8 of Schedule 10 apportioned as to one-third (1/3rd) to the Seller and two-thirds (2/3rds) to the Buyer;

“Gross Proceeds” means the gross amount of the sale proceeds received by the Seller from the Proposed Purchaser for the 2010 Sale Shares and the 2015 Sale Shares sold to the Proposed Purchaser;

“Net Proceeds” means the Gross Proceeds less the Deal Costs; and

“Seller’s Sale Proceeds” means the Net Proceeds apportioned in the Seller’s Relevant Proportion together with any unpaid interest that is due to the Seller under this Schedule 10.

Schedule 11

Closing Accounts

Proforma Balance Sheet

US$
Zenara India

(A) = Current Assets:

(B) = Current Liabilities:

(C) = (A) – (B) Net Working Capital:

Zenara UK

(D) = Current Assets:

(E) = Current Liabilities:

(F) = (D) - (E) net Working Capital:

(G) = (C) + (F) Total net Working Capital:

(H) Target Working Capital:	Note: Target Working Capital is defined in the Shareholders’ Agreement

(I) = (G) – (H) Excess/(Shortfall):

SIGNED as a deed by MICHAEL ZACHARA	)
duly authorised for and on behalf of	)
CAMBREX CORPORATION	)
)

………………………………..
Vice President, General Counsel and Secretary

In the presence of:

………………………………..

SIGNATURE OF WITNESS

………………………………..

NAME OF WITNESS

………………………………..

………………………………..

………………………………..

………………………………..

ADDRESS OF WITNESS

SIGNED as a deed on behalf of	)
CAMZENA HOLDINGS LIMITED	)
a company incorporated in Mauritius,	)
by MICHAEL ZACHARA	)
being a person who, in accordance	)
with the laws of that territory, is acting	)
under the authority of the company	)

………………………………..
Director

In the presence of:

………………………………..

SIGNATURE OF WITNESS

………………………………..

NAME OF WITNESS

………………………………..

………………………………..

………………………………..

………………………………..

ADDRESS OF WITNESS

SIGNED as a deed on behalf of	)
NULIFE (CYPRUS) LIMITED	)
a company incorporated in Cyprus,	)
by,	)
being a person who, in accordance	)
with the laws of that territory, is acting	)
under the authority of the company	)

………………………………..
Director

In the presence of:

………………………………..

SIGNATURE OF WITNESS

………………………………..

NAME OF WITNESS

………………………………..

………………………………..

………………………………..

………………………………..

ADDRESS OF WITNESS

SIGNED as a deed by
ASHOK SRINIVASAN NARASIMHAN	………………………………..)

In the presence of:

………………………………..

SIGNATURE OF WITNESS

………………………………..

NAME OF WITNESS

………………………………..

………………………………..

………………………………..

………………………………..

ADDRESS OF WITNESS

SIGNED as a deed by
PRADIP KHODIDAS DHAMECHA
acting by his duly authorised attorney	………………………………..)

In the presence of:

………………………………..

SIGNATURE OF WITNESS

………………………………..

NAME OF WITNESS

………………………………..

………………………………..

………………………………..

………………………………..

ADDRESS OF WITNESS

SIGNED as a deed by	)
)
duly authorised for and on behalf of	)
ZENARA PHARMA LIMITED	)

……………………………………
Director

In the presence of:

………………………………..

SIGNATURE OF WITNESS

………………………………..

NAME OF WITNESS

………………………………..

………………………………..

………………………………..

………………………………..

ADDRESS OF WITNESS

SIGNED as a deed by	)
)
duly authorised for and on behalf of	)
ZENARA PHARMA PRIVATE LIMITED	)

……………………………………
Director

In the presence of:

………………………………..

SIGNATURE OF WITNESS

………………………………..

NAME OF WITNESS

………………………………..

………………………………..

………………………………..

………………………………..

ADDRESS OF WITNESS